     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 7, 1999.

                                            REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                          ABOVENET COMMUNICATIONS INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN OUR CHARTER)

            DELAWARE                           4813                          77-0424796
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                     50 W. SAN FERNANDO STREET, SUITE #1010
                           SAN JOSE, CALIFORNIA 95113
                                 (408) 367-6666
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                  SHERMAN TUAN
                            CHIEF EXECUTIVE OFFICER
                     50 W. SAN FERNANDO STREET, SUITE #1010
                           SAN JOSE, CALIFORNIA 95113
                                 (408) 367-6666
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

             CARLA S. NEWELL, ESQ.                            JORGE DEL CALVO, ESQ.
              BENNETT L. YEE, ESQ.                            STANTON D. WONG, ESQ.
             ALLISON M. WING, ESQ.                         GABRIELLA A. LOMBARDI, ESQ.
              TODD W. SMITH. ESQ.                          CHRISTINE F. NAKAGAWA, ESQ.
            GUNDERSON DETTMER STOUGH                      PILLSBURY MADISON & SUTRO LLP
      VILLENEUVE FRANKLIN & HACHIGIAN, LLP                     2550 HANOVER STREET
             155 CONSTITUTION DRIVE                            PALO ALTO, CA 94304
              MENLO PARK, CA 94025                                (650) 233-4500
                 (650) 321-2400

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]__________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]__________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
      TITLE OF EACH                                   PROPOSED MAXIMUM        PROPOSED MAXIMUM
CLASS OF SECURITIES TO BE       AMOUNT TO BE         OFFERING PRICE PER      AGGREGATE OFFERING          AMOUNT OF
       REGISTERED              REGISTERED(1)              SHARE(2)                PRICE(2)          REGISTRATION FEE(2)
-------------------------------------------------------------------------------------------------------------------------
Common stock, $0.001 par
  value..................     4,600,000 shares            $123.00               $565,800,000            $157,295.00
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

(1) Includes 600,000 shares of common stock that the Underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices for the common stock on the Nasdaq National Market on April 6, 1999.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED APRIL 7, 1999

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                4,000,000 SHARES
                                      LOGO
                          ABOVENET COMMUNICATIONS INC.

                                  COMMON STOCK
                              $          PER SHARE

--------------------------------------------------------------------------------

AboveNet Communications Inc. is offering 2,700,000 shares and the selling stockholders identified in this prospectus are offering 1,300,000 shares with this prospectus. AboveNet will not receive any proceeds from the sale of shares by the selling stockholders. This is a firm commitment underwriting.

The common stock is listed on the Nasdaq National Market under the symbol "ABOV." On April 6, 1999, the last reported sale price of the common stock on the Nasdaq National Market was $123.00 per share.

INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                                                PER SHARE      TOTAL
                                                ---------    ----------
Price to the public...........................   $           $
Underwriting discount.........................
Proceeds to AboveNet..........................
Proceeds to the selling stockholders..........

AboveNet has granted an over-allotment option to the underwriters. Under this option, the underwriters may elect to purchase a maximum of 600,000 additional shares from AboveNet within 30 days following the date of this prospectus to cover over-allotments.
--------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CIBC WORLD MARKETS
           LEHMAN BROTHERS
                        PAINEWEBBER INCORPORATED
                                   VOLPE BROWN WHELAN & COMPANY

               The date of this Prospectus is             , 1999

                               TABLE OF CONTENTS

                                                                PAGE
                                                              ---------
Prospectus Summary..........................................       4
Risk Factors................................................       7
Special Note Regarding Forward-Looking Statements...........      19
Use of Proceeds.............................................      20
Dividend Policy.............................................      20
Price Range of Common Stock.................................      20
Capitalization..............................................      21
Dilution....................................................      22
Selected Financial and Operating Data.......................      23
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................      24
Business....................................................      35
Management..................................................      51
Certain Transactions........................................      64
Principal and Selling Stockholders..........................      66
Description of Capital Stock................................      69
Shares Eligible for Future Sale.............................      72
Underwriting................................................      74
Legal Matters...............................................      76
Experts.....................................................      76
Change in Accountants.......................................      76
Additional Information......................................      76
Index to Financial Statements...............................     F-1

                      ------------------------------------

As used in this prospectus, the terms "we," "us," "our" and AboveNet mean AboveNet Communications Inc. and the term "common stock" means our common stock, $0.001 per share.

Our principal executive offices are located at 50 W. San Fernando Street, Suite #1010, San Jose, California 95113. Our telephone number is (408) 367-6666.

Unless otherwise stated herein, all information contained in this prospectus assumes no exercise of the overallotment option granted to the underwriters.

On March 29, 1999, we announced a 2 for 1 stock split of our common stock. The stock split will be effected through the issuance of a stock dividend and will entitle each stockholder of record on April 14, 1999, to receive one share for every outstanding share of common stock held by them on that date. The dividend is expected to be distributed to stockholders on May 7, 1999. All common share numbers in this prospectus do not reflect the stock split.

The underwriters are offering the shares subject to various conditions and may reject all or part of any order. The shares should be ready for delivery on or
about           ,1999 against payment in immediately available funds.

EtherValve is our registered trademark. Cabriolet and MRTG are our trademarks. We have applied for federal trademark registration for the following names:
AboveNet APS, ASAP, As-Ur-Here and Internet Service Exchange. All other trademarks, servicemarks or tradenames referred to in this prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

The summary highlights information contained in other parts of this prospectus, including "Risk Factors." It is not complete and may not contain all of the information that you should consider before investing in the shares. You should read the entire prospectus carefully.

                                  OUR COMPANY

AboveNet is a leading provider of facilities-based, managed services for customer-owned Web servers and related equipment, known as co-location, and high performance Internet connectivity solutions for electronic commerce and other business critical Internet operations. We have developed a network architecture based upon strategically located facilities. These facilities, known as Internet service exchanges, allow Internet content providers direct access to Internet service providers. We are establishing two campuses, one located on the West Coast and one located on the East Coast. Our West Coast campus is comprised of our two San Jose, California Internet service exchange facilities, one of which is under development. Our East Coast campus is comprised of our existing Vienna, Virginia Internet service exchange facility and our planned facilities in New York, New York and the Washington D.C. area. On March 31, 1999, we had 257 public and private data exchange connections, known as peering arrangements, including relationships with most major network providers. Our network architecture and extensive peering relationships are designed to reduce the number of network connections or "hops" for data traveling across the Internet. By having both Internet content providers and Internet service providers co-located at our Internet service exchanges we enable our Internet service provider customers to offer their users "one hop" connectivity, through our local area network, to the sites of the Internet content providers that are co-located at our facilities. As of March 31, 1999, we had 458 customers, including Internet content providers, Web hosting companies and Internet service providers.

The Internet has experienced tremendous growth and is emerging as a global medium for communications and commerce. Internet-based businesses and other enterprises need non-stop, high performance Internet operations that can handle the growth in their businesses and allow them to communicate and transact business globally over the Internet. However, many businesses that are seeking to establish these operations lack the resources and expertise to cost-effectively develop, maintain and enhance the necessary facilities and network systems. As a result, many businesses are seeking to outsource these functions to third party service providers to enhance their Web site reliability and performance, provide continuous operation of their Internet solutions, reduce related operating expenses and focus on their core businesses.

We design our solutions to be very flexible and to allow our customers to easily expand their use of our services as their Internet operations grow. We charge our customers based on how much space and bandwidth they use. This provides our customers with a flexible, cost-effective method to increase their Internet operations.

We design our services to enhance performance through a high speed network and we provide our customers with monitoring, notification and diagnostic services twenty-four hours a day, seven days a week. Our internally developed software monitors all of our direct and indirect network connections for delays in delivery of data packets and loss of data packets. This monitoring software allows our network engineers to enhance performance by rerouting data traffic as problems occur to avoid congested points. We also provide our customers with sophisticated monitoring, reporting and management tools that can be accessed by customers remotely from their own facilities to control their Internet operations. By providing a means to reduce the number of "hops" in the transmission of data, we believe that our network design can provide significant benefits to Internet service providers and their users as they seek to gain fast, reliable access to the sites of Internet content providers.

Our objective is to become the leading global provider of co-location and high performance Internet connectivity for Internet content providers, Web hosting companies and Internet service providers that require high-bandwidth, business critical Internet operations. To achieve this objective, we intend to do the following:

  - Increase awareness of the AboveNet name on a global basis.

  - Expand our customer base through increased sales and marketing efforts and establish relationships with channel partners.

  - Expand our global Internet service exchange network by connecting centralized facilities in key domestic and international locations. As part of this strategy, in March 1999, we entered into strategic agreements to establish regional Internet service exchanges in Austria, Germany and the United Kingdom.

  - Leverage our Internet service exchange model to increase our customer base and to generate additional recurring monthly revenues.

  - Address the emerging requirements of Internet technologies such as audio and video streaming and voice over the Internet.

Our customers include AT&T Solutions, CNET Download.com, e-Media, LLC, Got.Net, IntelliChoice, Inc., iXL, Inc., KDD America, Netscape Communications Corporation (acquired by America Online, Inc.), RealNetworks, Inc., RemarQ Communities, Inc. (formerly named Supernews, Inc.), WebMD, Inc. and The Web Zone, Inc. Our customer base increased from 221 at March 31, 1998, to 278 at June 30, 1998, to 316 at September 30, 1998, to 382 at December 31, 1998 to 458 at March 31, 1999.

                                  THE OFFERING

Common stock offered by AboveNet........     2,700,000 shares

Common stock offered by the selling
stockholders............................     1,300,000 shares

Common stock to be outstanding after the
offering................................     16,322,599 shares

Use of proceeds.........................     For capital expenditures related to
                                             the build out of ISX facilities and
                                             increasing network capacity,
                                             potential strategic investments,
                                             working capital and general
                                             corporate purposes. See "Use of
                                             Proceeds."

Nasdaq National Market symbol...........     ABOV
-------------------------
The number of shares outstanding is based on shares outstanding as of December 31, 1998 and, excludes:

 - 1,897,124 shares of common stock issuable upon exercise of options outstanding under our 1996 and 1997 Stock Option Plans and non-plan options at a weighted average exercise price of $4.50 per share and 1,555,127 shares of common stock reserved for issuance under our 1998 Stock Incentive Plan. From December 31, 1998 through March 31, 1999, we issued options to purchase 237,150 shares of common stock;

 - 172,658 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $8.76 per share; and

 - 156,250 shares of common stock reserved for issuance under our 1998 Employee Stock Purchase Plan.

                       SUMMARY FINANCIAL AND OPERATING DATA
                (In thousands, except per share and customer data)

                                     PERIOD FROM                           SIX MONTHS ENDED
                                    MARCH 8, 1996    YEAR ENDED JUNE 30,     DECEMBER 31,
                                    (INCEPTION) TO   -------------------   -----------------
                                    JUNE 30, 1996      1997       1998      1997      1998
                                    --------------   --------   --------   -------   -------
STATEMENT OF OPERATIONS DATA:
Revenues..........................      $   79       $   552    $ 3,436    $ 1,105   $ 4,446
Loss from operations..............         (78)       (1,804)    (5,327)    (1,150)   (8,333)
Net loss..........................      $  (78)      $(1,803)   $(5,425)   $(1,266)  $(8,543)
                                        ======       =======    =======    =======   =======
Basic and diluted loss per
  share...........................      $(0.62)      $ (9.17)   $(20.68)   $ (5.91)  $ (4.50)
                                        ======       =======    =======    =======   =======
Shares used in basic and diluted
  loss per share..................         125           197        262        214     1,897

OTHER OPERATING DATA:
Capital expenditures..............      $  101       $   850    $ 4,145    $   298   $20,075
Number of customers at period
  end.............................          10           110        278        178       382

                                                                DECEMBER 31, 1998
                                                              ----------------------
                                                              ACTUAL     AS ADJUSTED
                                                              -------    -----------
BALANCE SHEET DATA:
Cash and equivalents........................................  $67,904     $380,939
Working capital.............................................   58,724      371,759
Total assets................................................   95,732      408,767
Long-term obligations, net of current portion...............    6,500        6,500
Total stockholders' equity..................................   76,869      389,904

     The "as adjusted" numbers in the table above give effect to our receipt of the net proceeds from the sale of 2,700,000 shares of common stock by us at an assumed public offering price of $123.00 per share, after deducting the estimated underwriting discount and estimated offering expenses payable by us. Capital expenditures in the table above represent purchases of property and equipment, including non-cash transactions such as the acquisition of equipment under capital leases. See Notes 1 and 7 of Notes to Financial Statements for an explanation of the method used to determine the number of shares used to compute basic and diluted loss per share.

                                  RISK FACTORS

You should carefully consider the following factors and other information in this prospectus before deciding to invest in the shares. The risks and uncertainties described below may not be the only ones we face. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected. In this event, the trading price of our common stock could decline, and you may lose all or part of your investment. Please see the "Special Note Regarding Forward-Looking Statements" on page 18 of this prospectus.

BECAUSE WE HAVE A LIMITED OPERATING HISTORY, OUR BUSINESS IS DIFFICULT TO
EVALUATE

We were incorporated in March 1996 and began offering our co-location and Internet connectivity services to content providers through our first facility in July 1996. We introduced our co-location and Internet connectivity services to Internet service providers in August 1997 and began operating our second Internet service exchange facility in Vienna, Virginia, in July 1998. Accordingly, we have a limited operating history, and we face all of the risks and uncertainties encountered by early-stage companies. Also, because we have a limited operating history, our past results may not be meaningful and you should not rely on them as indicators of our future performance. In addition, our prospects must be considered in light of the risks, expenses and difficulties associated with the new and rapidly evolving market for co-location and Internet connectivity services. In sum, because of our limited history and the youth and inherent risks of our industry, predictions of our future performance are very difficult.

WE HAVE INCURRED SUBSTANTIAL LOSSES AND ANTICIPATE CONTINUING AND INCREASING LOSSES

Since our inception we have incurred substantial losses. We expect our losses to significantly increase as we make further investments. We experienced net losses of $1.8 million, $5.4 million and $8.5 million in fiscal years 1997 and 1998, and for the six months ended December 31, 1998. As of December 31, 1998, we had an accumulated deficit of $15.8 million. Our losses are expected to increase as we intend to:

  - substantially increase our sales and marketing activities;

  - establish additional Internet service exchange facilities in San Jose, California, New York, New York, and the Washington D.C. area;

  - purchase additional rights to use capacity on fiber optic cable systems;

  - establish joint ventures with foreign entities developing international Internet service exchanges; and

  - expand our global network through purchases of long-term capacity and related equipment.

We face significant challenges before we can become profitable. These challenges include our ability to:

  - increase our customer base and maintain existing customer relationships;

  - expand domestically and internationally;

  - provide scalable, reliable and cost-effective services;

  - develop our infrastructure to accommodate expanded and new facilities, additional customers and the increase of our network capacity;

  - expand our channels of distribution;

  - effectively establish our brand name;

  - retain and motivate qualified personnel; and

  - continue to respond to competitive developments.

Although we have experienced significant growth in revenues in recent periods, we do not believe that this growth rate is necessarily a good indication of future operating results. We might not ever achieve or sustain profitability. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for more detailed information concerning our losses and other operating results.

OUR BUSINESS WILL SUFFER IF WE DO NOT EXPAND AND MAINTAIN OUR CUSTOMER BASE

Our success depends on the continued growth of our customer base and the retention of our customers. Our ability to attract new customers depends on a variety of factors, including:

  - the willingness of businesses to outsource their Internet operations;

  - the reliability and cost-effectiveness of our services; and

  - our ability to effectively market such services.

To attract new customers we intend to significantly increase our sales and marketing expenditures. However, our efforts might not result in more sales as a result of the following factors:

  - we may be unsuccessful in implementing our marketing strategies;

  - we may be unsuccessful in hiring a sufficient number of qualified sales and marketing personnel; and

  - any implemented strategies might not result in increased sales.

Our marketing efforts include developing relationships with hardware providers, system integrators, value added resellers and Web hosting companies. We may limit our ability to increase revenues if we fail to develop these relationships.

In the past, we have lost customers to other service providers for various reasons, including lower prices and other incentives offered by competitors that we do not match. Our customers might terminate or decide not to renew their commitments to use our services. A majority of our customer contracts are cancelable on 30 days notice.

WE EXPECT OUR OPERATING RESULTS TO FLUCTUATE

We have experienced significant fluctuations in our operating results from quarter to quarter. As a result of these fluctuations, period-to-period comparison of our operating results is not necessarily meaningful and should not be relied upon as an indicator of future performance. We expect our future operating results to fluctuate. Factors that are likely to cause these fluctuations include:

  - demand for and market acceptance of our services;

  - capacity utilization of our Internet service exchange facilities;

  - fluctuations in data communications and telecommunications costs;

  - customer retention;

  - the timing and magnitude of capital expenditures;

  - costs relating to the expansion of operations;

  - expansion of existing facilities and completion of new facilities;

  - fluctuations in bandwidth used by customers;

  - introductions of new services or enhancements by us and our competitors;

  - the timing of customer installations and related payments;

  - the ability to maintain or increase peering relationships;

  - provisions for customer discounts and credits;

  - changes in our pricing policies and those of our competitors;

  - changes in regulatory laws and policies;

  - economic conditions, particularly those related to the Internet industry;

  - difficulties in collecting accounts receivable, particularly because many of our customers are in an emerging stage;

  - compensation costs related to certain option grants and warrants; and

  - decreased revenues during the summer months and other seasonal effects on sales.

In addition, a relatively large portion of our expenses are fixed in the short-term, particularly with respect to data communications and telecommunications costs, depreciation, real estate and personnel. Our future operating results will be particularly sensitive to fluctuations in revenues because of these and other short-term fixed costs.

Our operating results in the future may fall below the expectations of securities analysts and investors. In this event, the trading price of our common stock will likely decrease significantly. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a more detailed analysis of our period-to-period results.

WE MAY FACE PROBLEMS IN CONNECTION WITH OUR EXPANSION PLANS

We are currently expanding our West Coast campus by developing an additional Internet service exchange facility in San Jose, California. In addition, we are planning to expand our East Coast campus by developing additional Internet service exchange facilities in New York, New York and in the Washington D.C. area. The successful expansion of these facilities will involve significant planning and resources. We may face problems in connection with our expansion plans and, as a result, these expansion plans may be delayed or never completed. We have not yet entered into a facility lease for our planned expansion in the Washington D.C. area. Please see "Business -- Facilities" for a more detailed description of our planned Internet service exchange facilities.

Our expansion plans will face many obstacles. In order to carry out our expansion plans, we must:

  - obtain the necessary permits and approvals;

  - enter into leases for proposed facilities;

  - pass the required inspections; and

  - hire the necessary contractors, builders, electricians, architects and designers.

Our expansion plans are subject to risks, such as:

  - construction delay;

  - cost estimation errors or overruns;

  - equipment and material delays or shortages;

  - inability to obtain necessary permits on a timely basis;

  - strain on management and diversion of our attention from day-to-day operations;

  - failure to timely hire the necessary employees, including management and sales personnel; and

  - failure to predict customer demand for new facilities.

In addition, our costs will increase as we expand. These increased costs include:

  - expenses associated with hiring;

  - training and managing new employees;

  - purchasing new equipment;

  - implementing power and redundancy systems;

  - implementing multiple data communications and telecommunications connections; and

  - leasing additional real estate and depreciation.

For a discussion of the risks associated with our needs for additional funding, please see the Risk Factor entitled "Additional funding may not be available if we need it."

WE HAVE A LONG SALES CYCLE

A customer's decision to purchase our services involves a significant commitment of resources. As a result, we have a long sales cycle. We also need to educate customers regarding the benefits of co-location and Internet connectivity services. We generally incur significant expenses in sales and marketing prior to getting customer commitments for our services. As a result, our inability to get customer commitments or delays due to the lengthy sales cycles could significantly harm our operating results.

WE DEPEND ON THIRD PARTIES TO ESTABLISH AND OPERATE INTERNATIONAL INTERNET SERVICE EXCHANGES

As part of our strategy, we plan to continue to make investments in joint ventures and foreign companies that are expected to develop regional Internet service exchange facilities in Europe and Asia and license our trademarks and technology to these entities. We do not expect to control or manage any of these foreign entities. As a result, we will be required to depend on the management of these foreign entities to successfully establish and operate these regional Internet service exchange facilities.

The ability of these foreign companies to successfully establish and operate Internet service exchange facilities is subject to a number of risks over which we will have little or no control. These risks include:

  - the inability to set up a data communications and telecommunications infrastructure in a cost-effective manner;

  - the inability to compete effectively in international markets; and

  - a potentially more rigorous set of laws within each foreign country.

These foreign companies are expected to operate under the AboveNet name. If these foreign companies are not successful, they could significantly damage our reputation and brand equity. Also, we have granted exclusive licenses in Austria, Germany and the United Kingdom and expect to do the same in other countries. Under the terms of the license agreements in those countries, the foreign companies have at least one year in which to meet their performance targets before they risk losing exclusivity in their territories. Because of these restrictions, if the foreign companies are not successful, we will not be able to enter those markets on our own or with other third parties for a significant period of time. For a description of our international Internet service exchanges, please see "Business -- International Internet Service Exchanges."

While our international sales are typically denominated in U.S. dollars, fluctuations in currency exchange rates could cause our services to become relatively more expensive to customers in a particular country, potentially leading to a reduction in sales to local customers.

WE FACE INTENSE COMPETITION FROM OTHER COMPANIES

Our business is intensely competitive. We expect to face additional competition from existing competitors and new market entrants in the future as there are few substantial barriers to entering the co-location service business. We must distinguish ourselves through the quality of our network performance, service offerings and brand name recognition. We may be unsuccessful in doing this. In addition, our business model of establishing centralized Internet service exchange facilities may not be widely adopted over the model established by other outsource providers who have developed and are continuing to develop numerous geographically dispersed facilities. We cannot be certain that we will have the resources or expertise to compete successfully in the future.

Some of our competitors have certain advantages over us. These advantages include:

  - substantially greater financial, technical and marketing resources;

  - larger customer bases;

  - longer operating histories;

  - greater name recognition; and

  - more established relationships in the industry.

Our competitors may be able to utilize these advantages to:

  - expand their offerings more quickly;

  - adapt to new or emerging technologies and changes in customer requirements more quickly;

  - take advantage of acquisitions and other opportunities more readily;

  - devote greater resources to the marketing and sale of their services; and

  - adopt more aggressive pricing and incentive policies.

In addition, some of our competitors have offered co-location services at prices lower than ours. Furthermore, some competitors offer incentives we do not match. These incentives include free start-up and domain name registration, periods of free service and low-priced Internet access. This and future price competition may have a material adverse effect on our business and operating results.

In addition, some competitors have entered into joint ventures, consortiums or consolidations to provide services competitive with our services. As a result, these competitors may be able to provide customers with additional benefits, including reduced communications costs, which could reduce the overall costs of their services relative to our services. We might not be able to offset the effects of those price reductions. We also believe that companies seeking co-location and Internet connectivity for their business critical Internet operations may use more than one company to provide this service. As a result, these customers would be able to more easily shift the amount of service and bandwidth usage from one provider to another. We may also face competition from our suppliers.

WE MAY NOT BE ABLE TO MANAGE OUR GROWTH EFFECTIVELY

Our operating results and financial condition could suffer if we do not effectively manage any growth that may occur. We have recently experienced a period of rapid growth with respect to the expansion of our Internet service exchange facilities and our customer base. To manage our growth effectively we must continue to:

  - expand our operating and financial procedures and controls;

  - replace or upgrade our operational, financial and management information systems;

  - attract, train, motivate, manage and retain key employees; and

  - increase substantially the size of our sales and marketing organization.

WE MAY NOT BE ABLE TO HIRE OR RETAIN THE KEY EMPLOYEES WE NEED

The market for highly qualified personnel is very competitive. Particularly, we are dependent on our ability to significantly increase the size of our sales and marketing organization. If we are unable to hire the key personnel we need, we may provide poor service and/or have difficulty signing up new customers.

In addition, we depend on the ability of a new management team to effectively execute our strategies. We recently hired many of our key employees. Between August and December 1998, we hired our Senior Vice President and Chief Financial Officer, our Vice President of Construction and Real Estate and our Vice President of Marketing. In December 1998, we also promoted an employee to Vice President of Sales. Our Vice President of Engineering joined us in February 1999. Because many members of our management team have worked together for a short period of time, we have to effectively integrate these managers into our operations.

We may lose some of our current key personnel and any loss may have an adverse effect on our business. It is important that we retain our Chief Executive Officer, Sherman Tuan, President and Chief Operating Officer, Warren J. Kaplan, Chief Technical Officer, David Rand, and Senior Vice President of Sales and Marketing, David Dembitz. Any of our officers or employees can quit at any time. We maintain a key man insurance policy in the amount of approximately $1.1 million on the life of Mr. Tuan, but not on any other executive officers. Also, all options to purchase common stock held by Mr. Kaplan vested upon the our initial public offering.

WE MUST MAINTAIN AND INCREASE PEERING RELATIONSHIPS

The Internet is comprised of network providers who operate their own networks and interconnect their networks at various public and private points. These interconnections are called peering arrangements. Our establishment and maintenance of peering relationships is necessary in order to effectively exchange traffic with Internet service providers without having to pay the higher costs of transit services and in order to maintain high network performance levels. These arrangements are not subject to regulation and are subject to changes in terms, conditions or costs. We may not be able to provide our customers with affordable services if we are unable to maintain and increase peering relationships with Internet service providers.

In addition, any increase in the costs associated with access to the Internet that we are unable to pass to our customers may affect our financial condition and operating results. We may have to spend more to maintain our relationships with Internet service providers to the point where it becomes necessary to find alternatives. These Internet service providers may increase their prices. In turn, we may be required to identify alternative methods to distribute our customers' content. These alternatives may not exist.

WE DEPEND ON THIRD PARTY SUPPLIERS

We depend on third parties to maintain and provide us key components for our network infrastructure. Our financial condition may suffer if the third parties we depend on to provide our network infrastructure either increase their cost to us or fail to maintain the operational integrity of their networks. We, and our customers, depend upon data communications and telecommunications providers, such as MCI WorldCom, Sprint, Pacific Bell, Teleport Communications Group, a subsidiary of AT&T, and WinStar Communications, Inc., to provide the data communications and/or telecommunications capacity we require. As a result, the service we provide our customers may be interrupted if our data communications and telecommunications providers' systems fail. If these systems fail, our reputation could be harmed or our customers could leave. In addition, MCI WorldCom is a current competitor of ours. Other data communications providers are potential competitors of ours.

Furthermore, some equipment we depend on is available only from limited sources because of the quantities and quality we demand. Currently, we order all of our routers from Cisco Systems, Inc. We believe we could find alternative sources to supply routers in the event routers from Cisco Systems were unavailable. However, we would need to train our personnel in the use of these alternative routers. This training could cause delay or interruption of our services.

We have purchased fiber optic cable capacity between the U.S. and the United Kingdom from Global Crossing Ltd. In March 1999, we entered into an agreement with Global Crossing to purchase fiber optic cable capacity between the U.S. and the Netherlands. This agreement is subject to us entering into an additional agreement with Global Crossing for fiber optic cable capacity connecting certain European cities. If the contemplated agreements are entered into we will be dependent on Global Crossing Ltd. for fiber connectivity to and within Europe.

OUR SYSTEMS OR OTHER SYSTEMS ON WHICH WE DEPEND MAY FAIL

Our customers depend on our ability to provide continuous service. As a result, if our service is interrupted, our reputation will be harmed and our customers may leave. Our systems and our customers' systems risk damage from numerous forces, including:

  - human error;

  - fire;

  - earthquakes;

  - floods;

  - power loss;

  - telecommunications failures; or

  - sabotage or vandalism.

In addition, our operations may be disrupted due to unannounced or unexpected changes in transmission protocols or other technology.

We may be subject to legal claims and be liable for losses suffered by our customers for disruption of service or damage to customer equipment. Our contracts with our customers attempt to eliminate our liability for consequential or punitive damages and for damage to customer equipment not caused by our gross negligence or willful acts. However, those provisions may not protect us from being held liable for those damages.

THE MARKET FOR CO-LOCATION AND INTERNET CONNECTIVITY SERVICES IS NEW AND MAY NOT GROW

The market for co-location and Internet connectivity services is new and evolving. As a result, our financial condition will be harmed if our market fails to develop, or develops more slowly than we expect. The growth of our market depends on several uncertain events or occurrences. These events or occurrences include:

  - the growth of the Internet as a global communication and commerce medium;

  - the willingness of businesses to co-locate their Internet operations; and

  - our ability to successfully and cost-effectively market our services to a sufficiently large number of customers.

Our business may also suffer if our services do not achieve widespread acceptance in this new market.

WE MUST BE ABLE TO EXPAND AND ADAPT OUR NETWORK INFRASTRUCTURE

We must continue to expand and adapt our network as the number of its users grow, as its users place increasing demands on it, and as requirements change. If we are unable to expand and adapt our network infrastructure, we may lose customers. We have had limited deployment of our services. Accordingly, it is difficult to determine if our network will be able to handle, connect and manage large numbers of users at high transmission speeds. We may not be able to provide our customers with the increasing levels of data transmission capacity that they may require for a number of reasons, such as our possible inability to raise the funds needed to develop the network infrastructure to maintain adequate data transmission speeds and the lack of additional network capacity from third-party suppliers. In addition, any future attempts we make to bolster our network may be delayed or cause further complications. We may encounter equipment or software incompatibility, among other things, if we upgrade our network to increase its capacity. This may cause delays in our attempts to expand or improve our services. For more detailed information regarding our network, please see "Business -- Network Architecture".

WE MAY FACE RISKS AND COSTS ASSOCIATED WITH POTENTIAL FUTURE ACQUISITIONS

The costs and risks we may face if we pursue acquisitions of key technologies or companies in the future may have an adverse impact on us. An acquisition may result in the use of significant amounts of cash, potentially dilutive issuances of equity securities, incurrence of debt or amortization expenses related to goodwill and other intangible assets. Any acquisitions we may engage in may involve numerous risks. These risks include:

  - difficulties in the assimilation of the operations, technologies, products and personnel of the acquired company;

  - the diversion of management's attention from other business concerns;

  - risks of entering markets in which we have no or limited direct prior experience; and

  - potential loss of key employees of the acquired company.

Our financial condition and operating results may be adversely affected if any acquisitions occur.

WE DEPEND ON THE GROWTH AND PERFORMANCE OF THE INTERNET

Our success will depend in large part on growth in the use of the Internet. The growth of the Internet is highly uncertain and depends on a variety of factors. These factors include security, reliability, cost, ease of access, quality of service and necessary increases in bandwidth availability. In addition, broad adoption of the Internet for most business applications will require the acceptance of a new medium of conducting business and exchanging information.

The recent growth in the use of the Internet has placed strain on the Internet. This increased use has required the upgrade of routers and switches, telecommunications links and other components forming the infrastructure of the Internet by Internet service providers and other organizations with links to the Internet. Any perceived weakening in the performance of the Internet could undermine the benefits of our services. The benefits of our services are ultimately dependent upon the speed and reliability of the networks operated by third parties. Consequently, the emergence and growth of our market is dependent on improvements being made to the entire Internet infrastructure to alleviate overloading and congestion.

WE MAY NOT BE ABLE TO KEEP PACE WITH RAPID TECHNOLOGICAL CHANGES OR EMERGING INDUSTRY STANDARDS

Our services will become relatively less useful to our customers if we are unable to respond to technological advances. Our future success depends, in part, on our ability to address the increasingly sophisticated and varied needs of our current and prospective customers. Keeping pace with technological advances in our industry may require substantial expenditures and lead time.

In addition, future advances in technology may harm our business. We may not be able to incorporate technology advances on a cost-effective or timely basis into our business. Future technological advances may also make our services unnecessary or less cost-effective for our customers. Also technological advances may encourage businesses to rely on in-house personnel and equipment to furnish the services we currently provide.

We currently intend to support emerging standards if they become established and our failure to conform to prevailing standards or the failure of a common standard to emerge could hurt our business.

WE FACE RISKS ASSOCIATED WITH THE SECURITY OF OUR SYSTEMS

Despite our design and implementation of a variety of network security measures, unauthorized access, computer viruses, accidental or intentional action and other disruptions could occur. In addition, we may incur significant costs to prevent breaches in security or to alleviate problems caused by such breaches. Any breaches that may occur could result in liability to us, loss of existing customers and the deterrence of future customers. We have been sued by a customer alleging that we negligently allowed the customer's consultant access to the customer's servers co-located at our San Jose facility. Please see "Business -- Legal Proceedings" for a more detailed description of this lawsuit.

WE OPERATE IN AN UNCERTAIN LEGAL LANDSCAPE

The adoption and interpretation of any future or currently existing regulations might have a negative impact on our business. The Internet and our market are relatively new. Many of the laws and regulations that govern us have yet to be interpreted or enforced. It is likely that in the future many new laws will take effect that will regulate the Internet and our industry. The applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. Current and future laws and regulations may:

  - decrease the growth of the Internet;

  - decrease demand for our services; and

  - impose taxes or other costly technical requirements or otherwise increase the cost of doing business.

We operate over the Internet in multiple states and foreign countries. In addition, we facilitate sales by our customers to end users located in many states and foreign jurisdictions. As a result, we are potentially subject to the laws and regulations of jurisdictions in which we are not qualified to do business. These jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each such state or foreign country, potentially subjecting us to additional taxes and lawsuits in these jurisdictions.

WE MAY FACE LIABILITY AND OTHER RISKS AS A RESULT OF INFORMATION DISSEMINATED THROUGH OUR NETWORK

The liability we may face as a result of information disseminated through our network could have a negative impact on our financial condition. The law relating to the liability of online services companies and Internet access providers for information carried on or disseminated through their networks is currently unsettled. It is possible that claims could be made against online services companies, co-location companies and Internet access providers under both United States and foreign law for defamation, negligence, copyright or trademark infringement or other legal theories. Content distributed by some of our current or future customers may be regulated or banned. As a result, we may lose some of our customers if their content is regulated. We have received letters from recipients of information transmitted by our customers objecting to the nature and content of the information. Several private lawsuits seeking to impose liability on online services companies and Internet access providers are currently pending. In addition, legislation has been recently passed and continues to be proposed that imposes liability for or prohibits the transmission over the Internet of certain types of information.

We may need to implement measures to reduce our exposure to this potential liability. These measures may require the expenditure of substantial resources. We also may need to discontinue certain service offerings. The increased attention focused upon liability issues as a result of these lawsuits, new laws and legislative proposals could impact the growth of Internet use. We carry general liability insurance, but it may not be adequate to compensate or may not cover us in the event we become liable for information carried on or disseminated through our networks.

In addition, some of our customers have sent unsolicited commercial e-mails from servers co-located at our facilities to massive numbers of people, typically to advertise products or services. This practice, known as "spamming," can lead to complaints against service providers that enable such activities, particularly where recipients view the materials received as offensive. Internet service providers and other online services companies might deny network access to us if undesired content or spamming were to be transmitted from servers co-located by us. The loss of these services could adversely affect our business and operating results.

THE PROTECTION OF OUR PROPRIETARY INFORMATION IS LIMITED

We have no patented technology. We rely on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect certain proprietary rights in our technology. The steps we have taken to protect our intellectual property may be insufficient. Our technology may be misappropriated or a third party may independently develop similar technologies. The laws of certain foreign countries may not protect our intellectual property rights to the same extent as do the laws of the U.S.

WE MAY BE ACCUSED OF INFRINGING THE PROPRIETARY RIGHTS OF OTHERS

Our business may be adversely affected by a claim that we are infringing the proprietary rights of others. We have not been notified that we infringe the proprietary rights of third parties. However, we might face claims of infringement in the future. Any claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause service delays or require us to enter into royalty or licensing agreements. Any royalty or licensing agreements required might not be available at all or on terms acceptable to us.

ADDITIONAL FUNDING MAY NOT BE AVAILABLE IF WE NEED IT

Our business may suffer if we require additional funding and are not able to obtain it. We expect to incur significant expenditures as part of our expansion plans. In March 1999, we entered into a commitment to pay $7.5 million for additional fiber optic capacity. This $7.5 million commitment is subject to us entering into an additional commitment to purchase fiber optic capacity connecting certain European cities, which commitment is expected to be approximately $11.0 million. We intend to enter into additional arrangements to secure fiber optic capacity for Europe, Asia and the Pacific Rim. These agreements may require us to make substantial up front payments for long-term capacity that could require us to seek additional debt or equity financing. In addition, we have investment commitments and plan to continue to make future investments in joint ventures and foreign companies to develop international Internet service exchanges. We believe that, following this offering, our cash reserves and available borrowings will be adequate to fund our operations for at least the next 12 months. However, we may require additional funds either during or after such 12 month period. Please see "Use of Proceeds."

Additional financing may not be available if required or may only be available on terms that are not favorable to us. If additional funds are raised through the issuance of equity securities, the percentage ownership of our stockholders could be significantly diluted. Any new equity securities may have rights, preferences or privileges senior to those of our stockholders. For a more detailed description of our capital commitments and resources, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes 4, 9 and 12 of Notes to Financial Statements.

WE FACE RISKS ASSOCIATED WITH THE YEAR 2000 COMPUTER PROBLEM

Although we have taken precautions, we may still encounter problems attributable to the Year 2000 issue. Many currently installed computer systems and software products are coded to accept only two digit dates. These systems will need to distinguish 21st century dates from 20th century dates. Any inability to do so could result in system failures or miscalculations causing disruptions of operations, including a temporary inability to process transactions, send invoices or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements.

We are in the process of establishing procedures for evaluating and managing the risks and costs associated with this problem. We believe our computer systems on a stand-alone basis are currently Year 2000 compliant. We cannot assure you that our computer systems are Year 2000 compliant.

We may face losses due to the failure of our customers or suppliers to ensure that their systems are Year 2000 compliant. Many of our customers' and suppliers' Internet operations may be impacted by Year 2000 complications. This impact may result in decreased Internet usage or the delay or inability to obtain necessary data communications and telecommunications capacity. These delays may have a direct effect on our operations.

WE ARE SUBJECT TO INFLUENCE FROM PRINCIPAL STOCKHOLDERS, EXECUTIVE OFFICERS AND DIRECTORS

Some of our stockholders own a large enough stake in us to have an influence on matters presented to the stockholders. Our executive officers, directors and greater than 5% stockholders (and their affiliates) will, in the aggregate, own approximately 25.5% of our outstanding common stock after this offering. If these parties acted in concert they could influence, among other things, the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. This concentration of ownership may delay or prevent a change in control, merger, consolidation, takeover or other business combination involving us. They may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us. As a result, this concentration of ownership may have an adverse effect on our value.

OUR STOCK PRICE IS VOLATILE

The market price of our stock has and is likely to experience extreme fluctuations in response to a number of factors. These factors include:

  - actual or anticipated variations in our results of operations;

  - announcements of technological innovations;

  - new services introduced by us or our competitors;

  - changes in financial estimates by security analysts;

  - conditions and trends in the Internet industry;

  - general market conditions; and

  - potential volatility due to the increase in the number of publicly traded shares in connection with this offering.

The Nasdaq National Market has experienced extreme price and volume fluctuations, as have other stock markets. For example, from December 10, 1998, the date of the initial public offering of our common stock, through March 31, 1999, our stock price rose from $13.00 per share to $130.88 and has on many days fluctuated more than 10%. Similar market fluctuations have particularly affected the market prices of equity securities of many technology companies. The effects on the stock prices of these companies have often been unrelated or disproportionate to the operating performance of these companies. The trading prices of many technology companies' stocks are at or near historical highs and reflect valuations substantially above historical levels. These trading prices and valuations may fall significantly. In addition, these broad market factors may adversely affect the market price of our common stock. Our stock price may also be adversely affected by general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations. Class action litigation has often been instituted following periods of volatility in the market price of a company's securities. We would be adversely affected if such litigation were brought against us.

THIS OFFERING WILL BENEFIT SOME OF OUR EXISTING STOCKHOLDERS

The selling stockholders will receive substantial proceeds from selling their shares of common stock in this offering. We will pay the offering expenses of the selling stockholders in this offering other than the underwriting discount. At an assumed offering price of $123.00 per share, the net proceeds to the selling stockholders, most of whom are our affiliates, will be approximately $151.1 million.

In addition, as a result of this offering, the pro forma net tangible book value per share to existing stockholders will immediately increase and the net tangible book value per share to new investors will immediately be diluted.

WE HAVE BROAD DISCRETION AS TO USE OF PROCEEDS

We estimate the net proceeds of this offering to be approximately $313.0 million. We expect to use the net proceeds for capital expenditures related to the build-out of our facilities, increasing network capacity, potential strategic investments, working capital and general corporate purposes. However, we may change the allocation of these proceeds in response to economic or industry developments or changes. Our management can spend the proceeds from this offering in ways with which the stockholders may not agree. We cannot predict that such proceeds will be invested to yield a favorable return. See "Use of Proceeds."

WE HAVE ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS AND THERE ARE PROVISIONS OF DELAWARE LAW THAT COULD PREVENT OR DELAY A CHANGE IN CONTROL OF OUR COMPANY

Our certificate of incorporation, our bylaws and Delaware law contain provisions that could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. Such provisions include:

  - authorizing the issuance of up to 5,000,000 shares of "blank check" preferred stock;

  - providing for a classified board of directors with staggered, three year terms; and

  - prohibiting certain stockholder action by written consent.

We are currently considering other anti-takeover measures, including a stockholders' rights plan. Please see "Description of Capital Stock" for a more complete discussion of these matters.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE NET TANGIBLE BOOK VALUE OF THE STOCK YOUR PURCHASE

The assumed public offering price is substantially higher than the net tangible book value per outstanding share of common stock. Purchasers of our common stock will incur immediate and substantial dilution of $99.07 per share in the net tangible book value of our common stock from the assumed public offering price of $123.00. Additional dilution will occur upon the exercise of outstanding options.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions and other statements contained in this prospectus that are not statements of historical fact. You can identify these statements by words such as "may," "will," "should," "estimates," "predicts," "potential," "continue," "strategy," "believes," "anticipates," "plans," "expects," "intends" and similar expressions. We cannot guarantee future results, levels of activity, performance or achievements. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a discrepancy include those discussed in "Risk Factors" and elsewhere in this prospectus.

                                USE OF PROCEEDS

The net proceeds from the sale of the 2,700,000 shares of common stock offered by us will be approximately $313.0 million assuming a public offering price of $123.00 per share and after deducting the estimated underwriting discount and estimated offering expenses payable by us. We will not receive any proceeds from the sale of shares by the selling stockholders.

We currently expect to use $56.0 million to $72.0 million of the net proceeds of this offering for capital expenditures associated with our planned expansion of our West and East Coast campuses. We also expect to use a significant amount of the net proceeds for the purchase of fiber optic capacity and related equipment. In addition, we intend to use a portion of the net proceeds for strategic investments in companies developing Internet service exchange facilities in Europe and Asia.

The balance of the net proceeds of this offering will be used for working capital and general corporate purposes. Although we may use a portion of the net proceeds for possible acquisitions of businesses or technologies that are complementary to our business, there are no current plans in this regard. We may, however, change the allocation of these proceeds in response to developments or changes that affect our business, our industry. Our management may spend the proceeds from this offering in ways with which the stockholders may not deem desirable. Pending use of the net proceeds for the above purposes, we plan to invest such funds in short-term, investment grade, interest-bearing securities. We cannot predict that the proceeds will be invested to yield a favorable return.

                                DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our debt facilities contain restrictive covenants that limit our ability to pay cash dividends without the prior written consent of the lender.

                          PRICE RANGE OF COMMON STOCK

Our common stock began trading publicly on the Nasdaq National Market on December 10, 1998 and is traded under the symbol "ABOV." The following table shows the high and low per share closing prices of our common stock, as reported by the Nasdaq National Market for the periods indicated.

                                                                HIGH       LOW
                                                              --------   -------
1998
  Second Fiscal Quarter (beginning December 10, 1998).......  $ 25.75    $ 12.13

1999
  Third Fiscal Quarter......................................  $131.88    $ 19.44
  Fourth Fiscal Quarter (through April 6, 1999).............  $130.88    $118.00

On April 6, 1999, the closing price of our common stock on the Nasdaq National Market was $123.00 per share, and on March 31, 1999 there were approximately 147 holders of record of the common stock.

                                 CAPITALIZATION

The following table sets forth the following information as of December 31, 1998:

  - our actual capitalization; and

  - our "as adjusted" capitalization that gives effect to the sale of 2,700,000 shares of common stock at an assumed public offering price $123.00 per share in this offering, less the estimated underwriting discount and our estimated offering expenses.

                                                                 DECEMBER 31, 1998
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
                                                                  (in thousands)
Long term obligations, less current portion.................  $  6,500     $  6,500
Stockholders' equity:
  Preferred stock, $0.001 par value; 5,000,000 shares
     authorized; no shares issued and outstanding, actual
     and as adjusted........................................        --           --
  Common stock, $0.001 par value; 60,000,000 shares
     authorized, 13,593,956 shares issued and outstanding,
     actual; 16,293,956 shares issued and outstanding, as
     adjusted...............................................    89,327      402,362
  Common stock options......................................     3,467        3,467
  Deferred stock compensation...............................       (77)         (77)
  Accumulated deficit.......................................   (15,848)     (15,848)
                                                              --------     --------
          Total stockholders' equity........................    76,869      389,904
                                                              --------     --------
          Total capitalization..............................  $ 83,369     $396,404
                                                              ========     ========

The number of outstanding shares of common stock excludes:

  - 1,897,124 shares of common stock issuable upon exercise of options outstanding under our 1996, 1997 and 1998 Stock Option Plans and non-plan options at a weighted average price of $4.50;

  - 172,658 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $8.76 per share;

  - 1,555,127 shares of common stock reserved for future issuance under our 1998 Stock Option Plan; and

  - 156,250 shares of common stock reserved for future issuance under our 1998 Employee Stock Purchase Plan.

                                    DILUTION

The net tangible book value of our common stock as of December 31, 1998, was $76.9 million, or approximately $5.65 per share. "Net tangible book value" per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Dilution in the net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of common stock immediately afterwards. After giving effect to the sale of 2,700,000 shares of common stock offered by this prospectus and after deducting the estimated underwriting discount and our estimated offering expenses, our net tangible book value would have been $389.9 million, or approximately $23.93 per share. This represents an immediate increase in net tangible book value of $18.28 per share to existing stockholders and an immediate dilution in net tangible book value of $99.07 per share to new investors. The following table illustrates this per share dilution:

Public offering price per share.............................            $123.00
                                                                        -------
  Net tangible book value per share as of December 31,
     1998...................................................  $ 5.65
                                                              ------
  Increase in net tangible book value per share attributable
     to the offering........................................   18.28
                                                              ------
Net tangible book value per share after giving effect to the
  offering..................................................              23.93
                                                                        -------
Net tangible book value dilution per share to new investors
  in the offering...........................................            $ 99.07
                                                                        =======

This table excludes all options and warrants that were outstanding as of December 31, 1998. See Notes 6 and 12 of Notes to Financial Statements. The exercise of the outstanding options and warrants having an exercise price less than the offering price would increase the dilutive effect to new investors.

                     SELECTED FINANCIAL AND OPERATING DATA

This section presents historical financial data of AboveNet Communications Inc. You should read carefully the financial statements included in this prospectus, including the notes to the financial statements. The selected data in this section is not intended to replace the financial statements.

We derived the statement of operations data for the period from March 8, 1996 (inception) to June 30, 1996 and the years ended June 30, 1997 and 1998 and balance sheet data as of June 30, 1997 and 1998 from the audited financial statements included in this prospectus. Those financial statements were audited by Deloitte & Touche LLP, our independent auditors. We derived the balance sheet data as of June 30, 1996 from unaudited financial statements that are not included in this prospectus. We derived the statement of operations data for the six months ended December 31, 1997 and 1998 and balance sheet data as of December 31, 1998 from the unaudited financial statements included in this prospectus. We believe that the unaudited historical financial statements contain all adjustments needed to present fairly the information included in those statements, and that the adjustments made consist only of recurring adjustments.

                                                                                                  SIX MONTHS
                                                        PERIOD FROM                                  ENDED
                                                       MARCH 8, 1996    YEAR ENDED JUNE 30,      DECEMBER 31,
                                                       (INCEPTION) TO   --------------------   -----------------
                                                       JUNE 30, 1996      1997        1998      1997      1998
                                                       --------------   --------    --------   -------   -------
                                                          (In thousands, except per share and customer data)
STATEMENT OF OPERATIONS DATA:
  Revenues...........................................      $   79       $   552     $ 3,436    $ 1,105   $ 4,446
                                                           ------       -------     -------    -------   -------
  Costs and expenses:
    Data communications and telecommunications.......          --           559       2,200        629     2,830
    Network operations...............................          20           417       1,572        444     2,023
    Sales and marketing..............................          19           382       1,618        475     3,493
    General and administrative.......................          66           434       1,621        476     2,061
    Depreciation and amortization....................          52           133         476        182     1,203
    Stock-based compensation expense.................          --            --       1,276         49     1,169
    Joint venture termination fee....................          --           431          --         --        --
                                                           ------       -------     -------    -------   -------
  Total costs and expenses...........................         157         2,356       8,763      2,255    12,779
                                                           ------       -------     -------    -------   -------
  Loss from operations...............................         (78)       (1,804)     (5,327)    (1,150)   (8,333)
  Interest expense...................................          --            (7)       (161)      (126)     (493)
  Interest income....................................          --             8          63         10       283
                                                           ------       -------     -------    -------   -------
  Net loss...........................................      $  (78)      $(1,803)    $(5,425)   $(1,266)  $(8,543)
                                                           ======       =======     =======    =======   =======
  Basic and diluted loss per share...................      $(0.62)      $ (9.17)    $(20.68)   $ (5.91)  $ (4.50)
                                                           ======       =======     =======    =======   =======
  Shares used in basic and diluted loss per share....         125           197         262        214     1,897
OTHER OPERATING DATA:
  Capital expenditures...............................      $  101       $   850     $ 4,145    $   298   $20,075
  Number of customers at period end..................          10           110         278        178       382

                                                                      JUNE 30,
                                                            -----------------------------    DECEMBER 31,
                                                             1996       1997       1998          1998
                                                            -------    -------    -------    ------------
                                                                           (in thousands)
BALANCE SHEET DATA:
  Cash and equivalents..................................     $ 89      $  331     $ 8,141      $67,904
  Working capital (deficit).............................       88        (946)      5,061       58,724
  Total assets..........................................      151       1,171      13,693       95,732
  Long-term obligations, net of current portion.........      210         116       9,325        6,500
  Total stockholders' equity (deficiency)...............      (73)       (262)        661       76,869

See Notes 1 and 7 of Notes to Financial Statements for an explanation of the method used to determine the number of shares used in computing basic and diluted loss per share. Capital expenditures in the table above represent purchases of property and equipment, including non-cash transactions such as the acquisition of equipment under capital lease.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read this together with the financial statements and other financial information included in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those indicated in the forward-looking statements. Please see the "Special Note Regarding Forward-Looking Statements" elsewhere in this prospectus. Our fiscal year ends on June 30. The fiscal year ended June 30, 1997 is referred to as fiscal 1997 and the fiscal year ended June 30, 1998 is referred to as fiscal 1998.

OVERVIEW

We are a leading provider of high performance, managed co-location and Internet connectivity solutions for electronic commerce and other business critical Internet operations. We were founded in March 1996 and, in July 1996, began providing co-location and Internet connectivity services to content providers at our San Jose, California facility. In August 1997, we expanded our service offerings to provide co-location and Internet connectivity services to Internet service providers, enabling the development of our Internet service exchange model. In July 1998, we opened our second Internet service exchange facility, located in Vienna, Virginia, and completed an expansion of our San Jose Internet service exchange facility. The San Jose facility currently has approximately 6,800 square feet of co-location space and the Vienna facility has approximately 12,000 square feet of co-location space.

We derive most of our revenues from bandwidth charges, with additional revenues generated from charges related to space requirements and one-time installation fees. Bandwidth and space requirement charges are billed on a monthly basis. Space requirement charges include access to our network, proprietary tools and management services. In most instances, we charge our customers for a set amount of bandwidth availability and charge incremental fees if the customer uses additional bandwidth. Our contracts range from month-to-month to multiple year commitments, a majority of which are cancelable on 30 days notice. Revenues relating to bandwidth usage and space requirement charges are generally recognized in the period in which the services are performed. Installation fees are recognized in the period of installation.

A significant component of our expenses relates to data communications and telecommunications costs. Data communications costs consist primarily of payments to network providers, such as MCI WorldCom, Sprint, Pacific Bell, Teleport Communications Group, a subsidiary of AT&T, and WinStar Communications, Inc. Telecommunications charges generally consist of one time fees for circuit installation and variable recurring circuit charges. Monthly circuit charges vary based upon circuit type, the distance the circuit spans and/or the circuit usage, as well as the term of the contract.

We intend to create a global Internet service exchange network by connecting centralized facilities in key domestic and international locations. As part of this strategy we have made and intend to continue to make strategic investments in joint ventures and foreign companies to develop Internet service exchanges in Europe and Asia. In March 1999, we made an aggregate investment of approximately $600,000 in foreign entities in Austria, Germany and the United Kingdom. These entities will establish regional Internet service exchanges in those markets. Under our agreements with these entities, we are required to invest an additional $1.9 million in the quarter ending June 30, 1999. We have committed to invest up to an additional $6.5 million in the aggregate in the German and United Kingdom entities. We will account for these investments under the equity method of accounting, which requires us to recognize our proportionate share of the net income or loss of these entities.

To further our global strategy, we entered into a series of agreements in December 1998 with Global Crossing Ltd. providing for the acquisition of a right to use capacity on a fiber optic cable system between the U.S. and the United Kingdom. The agreements, which have 25 year terms, provide for us to pay Global Crossing up to approximately $8.3 million for the capacity in installments during December 1998 and the third quarter of fiscal 1999. The capacity became available in March 1999. In the short term, we plan to resell all or a portion of the additional capacity. In March 1999, we entered into another agreement with Global Crossing for the acquisition of a right to use capacity on a fiber optic cable system between the U.S. and the Netherlands. The agreement commits us to pay $7.5 million in a series of installments through December 30, 1999. Any outstanding amounts will bear interest at the rate of 10.5% per year. Our commitment to pay the $7.5 million to Global Crossing is conditioned on us entering into another agreement with Global Crossing for the right to use capacity on a fiber optic cable system connecting certain European cities. If we enter into this contemplated agreement, we expect to pay up to $11 million for this capacity. We might not enter into the contemplated agreement on expected terms, or at all. We intend to enter into additional rights to use capacity on fiber optic cable systems or other types of arrangements to secure capacity for Europe, Asia and the Pacific Rim. These agreements may require us to make substantial up front payments for long-term capacity which could be a significant use of the proceeds of this offering. See Note 12 of Notes to Financial Statements.

We are establishing a West Coast campus by developing a second San Jose, California Internet service exchange facility of approximately 124,000 square feet, including approximately 61,000 square feet of co-location space. In March 1999, we opened this new facility with 4,500 square feet of co-location space and we intend to build out an additional 6,800 square feet of co-location space by the fall of 1999. Afterwards, we intend to build out approximately 13,000 additional square feet of co-location space by the spring of 2000. The build-out of additional co-location space will occur incrementally over time based on customer demand. In addition, we are establishing an East coast campus. We have entered into a lease in New York, New York and intend to develop a smaller Internet service exchange facility there. We intend to connect the New York facility to our Vienna, Virginia facility by a high speed, high capacity fiber optic cable connection. The New York facility is expected to be approximately 27,000 square feet, including approximately 11,000 square feet of co-location space. The new facility is targeted to open in the fall of 1999. We intend to complete the initial build-out of approximately 5,500 square feet of co-location space and the build-out of additional co-location space incrementally over time based on customer demand. We also plan to expand our East coast campus by developing an Internet service exchange facility in the Washington D.C. area. We target opening the facility in the second half of calendar year 2000. We have not yet signed a lease for this facility. The development and equipping of these facilities will significantly increase our fixed and operating expenses, including expenses associated with hiring, training and managing new employees, purchasing new equipment, implementing power and redundancy systems, implementing multiple data communications and telecommunications connections, leasing additional real estate and depreciation.

In connection with our international Internet service exchange investments and our expansion plans, we expect our data communications and telecommunications costs to significantly increase in order to expand our network capacity. We expect this increase in costs to begin in the quarter ending June 30, 1999.

A key aspect of our strategy is to significantly increase our sales and marketing activities through the expansion of our sales force, increased focus on developing reseller channels and increased marketing efforts to build the AboveNet brand. We expect sales and marketing expenses to increase substantially in future periods.

We recently hired many of our key employees and officers. Our President and Chief Operating Officer joined us in November 1997. Our Senior Vice President of Sales and Marketing joined us in April 1998. Our Vice President of Construction and Real Estate and Vice President of International -- Europe each joined us in August 1998. Our Chief Financial Officer joined us in November 1998 and, in December 1998, we hired a Vice President of Marketing and promoted an existing employee to serve as the new Vice President of Sales. Our Vice President of Engineering joined us in February 1999.

During late fiscal 1997 and 1998, we granted stock options and warrants to strategic business partners and non-employees. Additionally, during fiscal 1998 and the first quarter of fiscal 1999, we granted a key executive stock options at an exercise price below market. As a result, we recognized stock-based compensation expense of approximately $1.3 million and $1.2 million in fiscal 1998 and the first six months of fiscal 1999, respectively. At December 31, 1998, we had $77,000 of deferred stock compensation which will be amortized through fiscal 2000.

In connection with our investments in international Internet service exchanges in March 1999, we agreed to grant options to purchase up to 300,000 shares of common stock to employees of those Internet service exchanges upon meeting certain annual performance criteria over the next four years. We will recognize compensation expense for these options as the performance criteria are being achieved. In addition, we granted 42,500 options to purchase shares of common stock to three non-employees, two of whom are members of our board of directors. These options vest annually over three years and have a three-year term. We will begin to recognize compensation expense for these service options in the quarter ending June 30, 1999. While the ultimate amount of compensation expense for these arrangements is unknown, the amount could be substantial as it will be measured based on the value of the options when the options vest.

Since our inception in March 1996, we have experienced operating losses and negative cash flows from operations in each quarterly and annual period. As of December 31, 1998, we had an accumulated deficit of $15,848,500. The revenue and income potential of our business and market is unproven, and our limited operating history makes an evaluation of us and our prospects difficult. In addition, although we have experienced significant growth in revenues in recent periods, we do not believe that this growth rate is necessarily indicative of future operating results. We may never achieve profitability or, if we achieve profitability, we might not sustain profitability.

RESULTS OF OPERATIONS

The following table sets forth certain statements of operations data as a percentage of revenues for the period from March 8, 1996 (Inception) to June 30, 1996, for the years ended June 30, 1997 and 1998 and for the six months ended December 31, 1997 and 1998. This information should be read in conjunction with the Financial Statements and Notes thereto included elsewhere in this prospectus.

                                                                             SIX MONTHS
                                         PERIOD FROM       YEAR ENDED           ENDED
                                        MARCH 8, 1996       JUNE 30,        DECEMBER 31,
                                        (INCEPTION) TO   ---------------   ---------------
                                        JUNE 30, 1996     1997     1998     1997     1998
                                        --------------   ------   ------   ------   ------
Revenues..............................      100.0%        100.0%   100.0%   100.0%   100.0%
Costs and expenses:
  Data communications and
     telecommunications...............         --         101.3     64.0     56.9     63.6
  Network operations..................       24.7          75.5     45.7     40.2     45.5
  Sales and marketing.................       24.3          69.4     47.1     43.0     78.6
  General and administrative..........       84.1          78.6     47.2     43.0     46.3
  Depreciation and amortization.......       65.6          24.1     13.8     16.4     27.1
  Stock-based compensation expense....         --            --     37.2      4.5     26.3
  Joint venture termination fee.......         --          78.1       --       --       --
                                            -----        ------   ------   ------   ------
     Total costs and expenses.........      198.7         427.0    255.0    204.0    287.4
                                            -----        ------   ------   ------   ------
Loss from operations..................      (98.7)       (327.0)  (155.0)  (104.0)  (187.4)
Interest expense......................         --          (1.3)    (4.7)   (11.4)   (11.1)
Interest and other income.............         --           1.5      1.8      0.8      6.4
                                            -----        ------   ------   ------   ------
Net loss..............................      (98.7)%      (326.8)% (157.9)% (114.6)% (192.1)%
                                            =====        ======   ======   ======   ======

COMPARISON OF THE SIX MONTHS ENDED DECEMBER 31, 1997 AND 1998

Revenues. We derive most of our revenues from monthly bandwidth charges, with additional revenues from space requirement charges and one-time installation fees. Our revenues increased 302% from

$1.1 million in the six months ended December 31, 1997, to $4.4 million in the six months ended December 31, 1998. This growth in revenues resulted primarily from an increase in the number of customers, from 178 customers at December 31, 1997, to 382 customers at December 31, 1998. One customer, RemarQ Communities, Inc. (formerly named Supernews, Inc.), accounted for 12% of revenues in the six months ended December 31, 1997 and 10% of revenues in the six months ended December 31, 1998. Our agreement with RemarQ Communities, Inc. has a term of one year, which expires July 1999, and does not contain any minimum bandwidth usage requirements.

Data Communications and Telecommunications. Data communications costs consist primarily of payments to network providers. Telecommunications charges consist of one-time fees for circuit installation and variable recurring circuit charges. Our data communications and telecommunications expenses increased 350% from $629,000 in the six months ended December 31, 1997, to $2.8 million in the six months ended December 31, 1998. The increase is primarily due to the growth in our customer base and usage of additional bandwidth. We expect that data communications and telecommunications costs will continue to increase in absolute dollars as we continue to expand our network infrastructure.

Network Operations. Network operations expenses are comprised primarily of salaries, benefits and related expenses for our operations and engineering personnel, as well as facility rent and expenses associated with maintaining our co-location facilities. Our network operations expenses increased 355% from $445,000 in the six months ended December 31, 1997, to $2.0 million in the six months ended December 31, 1998. The increase is primarily due to the hiring of additional operations and engineering personnel and associated costs. Most recently, a significant factor in the increase has been due to the increased staffing at the Vienna, Virginia Internet service exchange facility. We expect that network operations expenses will continue to increase in absolute dollars as we hire additional personnel to expand our operations.

Sales and Marketing. Our sales and marketing expenses are primarily comprised of salaries, commissions and benefits related to our sales and marketing personnel, the cost of our marketing and promotional efforts, including advertising, printing and trade show costs, as well as related consultants' fees and travel and entertainment expenses. Sales and marketing expenses increased 635% from $475,000 in the six months ended December 31, 1997, to $3.5 million in the six months ended December 31, 1998. This increase was due primarily to increased compensation and related expenses resulting from the hiring of additional sales and marketing personnel and increases in trade show, advertising and marketing program costs. We expect that sales and marketing expenses will increase substantially in future periods as we continue to expand our sales force and our brand-building activities.

General and Administrative. Our general and administrative expenses are comprised primarily of salaries and benefits for our management and administrative personnel, as well as fees paid for professional services and corporate overhead. General and administrative expenses increased 333% from $476,000 in the six months ended December 31, 1997, to $2.1 million in the six months ended December 31, 1998. This increase was primarily due to increased compensation and related benefits associated with additional personnel, increased professional services fees and the costs associated with supporting our expansion. We expect that general and administrative expenses will continue to increase in absolute dollars as we expand our operations and incur the higher costs associated with being a publicly-traded company.

Depreciation and Amortization. Depreciation and amortization expenses relate primarily to our facility improvement and construction efforts as well as telecommunications equipment. Our depreciation and amortization expenses increased 562% from $182,000 in the six months ended December 31, 1997 to $1.2 million in the quarter ended December 31, 1998. The increase is primarily due to capital expenditures incurred during the second half of fiscal 1998 and the first half of fiscal 1999 related to facility improvement and construction costs in San Jose, California, the construction of our Internet service exchange facility in Vienna, Virginia, and additional telecommunications equipment. We expect to incur increased depreciation and amortization expenses related to our planned Internet service exchange facilities, as well as the amortization of the rights to use capacity on fiber optic cable systems.

Stock-based Compensation. During fiscal 1998 and 1999, we granted stock options to a key executive at an exercise price below market prices on the dates of the grants. Additionally, during late fiscal 1997 and fiscal 1998 and 1999, we granted stock options and warrants to strategic business partners and non-employees. Stock options and warrants result in stock-based compensation charges, a portion of which is deferred and expensed over the vesting period. On December 10, 1998, we completed our initial public offering, at which time the vesting of a significant number of these options accelerated. Consequently, the remaining deferred compensation costs related to those options were recognized. For the six months ended December 31, 1998 and December 31, 1997, stock-based compensation expenses were $1.2 million and $49,000. At December 31, 1998, we had $77,000 in deferred stock compensation which will continue to be amortized through fiscal 2000.

Interest Income (Expense), Net. Interest income (expense), net was $(117,000) in the six months ended December 31, 1997 compared to $(210,000) in the quarter ended December 31, 1998. Interest expense for the six months ended December 31, 1998 related to borrowings to finance equipment purchases and improvements to our Internet service exchange facilities in San Jose, California and Vienna, Virginia. Interest expense during the quarter ended December 31, 1997, was primarily related to the issuance of warrants associated with our issuance of convertible debt. We expect that interest expense will continue to increase in absolute dollars as we enter into additional equipment leases and borrowing facilities to finance expansion, including the development of our planned Internet service exchange facilities.

COMPARISON OF FISCAL YEARS ENDED JUNE 30, 1997 AND 1998

Revenues. Our revenues increased 523% from $552,000 in fiscal 1997 to $3.4 million in fiscal 1998. This growth in revenues resulted primarily from an increase in the number of customers, from 110 customers at June 30, 1997 to 278 customers at June 30, 1998. One customer, RemarQ Communities, Inc. (formerly named Supernews, Inc.), accounted for 12% of revenues in fiscal 1997 and 14% of revenues in fiscal 1998.

Data Communications and Telecommunications. Our data communications and telecommunications expenses increased 294% from $559,000 in fiscal 1997 to $2.2 million in fiscal 1998. This increase is primarily due to the growth in our customer base and usage of additional bandwidth.

Network Operations. Our network operations expenses increased 277% from $417,000 in fiscal 1997 to $1.6 million in fiscal 1998. The increase is primarily due to the hiring of additional operations and engineering personnel and the costs associated therewith.

Sales and Marketing. Sales and marketing expenses increased 323% from $383,000 in fiscal 1997 to $1.6 million in fiscal 1998. Sales and marketing expenses as a percentage of total revenues decreased from 69% in fiscal 1997 to 47% in fiscal 1998. Of this increase, approximately $700,000 was due to increased compensation and related expenses as the result of the hiring of additional sales and marketing personnel. The increase was also attributable to increased marketing program, trade show and advertising expenses. The decrease as a percentage of revenue in fiscal 1998 was primarily due to increased revenues associated with higher bandwidth utilization among the existing customer base, which had lower associated sales and marketing expenses.

General and Administrative. General and administrative expenses increased 274% from $434,000 in fiscal 1997 to $1.6 million in fiscal 1998. General and administrative expenses as a percentage of revenues decreased from 79% in fiscal 1997 to 47% in fiscal 1998 due to the increase in revenues. Of this increase, approximately $500,000 was due to increased compensation and related benefits associated with additional personnel in management, finance and administration, while the remaining increase was primarily attributable to the costs associated with supporting our expansion.

Depreciation and Amortization. Our depreciation and amortization expenses increased 258% from $133,000 in fiscal 1997 to $476,000 in fiscal 1998. The increase is due to additional capital expenditures incurred during fiscal 1998, primarily for telecommunications equipment.

Stock-Based Compensation. Stock-based compensation expense during fiscal 1997 and fiscal 1998 was zero and $1.3 million, respectively. Stock-based compensation in fiscal 1998 related to services rendered during fiscal 1998 and the acceleration of the vesting during the fourth quarter of 1998 of certain non-employee stock option and warrant grants.

Joint Venture Termination Fee. In fiscal 1996, we entered into a joint venture agreement with DSK, Inc. to cooperatively market and develop our services. We paid $33,700 to DSK during the year ended June 30, 1997 related to this agreement. In the fourth quarter of fiscal 1997, we terminated this agreement and hired the majority shareholders of DSK as employees or consultants by issuing 500,000 fully vested shares of Series B preferred stock with a fair value of $1.20 per share, or $600,000, for the outstanding shares of common stock of DSK. We recorded the transaction by allocating the value of the shares issued to property and equipment (at DSK's net book value of $169,000, which approximated fair market value), with the balance of $431,000 reflected as a joint venture termination fee.

Interest Income (Expense), Net. Interest income (expense), net decreased from $1,000 in fiscal 1997 to $(98,000) in fiscal 1998. The decrease was primarily the result of higher interest expense related to the issuance of stock purchase warrants in conjunction with the issuance of our convertible debt during the first half of fiscal 1998 as well as increased borrowings to finance equipment purchases and improvements to our San Jose, California Internet service exchange facility and construction of our Vienna, Virginia Internet service exchange facility.

INCEPTION THROUGH JUNE 30, 1996

We generated $79,000 in revenues in the period from inception to June 30, 1996, primarily as a result of consulting services provided as we were developing our tools and preparing to commence our current co-location and Internet connectivity operations. Our costs and expenses during this period consisted primarily of salaries, depreciation and amortization expenses and consulting services. Given the stage of our business and the shortness of the period, we do not believe that the results of operations for this period are comparable to fiscal 1997.

QUARTERLY RESULTS OF OPERATIONS

The following tables set forth certain unaudited statement of operations data for the six quarters ended December 31, 1998, as well as the percentage of our revenues represented by each item. This data has been derived from unaudited interim financial statements prepared on the same basis as the audited Financial Statements contained herein and, in the opinion of management, include all adjustments consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of such information when read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this prospectus. The operating results for any quarter should not be considered indicative of results of any future period.

                                                        THREE MONTHS ENDED
                                -------------------------------------------------------------------
                                SEP. 30,   DEC. 31,   MAR. 31,    JUNE 30,    SEP. 30,    DEC. 31,
                                  1997       1997       1998        1998        1998        1998
                                --------   --------   ---------   ---------   ---------   ---------
                                                          (IN THOUSANDS)
Revenues......................  $  430.9   $  674.6   $   963.3   $ 1,367.6   $ 1,793.1   $ 2,653.1
                                --------   --------   ---------   ---------   ---------   ---------
Costs and expenses:
  Data communications and
     telecommunications.......     256.0      372.8       639.1       931.9     1,079.9     1,749.8
  Network operations..........     221.8      222.8       411.8       715.4       772.8     1,250.0
  Sales and marketing.........     258.6      216.4       433.4       710.3     1,355.8     2,137.0
  General and
     administrative...........     198.9      276.9       483.8       661.9       812.7     1,248.1
  Depreciation and
     amortization.............      86.4       95.4       117.6       176.1       659.8       543.5
  Stock-based compensation
     expense..................      14.3       35.1       459.6       767.4       436.2       733.4
                                --------   --------   ---------   ---------   ---------   ---------
     Total costs and
       expenses...............   1,036.0    1,219.4     2,545.3     3,963.0     5,117.2     7,661.8
                                --------   --------   ---------   ---------   ---------   ---------
Loss from operations..........    (605.1)    (544.8)   (1,582.0)   (2,595.4)   (3,324.1)   (5,008.7)
Interest expense..............     (58.8)     (67.0)       (2.6)      (32.4)     (147.6)     (345.9)
Interest and other income.....       1.9        7.4        22.0        31.8       120.8       162.4
                                --------   --------   ---------   ---------   ---------   ---------
Net loss......................  $ (662.0)  $ (604.4)  $(1,562.6)  $(2,596.0)  $(3,350.9)  $(5,192.2)
                                ========   ========   =========   =========   =========   =========

                                                        THREE MONTHS ENDED
                                -------------------------------------------------------------------
                                SEP. 30,   DEC. 31,   MAR. 31,    JUNE 30,    SEP. 30,    DEC. 31,
                                  1997       1997       1998        1998        1998        1998
                                --------   --------   ---------   ---------   ---------   ---------
Revenues......................     100.0%     100.0%      100.0%      100.0%      100.0%      100.0%
                                --------   --------   ---------   ---------   ---------   ---------
Costs and expenses:
  Data communications and
     telecommunications.......      59.4       55.3        66.3        68.2        60.2        66.1
  Network operations..........      51.5       33.0        42.8        52.3        43.1        47.1
  Sales and marketing.........      60.0       32.1        45.0        51.9        75.6        80.5
  General and
     administrative...........      46.2       41.1        50.2        48.4        45.3        47.0
  Depreciation and
     amortization.............      20.0       14.1        12.2        12.9        36.8        20.5
  Stock-based compensation
     expense..................       3.3        5.2        47.7        56.1        24.4        27.6
                                --------   --------   ---------   ---------   ---------   ---------
     Total costs and
       expenses...............     240.4      180.8       264.2       289.8       285.4       288.8
                                --------   --------   ---------   ---------   ---------   ---------
Loss from operations..........    (140.4)     (80.8)     (164.2)     (189.8)     (185.4)     (188.8)
Interest expense..............     (13.6)      (9.9)       (0.3)       (2.3)       (8.2)      (13.0)
Interest and other income.....       0.4        1.1         2.3         2.3         6.7         6.1
                                --------   --------   ---------   ---------   ---------   ---------
Net loss......................    (153.6)%    (89.6)%    (162.2)%    (189.8)%    (186.9)%    (195.7)%
                                ========   ========   =========   =========   =========   =========

FACTORS AFFECTING OPERATING RESULTS

We have experienced significant fluctuations in our results of operations from quarter to quarter. As a result of these fluctuations, period-to-period comparison of our operating results is not necessarily meaningful and should not be relied upon as an indicator of future performance. We expect our future operating results to fluctuate. Factors that are likely to cause these fluctuations include:

  - demand for and market acceptance of our services;

  - capacity utilization of our Internet service exchange facilities;

  - fluctuations in data communications and telecommunications costs;

  - customer retention;

  - the timing and magnitude of capital expenditures;

  - costs relating to the expansion of operations;

  - expansion of existing facilities and completion of new facilities;

  - fluctuations in bandwidth used by customers;

  - introductions of new services or enhancements by us and our competitors;

  - the timing of customer installations and related payments;

  - the ability to maintain or increase peering relationships;

  - provisions for customer discounts and credits;

  - changes in our pricing policies and our competitors;

  - changes in regulatory laws and policies;

  - economic conditions, particularly those related to the Internet industry;

  - difficulties in collecting accounts receivable as many of our customers are in an emerging stage;

  - compensation costs related to certain option grants and warrants; and

  - decreased revenues during the summer months and other seasonal effects on sales.

In addition, a relatively large portion of our expenses are fixed in the short-term, particularly with respect to data communications and telecommunications costs, depreciation, real estate and personnel. Our future results of operations will be particularly sensitive to fluctuations in revenues because of these and other short-term fixed costs.

As a result of these and other factors, our future operating results may fall below the expectations of securities analysts and investors. In this event, the price of our common stock will likely decrease significantly.

YEAR 2000 COMPLIANCE

Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to distinguish 21st century dates from 20th century dates. This could result in system failures or miscalculations causing disruptions of operations including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements.

We have begun the first phase of our Year 2000 readiness review. The review will include assessment, implementation, testing and contingency planning. To date, we have evaluated our internally developed software and believe that this software is Year 2000 compliant. However, we utilize software and hardware developed by third parties both for our network and internal information systems. We have not done any testing of such third party software to determine if such software is Year 2000 compliant. We have sought assurances from some of our vendors, and intend to continue to seek assurances from others, that such vendors products are or will be Year 2000 compliant.

We expect to continue assessing and testing our internal information technology and non-information technology systems into 1999. We are not currently aware of any material operations issues or costs associated with preparing our internal information technology and non-information technology systems for the Year 2000. However, we may experience material unanticipated problems and costs caused by undetected errors or defects in the technology used in our internal information technology and non-information technology systems.

Based upon the public filings and press releases of our primary equipment, telecommunications and data communications providers, we are aware that all such providers are in the process of reviewing and implementing their own Year 2000 compliance programs. Since we do not believe that we will be afforded the opportunity to test the systems of these providers, we will seek assurances from them that they are Year 2000 compliant. If our primary vendors experience business interruptions as a result of the failure to achieve Year 2000 compliance, our ability to provide Internet connectivity could be impaired, which could have a material adverse effect on our business, results of operations and financial condition.

We do not currently have any information regarding the Year 2000 status of our customers, most of whom are private companies. However, we are in the process of developing a plan to survey all of our customers regarding their Year 2000 compliance. As is the case with similarly situated companies, if our customers experience Year 2000 problems, which result in business interruptions or otherwise impact their operations, we could experience a decrease in the demand for our services, which could have a material adverse impact on our business, results of operations and financial condition.

We have not incurred any significant expenses to date associated with our Year 2000 plan and are not aware of any material costs associated with our anticipated Year 2000 efforts. We believe that a material loss of revenues would arise if our major customers or providers fail to achieve Year 2000 readiness. We have not yet developed a comprehensive contingency plan to address the issues which could result from such failure.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to fluctuations in interest rates and market values of our investments. Our exposure to fluctuations in interest rates and market values of our investments relates primarily to our short-term investment portfolio, which is included in cash and cash equivalents and short-term investments. We have not used derivative financial instruments in our investment portfolio. We invest our excess cash in debt instruments of the U.S. Government, and, by policy, we limit the amount of credit exposure to any one issuer. Due to the short-term nature of our investments, the impact of interest rate changes would not be expected to have a significant impact on the value of these investments. The effect of interest rate and investment risk on us has not been significant.

Investments in both fixed rate and floating rate interest earning instruments carry a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall. Due in part to these factors, our future investment income may fall short of expectations due to changes in interest rates or we may suffer losses in principal if we are forced to sell securities which have declined in market value due to changes in interest rates.

We are also exposed to interest rate risk on our fixed rate debt obligations. At June 30, 1998 and December 31, 1998, fixed rate debt obligations totaled $1.2 million and $7.9 million, respectively. The fixed rate debt obligations bear interest at annual rates ranging from 14.3% to 15.1% and are payable in 42 monthly installments. While generally an increase in market interest rates will decrease the value of this debt, and decreases in rates will have the opposite effect, we are unable to estimate the impact that interest rate changes will have on the value of the substantial majority of this debt as there is no active public market for the debt and we are unable to determine the market interest rate at which alternate financing would have been available.

LIQUIDITY AND CAPITAL RESOURCES

We have financed our operations principally from the private and public sale of equity securities and, to a lesser extent, lease financing. We had cash and cash equivalents of approximately $67.9 million as of December 31, 1998.

Net cash used in operating activities was $1.1 million and $6.9 million for the six months ended December 31, 1997 and 1998, respectively, and $777,000 and $1.8 million for fiscal years 1997 and 1998, respectively. Net cash used in operating activities is primarily attributable to our net losses. These losses were partially offset by depreciation and amortization, stock-based compensation expense and increases in accounts payable and accrued liabilities.

Net cash used by investing activities was $298,000 and $14.6 million for the six months ended December 31, 1997 and 1998, respectively, and $475,000 and $3.7 million in fiscal years 1997 and 1998, respectively. Net cash used by investing activities consists primarily of purchases of property and equipment, including costs associated with the establishment of our Internet service exchange facility in Vienna, Virginia and the expansion of our Internet service exchange facility in San Jose, California. In addition, in the six months ended December 31, 1998, we used cash to pay the first installment of $1.9 million toward the purchase of an $8.3 million 25-year right to use fiber optic capacity. The remaining payments for that purchase were made in the quarter ended March 31, 1999.

Net cash provided by financing activities was $2.4 million and $81.2 million for the six months ended December 31, 1997 and 1998, respectively, and $1.5 million and $13.3 million in fiscal years 1997 and 1998, respectively. Net cash provided by financing activities for the six months ended December 31, 1997, and in fiscal 1998 resulted primarily from the sale of notes and advances, partially offset by debt and capital lease repayments. Net cash provided by financing activities for the six months ended December 31, 1998 resulted primarily from the proceeds of our initial public offering and, to a lesser extent, the issuance of convertible preferred stock and utilization of our equipment financing facility, partially offset by debt and capital lease repayments.

We have a $15 million equipment financing arrangement. Borrowings under this arrangement are payable in 42 monthly installments. Borrowings incurred prior to December 31, 1998, bear interest at the rate of 14.7% and borrowings subsequent to December 31, 1998, bear interest at 13.25%. As of December 31, 1998, approximately $6 million remained available for borrowings under this arrangement. We expect to utilize the available credit for the development of the planned second Internet service exchange facility in San Jose, California. The Company also has a $2.5 million equipment lease facility, of which $2.0 million was available for future use at December 31, 1998.

We have a $750,000 line of credit facility with a bank, none of which was outstanding at December 31, 1998. Borrowings under the line of credit facility bear interest at the bank's prime rate plus 1% and the line of credit facility expires in May 1999.

We currently expect to utilize approximately $56 million to $72 million for capital expenditures in connection with the development of additional Internet service exchange facilities in San Jose, California, New York, New York and in the Washington, D.C. area.

In connection with a December 1998 agreement for the purchase of the right to use fiber optic capacity between the U.S. and the United Kingdom we have a remaining commitment to pay $800,000 as of March 31, 1999. In March 1999, we entered into an agreement for the purchase of the right to use capacity on a fiber optic cable system between the U.S. and the Netherlands which commits us to pay $7.5 million in a series of installments through calendar year 1999. Any outstanding amounts payable will bear interest at an annual rate of 10.5%. Our commitment to pay the $7.5 million is conditioned on us entering into an additional agreement for us to purchase fiber optic cable capacity connecting certain

European cities. If we enter into this contemplated agreement, we expect to pay up to $11.0 million for the right to use this capacity. We may enter into rights to use fiber capacity or other types of arrangements to secure capacity for Europe, Asia and the Pacific Rim. These agreements may require us to make substantial up front payments for long-term capacity.

We believe that the net proceeds from this offering, together with existing cash balances and financing arrangements, will provide us with sufficient funds to finance our operations and planned capital expenditures for at least the next 12 months. We may require additional funds during or after this period to support our working capital requirements or for other uses and may seek to raise additional funds through public or private equity or debt financings or other sources. Additional financing might not be available at all or on favorable terms.

                                    BUSINESS

You should read the following description of our business together with the information included elsewhere in this prospectus. This description contains certain forward-looking statements based upon current expectations that involve risks and uncertainties. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. You can identify these statements by words such as "may," "will," "should," "estimates," "predicts," "potential," "continue," "strategy," "believes," "anticipates," "plans," "expects," "intends" and similar expressions. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a discrepancy include those discussed in "Risk Factors" and elsewhere in this prospectus.

GENERAL

AboveNet is a leading provider of high performance, managed co-location and Internet connectivity solutions for electronic commerce and other business critical Internet operations. We have developed a network architecture based upon strategically located, fault-tolerant facilities that combine co-location services for Internet content providers with direct access to Internet service providers, or ISPs, to create Internet service exchanges, or ISXs. As of March 31, 1999, we had 257 direct public and private data exchange connections, known as peering arrangements, including relationships with most major network providers. Our network architecture and extensive peering relationships are designed to reduce the number of network connections or "hops" for data travelling across the Internet. By having both Internet content providers and ISPs at our ISXs we enable our ISP customers to provide their users with "one hop" connectivity, through our local area network, to the Web sites of the Internet content providers that are co-located at the same facility. As of March 31, 1999, we had 458 customers, including a wide range of Internet content providers, Web hosting companies and ISPs.

INDUSTRY BACKGROUND

 The Growth of the Internet

The Internet has experienced tremendous growth and is emerging as a global medium for communications and commerce. According to International Data Corporation, or IDC, the number of Internet users worldwide will grow from 69 million at the end of 1997 to 320 million by 2002. Of the total number of worldwide Internet users, IDC estimates that the number in Asia/Asia Pacific, excluding Japan, will grow from 6.6 million in 1997 to 34.2 million in 2002 and the number in Western Europe will grow from 16.8 million to 82.0 million in the same period. In addition, according to Forrester Research, Inc., or Forrester, the number of Internet sites worldwide is expected to grow from less than 500,000 in 1997 to approximately 4.0 million in 2002. The growth of the Internet is being driven by a number of factors, including the large and growing installed base of personal computers, improvements in network architectures, increasing numbers of network-enabled applications, the emergence of compelling content and commerce-enabling technologies, and easier, faster and cheaper Internet access. The future growth in Internet usage is also projected to be fueled by increased use of high speed access devices, such as cable, ADSL and other high speed access devices as these become more widely available and affordable. Forrester projects that the penetration of broadband Internet access through cable, ADSL and other high speed access devices will grow from approximately 200,000 households in 1997 to approximately 5.5 million households in 2000 and approximately 17.6 million households in 2002. The increase in the availability of high-speed access devices is also expected to increase the demand for emerging high bandwidth technologies such as audio and video streaming and voice over the Internet.

IDC estimates are based upon their Internet Commerce Market Model. This model uses both supply and demand-side research based on responses from 40,000 interviews per year. Other data components include Web usage figures, penetration rates, quarterly trend research, lead user research and device base information. The estimates are subject to the following assumptions: no catastrophic failure of the Internet will occur; regional economies will continue their current expansion without upheaval; and security on the Internet, as well as consumer confidence, will continue to improve slowly. The projected amounts in this report may not be achieved.

Forrester estimates are based upon interviews with more than 41,000 households as part of Forrester's "Technographics '98" survey. In addition, Forrester's report stated that 81 ISPs were asked to provide detailed unit sales, prices and projections for 1996 through 1998. The ISP data was extrapolated to provide a total market size and direction. Finally, Forrester contacted 22 vendors of hosting services and related organizations. Actual results may differ significantly.

 The Expansion of Electronic Commerce

The functionality and accessibility of the Internet and commercial online services have created an increasingly attractive commercial medium by providing features that historically have been unavailable through traditional channels. In the last several years, many enterprises that focus solely on delivering services over the Internet have emerged and many businesses have implemented Web sites and electronic commerce applications. Internet-based businesses have developed Internet products and services in areas such as finance, banking, entertainment, education and advertising, while other businesses are using the Internet for an expanding variety of applications, ranging from corporate publicity and advertising to sales, customer service, employee training and communication with business partners. The ability to offer these kinds of products and services requires high bandwidth Internet sites and operations. In addition, due to advances in on-line security and payment mechanisms, the number of businesses establishing commerce-enabled Web sites is expected to increase dramatically. IDC estimates that the number of consumers buying goods and services on the Internet will grow from 17.6 million in 1997 to 128.4 million in 2002, and that the total value of goods and services purchased over the Internet will increase from approximately $12 billion in 1997 to approximately $425 billion by 2002.

 The Internet Infrastructure

The Internet is a worldwide network of private and public computer networks that link businesses, individuals, government agencies, universities and other users having disparate computer systems and networks. A multi-tiered system of local, regional and national ISPs has evolved to provide connectivity among Internet users. Data travelling across the Internet is broken down into multiple packets. ISPs exchange these packets of data generated by their users through either direct or indirect connections with other ISPs. Large ISPs often have multiple direct data exchange connections with other ISPs, known as peering relationships, either through private line connections between their routers or through a public peering arrangement where multiple ISPs can be connected through a single interface. However, significant peering relationships are generally unavailable to many small and mid-sized ISPs and, even if available, the associated telecommunications costs could be prohibitive. As a result, these ISPs typically need to purchase indirect connection services, known as "transit," from a third party ISP.

To address the needs of ISPs to exchange data at centralized points, a series of Internet exchanges were established by Internet backbone providers. Although there are numerous exchanges, the Company believes the two principal exchanges in the United States, based upon traffic volume, are MAE West in San Jose, California, and MAE East in Vienna, Virginia. Despite the relatively centralized nature of these exchange points, data travelling across the dispersed Internet architecture often must make multiple connections or "hops" through a variety of local, regional and national ISPs, as data moves from the originating site to the Internet backbone and back to the destination site.

 The Trend Toward Outsourcing of Internet Operations

Internet operations are increasingly becoming critical to an enterprise's commercial and communication operations. Internet-based businesses and other enterprises need non-stop, non-congested, fault-tolerant and scalable Internet operations to allow them to perform sophisticated digital communications and commerce transactions globally over the Internet. However, many businesses that are seeking to establish these sophisticated Internet operations lack the resources and expertise to cost-effectively develop, maintain and continually enhance the necessary facilities and network systems. In addition, individuals with the expertise to establish and maintain a sophisticated Internet service are scarce and their services are costly. Furthermore, businesses often find it difficult to keep up with new technology introductions and to integrate new technologies into their own information technology infrastructure. Finally, many businesses are currently being forced to deploy their limited information technology resources to address the impending Year 2000 issues. As a result of these and other factors, many enterprises are seeking outsourcing arrangements to enhance Web site reliability and performance, provide continuous operation of their Internet solutions, reduce related operating expenses and focus on their core business. By outsourcing these services, businesses, particularly non Internet-centric enterprises, can focus on their core business rather than using their resources to support their Internet operations. Forrester estimates that by 2002, approximately 40% of Internet Web sites will be outsourced and that Internet hosting revenues for complex sites will increase from approximately $200 million in 1997 to almost $8 billion by 2002.

 The Emergence of Co-Location Services

A variety of companies including Web hosting companies and ISPs have begun to focus on providing Internet co-location services. These co-location companies typically build networks of numerous geographically dispersed data centers in order to be physically close to their customers. As a result of this dispersed geographic network, data moving from one customer to another is subject to increased risks of latency and data loss, as data travels across multiple network connections or "hops." These problems are compounded by the lack of available tools to monitor all of the various connection points on the Internet in order to identify and avoid the congested links which can cause latency and data loss. While these problems existed to some extent with early, less data intensive applications, such as e-mail, they are becoming increasingly acute with the growth of bandwidth intensive applications such as audio and video streaming. In addition, many co-location providers do not have the flexibility or capacity to quickly scale their services to meet the sharp growth and high bandwidth requirements of business critical Internet operations.

Internet co-location companies also typically fail to address the increasing need of local and regional ISPs to provide enhanced connectivity to compelling content for their customers. Without the ability to maintain extensive peering relationships with large ISPs, the cost of providing redundant, reliable and scalable connectivity is often prohibitive for these local and regional ISPs. As a result, they face increasing congestion as emerging applications consume more bandwidth. International ISPs are also seeking a means to obtain fast, reliable access to the large concentration of U.S.-based content. While many of these problems could be addressed if these ISPs co-located their facilities with content providers, many of the Web hosting and co-location companies also compete with ISPs for sales of Internet access and, therefore, ISPs are often reluctant to co-locate in their facilities.

THE ABOVENET SOLUTION

AboveNet provides high performance, managed co-location and Internet connectivity services to a wide range of Internet content providers, Web hosting companies and ISPs. Our ISX facilities provide high performance, reliable and scalable solutions for electronic commerce and other business critical applications. We currently operate two ISX campuses, located near MAE West and MAE East, using our suite of sophisticated network management and remote monitoring tools. We believe that our centralized network architecture provides enhanced connectivity while eliminating the need to build numerous geographically dispersed data centers. Our ISX model offers customers the benefits of combining co-location services with direct ISP access. The convergence of content providers and ISPs at our ISXs enables ISPs to provide their users with "one hop" connectivity, through our local area network, to the co-located content site. This direct connectivity minimizes the risk of delays and data loss often encountered in the transmission of data over the public Internet infrastructure.

Our solution provides the following key advantages to our customers:

Scalability and Flexibility. Our services are designed to be highly scalable and flexible in order to meet the needs of our customers as their Internet operations expand. Our network is designed to enable us to quickly scale bandwidth to meet our customers' needs. In addition, since we charge our customers based on the amount of space and bandwidth they use, customers are afforded a flexible, cost-effective path to increasing their Internet operations. We also provide flexibility for our customers by supporting most leading Internet hardware and software systems vendor platforms.

High Performance and Enhanced Connectivity. Our services are designed to enhance Internet performance through redundant and high speed network design and we provide monitoring, notification and diagnostic services twenty-four hours a day, seven days a week. We are able to address the high bandwidth needs and rapid growth of our customers' business critical operations by maintaining an extensive number of direct public and private network peering interconnections, including peering relationships with major network providers. In order to provide our customers with available and uncongested bandwidth during network traffic spikes, we are committed to maintaining excess network capacity. The amount of excess bandwidth at any given time depends upon many factors including the timing of the addition of new circuits, the timing of customer additions and increases in usage by existing customers.

Enhanced Access for ISPs. By connecting within our ISX, ISPs have "one hop" connectivity to content providers co-located in the same facility. We believe that by providing a means to reduce the number of "hops" in the transmission of data, our network design offers significant benefits to international ISPs as they seek to gain fast, reliable access to U.S.-based content. In addition, ISPs that participate in our Internet service exchanges are able to take advantage of peering relationships generally available only to major network providers.

Sophisticated Network Management Services and Tools. By leveraging the knowledge gained from supporting many leading-edge Internet operations, we provide sophisticated network management and monitoring services on 24 hours a day, seven days a week basis. Our proprietary ASAP software monitors all of our direct and indirect network connections for latency and packet loss, allowing our network engineers to dynamically reroute traffic to avoid congested points. By utilizing ASAP, we are able to identify and resolve many potential problems before they impact an Internet site's availability or performance.

Remote Management Capabilities. We provide our customers with sophisticated monitoring, reporting and management tools that can be accessed by customers remotely to control their Internet hardware, software and application environments. Our monitoring system probes each customer's equipment every five minutes and provides the customer with notice of potential problems. We believe that these tools, combined with our trained 24 hours a day, seven days a week support staff, provide customers with a highly effective means of monitoring, responding to and resolving problems, significantly reducing customers' needs for on-site access to their equipment.

Fault-Tolerant Facilities. We have built fault-tolerant facilities designed to enable the uninterrupted operations necessary for business critical Internet operations. Each of our facilities is equipped with an uninterruptible DC and AC power supply and back-up generators for power redundancy, multi-tiered fire suppression systems, seismically braced racks, separate and redundant cooling zones and security systems.

STRATEGY

Our objective is to become the leading global Internet service exchange network for business enterprises and ISPs that require high-bandwidth and business critical Internet operations. To achieve this objective, our strategy includes the following key elements:

Build Brand Name. We intend to increase awareness of the AboveNet brand name among Internet content providers, Web hosting companies and ISPs on a global basis. We believe that associating the AboveNet brand with high quality and technologically advanced network and services for outsourcing business critical Internet operations is key to the expansion of our customer base. We have recently begun to aggressively invest in building the AboveNet brand through integrated marketing, including traditional and online advertising in business and trade publications, trade show participations and public relations campaigns. We also intend to continue to conduct seminars to increase awareness of our services among potential customers.

Expand Customer Base. We intend to expand our customer base, which numbered 458 as of March 31, 1999, by significantly increasing our sales and marketing efforts. Our direct sales force has grown to 35 persons as of March 31, 1999. Our direct sales force is organized into groups to target leading Internet content providers, Web hosting companies and ISPs. In addition, we have personnel responsible for addressing the development of customers in the Asian and European markets. Our sales force is supported in their sales efforts by sales engineers and, in many instances, by our senior management. We intend to significantly expand our direct sales force and sales engineers, as well as hire experienced channel managers. We seek to establish and expand relationships with potential channel partners including hardware vendors, value added resellers, system integrators and Web hosting companies in order to leverage their sales organizations.

Extend Internet Service Exchange Network Globally. We seek to create a global ISX network by connecting centralized facilities in key domestic and international locations. Domestically, we currently have ISXs in San Jose, California (near MAE West) and Vienna, Virginia (near MAE East) and are developing a second ISX facility in San Jose, California and a facility in New York, New York. Additionally, we are planning to develop an ISX facility in the Washington D.C. area. Internationally, we have formed joint ventures in Austria, Germany and the United Kingdom with experienced Internet management teams and strategic partners to develop regional ISXs. We intend to continue to expand our European network, primarily through strategic investments in additional joint ventures and foreign companies in major business centers and countries with high levels of Internet traffic. We also intend to make similar investments in Asian markets.

Leverage Internet Service Exchange Model. We intend to leverage our ISX model to increase our customer base and generate recurring revenue. We believe that as our customer base expands, the benefits to both content providers and ISPs of our "one hop" solution will increase, creating greater incentives for new customers to use our services. Since we charge these customers monthly based upon space and bandwidth usage, we are generally able to increase revenue as our customers' Internet usage grows. In addition, since our service fees are based upon bandwidth usage, we believe that we are well positioned to capitalize on the requirements of high bandwidth applications.

Address Emerging Internet Technology Markets. We believe that our centralized ISX network will enable us to address the needs of emerging Internet technologies such as audio and video streaming and voice over the Internet. Since these applications require a solution that provides low latency and packet loss, we believe that our high bandwidth, centralized network and enhanced connectivity capabilities will enable us to offer significant advantages to customers utilizing these emerging technologies.

THE ABOVENET INTERNET SERVICE EXCHANGE

Our ISX provides co-location services, Internet connectivity services and network management services and tools. Our ISXs are designed to provide customers with the high performance, scalability, connectivity, security, reliability and expertise they need to enhance their business critical Internet applications. We create solutions for our customers based on their specific business and technical requirements, modifying the services as each customer's needs evolve. Our services are primarily delivered through centralized campuses located near MAE West and MAE East. Our planned New York facility will be connected to our facility located near MAE East by high speed, high capacity fiber optic cable. This planned facility is intended to facilitate access to European Internet traffic. Our management services and tools enable us and our customers to continuously manage customers' Internet operations jointly, proactively and remotely.

 Co-Location Services

We provide co-location services designed to meet the demands of sophisticated, multi-vendor business critical Internet operations. We support most leading Internet hardware and software system vendor platforms, including those from Ascend Communications, Inc., Nortel Networks, Cisco Systems, Inc., Compaq Computer Corporation, Dell Computer Corporation, EMC Corporation, Hewlett-Packard Company, International Business Machines Corporation, Lucent Technologies Inc., Microsoft Corporation, Apple Computer, Inc., Network Appliance, Inc., Silicon Graphics Inc., Sun Microsystems Inc. and 3Com Corporation. This multi-vendor compatibility enables our customers to retain control over their choice of technical solution and to integrate their Internet operations into our existing information technology architecture. Because business critical Internet operations are dynamic and often require timely hardware and software upgrades to maintain targeted service levels, customers have twenty-four hours a day, seven days a week physical and remote access to the ISX facilities. Additional space and electrical power can be added as needed in order to provide our customers with access to additional server co-location services. Customers install and manage their own hardware and software at our facilities and we do not provide any Web hosting services.

Our co-location facilities include dedicated electrical power circuits to ensure that each customer's electrical power requirements are met. Each ISX facility is constructed to address the requirements of business critical network operations with an uninterruptible DC and AC power supply and back-up generators, FM-200 Fire Suppression with pre-action backup, HVAC, separate cooling zones, seismically braced racks, twenty-four hours a day, seven days a week operations, and high levels of physical security. Any damage to or failure of the systems of our service providers could result in reductions in, or terminations of, services supplied to our customers, which could have a significant adverse effect on our business and operating results. See "Risk Factors -- Our systems or other systems on which we depend on may fail."

Customers can select from shared rack facilities, secure cabinets or enclosed cage facilities, based upon their business and technical requirements. These facilities have the following features:

---------------------------------------------------------------------------------------------------------
 TYPE OF SPACE                        SIZE                                       FEATURES
---------------------------------------------------------------------------------------------------------
 Open Rack        Single shelf,  1/4,  1/2, or full 9' or        Entry-level service providing a
                  6' racks                                       cost-effective solution for our
                                                                 customers who do not need dedicated
                                                                 environments. Secured environment that
                                                                 is shared by multiple customers.
---------------------------------------------------------------------------------------------------------
 Cabriolet        9' or 6' stainless steel enclosed, secure      Dedicated, locked cabinet. Provides a
                  cabinet,  1/4,  1/2, or full rack              single rack with the security of a
                                                                 dedicated environment.
---------------------------------------------------------------------------------------------------------
 Cage             8' x 6', 8' x 8' or customized to              Dedicated, locked cage. Provides
                  order                                          flexibility in designing and configuring
                                                                 Internet servers, including space for
                                                                 multiple racks and other equipment.
---------------------------------------------------------------------------------------------------------

 Internet Connectivity

Our Internet connectivity services are designed to meet the requirements of high bandwidth, business critical Internet operations by providing highly reliable, scalable, non-stop and uncongested operations. On March 31, 1999, we had peering relationships with 257 network providers, including 78 private peering relationships. Any failure by us to maintain and increase peering relationships would have a material adverse effect on our business, results of operations and financial condition. See "Risk Factors -- We must maintain and increase peering relationships."

Our network is designed to minimize the likelihood of service interruptions. Each ISX has multiple physical fiber paths into the facility. We maintain multiple network links from multiple vendors and regularly check that our network traffic traverses physically separated paths. This network architecture enhances the availability of a customer's site, even in the event of a link failure. In addition, since our customers' Internet operations often experience network traffic spikes due to promotions or events, we have a policy of maintaining significant excess capacity. We might not be able to expand or adapt our telecommunications infrastructure to meet additional demand or our customers' changing requirements on a timely basis and at a commercially reasonable cost, or at all. See "Risk Factors -- We must be able to expand and adopt our network infrastructure."

Our Internet connectivity services are also designed to reduce latency and to enhance network performance. Our engineering personnel continuously monitor traffic patterns and congestion points throughout the Internet and dynamically reroute traffic flows to improve end-user response times. We also enhance network performance by maintaining what we believe is among the largest number of direct public and private network peering interconnections in the industry. For customers seeking a direct communications link to the site of another customer that is located at the same ISX, we offer highly secure, fast and efficient cross-connections.

Our connectivity services utilize our proprietary ASAP technology to enhance Internet connectivity by monitoring all of our direct and indirect network connections for congestion.

---------------------------------------------------------------------------------------------------------
      TOOL                         DESCRIPTION                                   BENEFITS
---------------------------------------------------------------------------------------------------------
 ASAP --          ASAP automatically monitors all of our major   If packet loss and congestion is
 Asymmetric       providers' and peers' direct and indirect      detected on any of the links that
 Allocation of    connections on a real-time 24-hour basis to    directly affect customers' performance,
 Packets          identify congestion.                           our network engineers are able to
                                                                 dynamically reroute traffic temporarily
                                                                 away from the problem link. This
                                                                 functionality is particularly important
                                                                 for emerging applications such as audio
                                                                 and video streaming and voice over the
                                                                 Internet.
---------------------------------------------------------------------------------------------------------

 Management Services and Tools

Our management services and tools support business critical Internet operations by providing the customer with detailed monitoring, reporting and management tools to control their hardware, network, software and application environments. Through our network management services and tools, customers are able to remotely manage their business critical Internet operations housed at our ISX facilities. We believe that this provides an important advantage to enterprises that seek to outsource a portion of their Internet operations and to link the management of the outsourced operations with in-house operations. Our proactive management services and tools enable us to identify and resolve hardware, software, network and application problems, often before the customer is aware that a problem exists.

Customers may access their co-located equipment by visiting the ISX facility or by using our software tools and services for remote access. Using our remote access tools, customers can perform emergency tasks, control power functions and monitor their own system usage. These remote access tools alleviate the need for us to build numerous, geographically dispersed ISX facilities. In the event of a system problem, we notify our customer who can then attempt to resolve the issue remotely. We intend to continue to enhance our software tools in order to meet the needs of customers with business critical Internet operations. Our space requirement charges include access to all of our management services and tools. See "Risk Factors -- We may not be able to keep pace with rapid technological changes or emerging industry standards."

We offer the tools and services summarized below:

-----------------------------------------------------------------------------------------------
TOOLS/SERVICES   DESCRIPTION                             BENEFITS
-----------------------------------------------------------------------------------------------
 MRTG            MRTG is a widely used tool licensed by  MRTG shows customers the amount of
                 us that provides real-time monitoring   bandwidth being used and, therefore,
                 and management of bandwidth. Currently  the actual cost of that business used by most major backbone providers,  expense. Through a graphical
                 MRTG generates HTML pages containing    interface, users can view, in
                 GIF images which provide a real-time    real-time, the actual amount of
                 visual representation of this traffic.  bandwidth flowing through their
                 MRTG can also be used to display        servers and/or networking equipment.
                 historical statistical data in graphic  MRTG also allows us and our customers
                 form.                                   to view our connections and bandwidth
                                                         usage with each of our backbone
                                                         providers.
-----------------------------------------------------------------------------------------------
 EtherValve      EtherValve is a tool licensed by us     EtherValve allows us to provide each
                 that regulates the actual flow of       customer a clear channel of the
                 bandwidth from a customer's server      bandwidth purchased. This assures
                 through a 10 Mbps or 100 Mbps Ethernet  customers that they will have the
                 segment.                                bandwidth they have purchased
                                                         available to them at any given time.
                                                         EtherValve also allows the customer's
                                                         bandwidth to be scaled up immediately,
                                                         in increments as small as 8 bps (0.008
                                                         Kbps).
-----------------------------------------------------------------------------------------------
 APS --          APS is a suite of proprietary tools     APS provides real-time information
 Automatic       developed to continually monitor the    about a customer's remote equipment.
 Pro-Active      performance of customer equipment.      APS automatically notifies the
 Services        Three levels of predetermined           customer and our technical personnel
                 escalation procedures include           of system malfunctions. Predetermined
                 automatic notification by e-mail,       escalation procedures customized for
                 notification by pager and automatic     each customer are then carried out by
                 power cycle.                            our personnel. Automatic rebooting and
                                                         other predetermined procedures often
                                                         serve to correct problems before the
                                                         customer is aware of the problem.
-----------------------------------------------------------------------------------------------
 As-Ur-Here      As-Ur-Here provides various service     As-Ur-Here allows customers to
 Service         aspects including automatic remote      maintain access and control over their
                 power cycle and remote services         equipment and perform effective
                 terminal server access.                 equipment maintenance and problem
                                                         solving while they outsource their
                                                         servers and/or networking equipment.
-----------------------------------------------------------------------------------------------

CUSTOMERS

We have established a diversified base of customers including Internet content providers, Web hosting companies and ISPs. As of March 31, 1999, we had approximately 458 customers. One customer, RemarQ Communities, Inc., (formerly named Supernews, Inc.) accounted for 12% and 14% of our revenues in fiscal 1997 and 1998, respectively. No other customer accounted for more than 10% of revenues in either fiscal 1997 or 1998. Our success is substantially dependent on the continued growth of our customer base and the retention of our customers. Our customer base increased from 278 at June 30, 1998 to 382 at December 31, 1998 to 458 at March 31, 1999. We had a monthly customer retention rate of 97.8% or greater in each of the nine months ended March 31, 1999. See "Risk Factors -- We must grow and retain our customer base."

The following is a representative list of customers as of March 31, 1999:


----------------------------------------------------------------------------------------------------------
        INTERNET CONTENT PROVIDERS              WEB HOSTING COMPANIES                    ISPS
----------------------------------------------------------------------------------------------------------
  e-Media, LLC                             Bay Area Gold                    AT&T Solutions
  Imagine Radio, Inc. (acquired by MTV)    CNET Download.com                Direct Network Access, Ltd.
  IntelliChoice, Inc.                      FRNK Technology Group            Flashcom
  Netscape Communications Corporation      Floating Point Software          Got.Net Corporation
    (acquired by America Online, Inc.)     iXL, Inc.                        Hurricane Electric
  RealNetworks, Inc.                       Lars Mapstead                    Innetix
  RemarQ Communities, Inc.                 PulseWeb Ventures                KDD America
  Visual Dynamics LLC                      The Web Zone, Inc.               Linkage Online Limited
  WebMD, Inc.                              VirtuaLynx Internet, LLC         PH Communications
  Westech ExpoCorp.                        WebAsyst Corporation             Singapore Telecommunications
----------------------------------------------------------------------------------------------------------

The following examples illustrate how our customers use our services:

  Internet Content Providers

- RealNetworks, Inc. RealNetworks is a leading developer of software products and services designed to enable users of personal computers and other consumer electronic devices to send and receive audio, video and other multimedia services using the World Wide Web. RealNetworks uses our facilities to host its Web site for users to download its client and server software. RealNetworks selected us because of the speed and high performance of our network (enabling fast, reliable downloading of their products), our ability to rapidly scale the amount of bandwidth and our extensive peering relationships. Since becoming a customer in February 1998, RealNetworks has co-located an increasing portion of their downloading operations with us.

- e-Media, LLC. e-Media's core focus is the production and broadcast of live events over the Internet. The viewers of these streaming events are sensitive to the visual degradation that occurs as a result of the Internet's packet loss and latency. e-Media moved to our facilities over six months ago to solve this degradation problem and meet the stringent demands of their Internet viewers. e-Media chose AboveNet because of our ability to scale to support the large and unpredictable number of online viewers for their live events.

- RemarQ Communities, Inc. RemarQ, formerly named Supernews, is a leading Internet discussion service for corporate, ISP and individual clients. RemarQ serves hundreds of thousands of users through corporations, ISPs and direct subscriptions. RemarQ supports over 30,000 newsgroups and an average of 30 gigabytes of data daily. As its business grew, RemarQ realized it had to outsource its Internet connectivity and the computers that served the Internet discussion groups. We reliably handle RemarQ's traffic which can reach 300 Mbps. The cost savings realized by co-locating provided RemarQ the ability to focus on its core business.

- WebMD. WebMD is an Internet-based healthcare network that connects physicians, hospitals, third-party payers and consumers to a virtual world of medical information, tools, and services. WebMD needed to be able to send and receive their medical content quickly and securely. We provide WebMD with a secure, highly reliable co-location solution for the critical medical records located on WebMD's servers. Additionally, because WebMD's users come to the WebMD site from numerous ISPs, WebMD chose us because of our substantial public and private peering relationships. WebMD is co-locating at our San Jose, California and Vienna, Virginia ISXs.

  Web Hosting Companies

- CNET Download.com. CNET is an Internet media company that operates a network of sites on the Web. Download.com, a division of CNET, is a leading site for downloading software titles. CNET Download.com selected us to provide co-location and connectivity services for its servers due to the high performance of our network and peering relationships with major ISPs and other large companies, including America Online, Inc. Our scalable bandwidth also allows CNET Download.com the flexibility necessary to accommodate traffic surges accompanying new software releases.

- The Web Zone, Inc. The Web Zone, Inc. is a full service Internet and networking solutions company. Web Zone relies on us to offer its customers reliable, high performance Internet connection and secure facilities. Our connectivity and co-location services enable Web Zone to offer a full set of services including Web hosting to it's customers who want to focus on their core businesses and not the cost and problems associated with maintaining their own Web sites, servers and Internet connections.

  ISPs

- PH Communications. PH Communications is a San Francisco Bay Area ISP that provides its customers access, Web hosting, e-mail and support services. PH Communications chose us to provide highly reliable and high performance co-location and Internet connectivity services. PH Communications uses our management tools, including APS and MRTG, to enable it to remotely manage its equipment and bandwidth utilization on a twenty-four hours a day, seven days a week basis. PH Communications has relied on the scalability and extensive peering relationships of our solution to support the growth of its business over the last two years.

- KDD America. KDD America is a subsidiary of Japan's largest international telecommunications carrier, KDD Corporation. KDD America is a leading provider of global telecommunications services. KDD America selected AboveNet's San Jose, California facility as one of its primary U.S. Internet access points because of our scalable facility management and high performance network, our ability to rapidly scale the amount of available bandwidth and our extensive peering relationships.

INTERNATIONAL INTERNET SERVICE EXCHANGES

We are seeking to create a global network by investing in joint ventures and foreign companies that can develop regional ISXs in Europe and Asia. In March 1999, we entered into agreements with local partners to establish regional ISXs in Austria, Germany and the United Kingdom. We intend to continue to expand our European network through additional investments in joint ventures in other major business centers and countries with high levels of Internet traffic. These regional service exchanges will be based on our business model and facility design and will offer co-location and Internet connectivity services to both Internet content providers and ISPs in their markets.

Austria. We founded AboveNet Austria GmbH (AboveNet Austria) in partnership with Raiffeisen Rechenzentrum RRZ, an affiliate of the Raiffeisen group. We acquired a 50% ownership interest in AboveNet Austria in consideration of a cash investment and the grant of a royalty-free license to our tools and trademarks. The Austrian ISX expects to be operational by the second half of calendar year 1999. However, the development of this ISX might encounter unanticipated delays.

Germany. We founded AboveNet Germany GmbH (AboveNet Germany) in partnership with three German nationals. The German partners include founders of EUNet Germany, a large German ISP which was subsequently acquired by UUNet, and managing directors of the German Internet exchange point DE-CIX. We acquired a 50% ownership interest in AboveNet Germany for a cash investment and the grant of a royalty-free license to our tools and trademarks. The German ISX is currently expected to be operational by the first quarter of calendar year 2000. However, the development of this ISX might encounter unanticipated delays.

United Kingdom. We founded AboveNet UK Limited ("AboveNet UK") in partnership with two Scottish nationals who were the founders of Teledata Holdings, a call center and Internet services company which was acquired by Scottish Telecom in 1995. We currently have a 40% ownership interest in AboveNet UK for a cash investment and the grant of a royalty-free license for our tools and trademarks. The UK ISX is currently expected to be operational in the fourth quarter of calendar year 1999. However, the development of this ISX might encounter unanticipated delays.

We have currently committed up to an aggregate of $6.5 million in additional financing to the joint ventures and have the right to participate in future financings to maintain our percentage of interest. We also have a right of first refusal to purchase the shares of our foreign partners if they seek to transfer them to a third party. In addition, in Germany and the United Kingdom, we have an option to purchase the shares of our partners in years three through five at a price determined through an independent appraisal mechanism.

The investment in these regional ISXs subjects us to a number of risks. See "Risk Factors --We depend on third parties to establish and operate international Internet service exchanges."

SALES AND MARKETING

Our sales and marketing objective is to achieve broad market penetration and increase brand name recognition among Internet content providers, Web hosting companies and ISPs on a global basis through investments in the expansion of our sales organization and extensive marketing activities. As of March 31, 1999, we employed 46 persons in sales and marketing. We have developed a two-tiered sales strategy to target leading Internet content providers, Web hosting companies and ISPs through direct sales and channel relationships. See "Risk Factors -- We may not be able to hire and retain the key employees we need."

 Direct Sales Force

We maintain a direct sales force of highly trained individuals in San Jose, California, and Vienna, Virginia. As of March 31, 1999, we had 35 persons in direct sales targeting Internet content providers, Web hosting companies and ISPs. We also have personnel responsible for addressing the development of customers in Asia and Europe. We are actively seeking to expand our direct sales force and sales engineers. Substantially all of our sales are currently generated by our direct sales force. Our sales force is supported in their sales efforts by our sales engineers and, in many instances, by our senior management. We believe that the integration of our sales engineers with our sales account managers assists in both the establishment of customer relationships as well as the migration of customers to increased use of our services. We have developed programs to attract and retain high quality, motivated sales representatives that have the necessary technical skills, consultative sales experience and knowledge of their local markets. These programs include technical and sales process training and instruction in consultative selling techniques. We have also developed sales compensation plans which provide for significant incentives for exceeding performance targets.

Under the terms of license, connectivity and marketing agreements entered into between us and the joint venture entities, we have granted those entities the exclusive right to use our tools and trademarks in their respective countries, subject to meeting certain minimum performance targets. In return, the joint ventures have agreed that, so long as they maintain their exclusivity under the license, connectivity and marketing agreements, we will be their exclusive provider of connectivity services.

 Develop Channel Relationships

We are seeking to develop relationships with potential channel partners including hardware vendors, value added resellers, system integrators, application hosting and Web hosting companies in order to leverage their sales organizations. We believe that by leveraging the sales forces of these companies, we can attract customers for our services in a cost-effective manner, as well as provide co-branded Internet service offerings for our channel partners. For example, some of our Web hosting customers market our service as part of their overall bundled offering and we have been involved in joint marketing and sales efforts with those customers. We are actively seeking to hire experienced channel managers to focus exclusively on developing these relationships. We also plan to develop seminar programs and other cooperative sales programs to further develop these relationships.

 Marketing

Our strategy is to significantly expand our marketing efforts to stimulate increased demand for our services and build the AboveNet brand. We plan to aggressively invest in building the AboveNet brand through integrated marketing campaigns, including traditional and online advertising in business and trade publications, trade show participations, direct mail and public relations campaigns to increase customer awareness and demand. We have also established a client advisory council to strengthen our relationship with our customers.

NETWORK ARCHITECTURE

Our high performance network is designed to provide enhanced connectivity to our customers. Our two Internet service exchange campuses are connected to one another with high speed SONET circuits, and connected to the Internet through public and private peering arrangements.

Our Internet service exchange campuses are located near MAE West and MAE East and are connected to local Internet exchange points by multiple high-speed backbone connections, provided by MCI WorldCom, Sprint, Pacific Bell, Teleport Communications Group, a subsidiary of AT&T, and WinStar Communications. These links to the local exchange points, combined with private exchanges with ISPs, connect our customers' traffic to the Internet. We have engineered our peering using a geographically diverse fiber path to provide high reliability, even in the event of a link failure. We have developed dynamic rerouting and load balancing technologies to enhance the performance of our customers' connections Internet operations.

We have determined that as voice, video and other services are carried across the Internet, the need for ATM in network infrastructures is reduced. We have built our network using DS-3 and OC-3 clear channel circuits. By using clear channel circuits, we are able to make highly efficient use of these connections, lowering infrastructure costs and providing high performance connectivity. Inside of each ISX facility, we have multiple local area networks, each connected to the outside network through redundant routers and network connections. These routers are configured such that in case of failure of a single connection, or piece of equipment, alternative equipment or network paths are automatically utilized, without human intervention, or performance degradation. See "Risk Factors -- We depend on third party suppliers."

We utilize a combination of public and private peering in order to provide a high level of network performance. On March 31, 1999, we had peering relationships with 257 network providers including 78 private peering relationships. Our ISXs are connected to all of the major U.S. Internet exchange points. The combination of public and private peering sessions allows us to provide high levels of performance and reliability to their customers. To ensure that this connectivity is not degraded, we have a policy of providing significant excess capacity on all local area network, wide area network and Internet exchange point connections in our network. Any failure to maintain and increase peering relationships would have a material adverse effect on our business, results of operations and financial condition. See "Risk Factors -- We must maintain and increase peering relationships."

Our operations are dependent upon our ability to protect our network infrastructure and customers' equipment against damage from human error, fire, earthquakes, floods, power loss, telecommunications failures, sabotage, intentional acts of vandalism and similar events. Despite precautions taken by, and planned to be taken by us, the occurrence of a natural disaster or other unanticipated problem at one or more of our Internet service exchange facilities could result in interruptions in the services provided by us. Such an event could significantly impact the ability of suppliers to provide the data communications capacity required by us and could result in interruptions in our services. See "Risk Factors -- Our systems or other systems on which we depend on may fail" and "-- We face risks associated with the security of our systems."

CUSTOMER SERVICE AND QUALITY ASSURANCE

We offer a high level of customer service and quality assurance by understanding the technical requirements and business objectives of our customers and addressing their needs proactively on an individual basis. By working closely with our customers, we are able to enhance the performance of our customers' Internet operations, avoid downtime, resolve quickly any problems that may arise and make appropriate adjustments in services as customer needs change over time. We work with our customers to ensure that we are offering the appropriate types and quality of service. We use advanced software tools to aid in our customer monitoring and service efforts. We received our ISO 9002 certification in March 1998. As of March 31, 1999, we had 44 employees dedicated to customer service and quality assurance.

Customer service begins before a sale, when we provide technical support for complex orders. During the installation phase, we assign a transition team and a project manager, who also retains responsibility for the account after installation, to assist the new customer with the installation process. After installation, the customer's equipment is overviewed by our network operation center in San Jose, California, which is operated twenty-four hours a day, seven days a week by engineers who answer customer calls, monitor site and network operations and activate teams to solve problems that arise. Our customer service personnel are also available to assist customers whose operations require specialized procedures.

We believe that our quality assurance programs are key to building our brand name. The objectives of our quality assurance system are to comply with ISO 9002: 1994 quality administration systems; to achieve and maintain a level of quality that enhances our reputation with our customers; to ensure compliance with relevant safety and environmental requirements; and to endeavor to deliver high quality services to customers in an environment centered on adherence to high legal and ethical standards.

COMPETITION

Our business is intensely competitive. There are few substantial barriers to entering the co-location service business, and we expect that we will face additional competition from existing competitors and new market entrants in the future. We believe that participants in this market must grow rapidly and achieve a significant presence in the market in order to compete effectively. We believe that the principal competitive factors in our market are uncongested connectivity, quality of facilities, level of customer service, price, the financial stability and credibility of the provider, brand name and the availability of network management tools. We might not have the resources or expertise to compete successfully in the future. Our current and potential competitors in the market include: (i) providers of co-location services, such as Exodus Communications, Inc., Frontier GlobalCenter, Inc., which is being acquired by Global

Crossing Holdings, Ltd, Hiway Technologies, Inc., which was acquired by Verio Inc. and Globix Corporation; (ii) national and regional ISPs, such as Concentric Network Corporation, PSINet, Inc., MCI WorldCom and certain subsidiaries of GTE Corporation; (iii) global, regional and local telecommunications companies, such as Sprint, MCI WorldCom and regional bell operating companies, some of whom supply capacity to us; and (iv) large information technology outsourcing firms, such as International Business Machines Corporation and Electronic Data Systems. Some of these companies operate in one or more of these markets. In addition, many of our current and potential competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. As a result, some of these competitors may be able to develop and expand their network infrastructures and service offerings more quickly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisitions and other opportunities more readily, devote greater resources to the marketing and sale of their services and adopt more aggressive pricing policies than we can. In an effort to gain market share, some of our competitors have offered co-location services similar to ours at lower prices or with incentives not matched by us, including free start-up and domain name registration, periods of free service and low-priced Internet access. As a result of these policies, we may encounter increasing pricing pressure which could have a significant adverse effect on our business and operating results.

In addition, these competitors have entered and will likely continue to enter into joint ventures, consortiums or consolidations to provide additional services competitive with those provided by us. As a result, such competitors may be able to provide customers with additional benefits in connection with their co-location and network management solutions, including reduced communications costs, which could reduce the overall costs of their services relative to our services. We might not be able to offset the effects of any such price reductions. In addition, we expect competition to intensify as our current and potential competitors incorporate a broader range of bandwidth, connectivity and Internet networking services and tools into their service offerings. We believe that companies seeking co-location and Internet connectivity providers for their critical Internet operations may use more than one company to provide this service. As a result, these customers would be able to shift the amount of service and bandwidth usage from one provider to another. We may also face competition from our suppliers. Our agreements with our suppliers and other partners do not limit or restrict those parties from offering similar services to our customers, thereby enabling such parties to compete against us.

INTELLECTUAL PROPERTY RIGHTS

We rely on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect certain proprietary rights in our software. We have no patented technology that would preclude or inhibit competitors from entering our market. We have generally entered into confidentiality and invention assignment agreements with our employees in order to limit access to and disclosure of certain of our proprietary information. We cannot be certain that these contractual arrangements or the other steps taken by us to protect our intellectual property will prove sufficient to prevent misappropriation of our technology or to deter independent third-party development of similar technologies. The laws of certain foreign countries may not protect our services or intellectual property rights to the same extent as do the laws of the U.S. We also rely on certain technologies that we license from third parties. Two key technologies offered by us, MRTG and EtherValve, are licensed from David Rand, our Chief Technical Officer. We have perpetual, irrevocable, royalty-free worldwide licenses to both technologies. The license to MRTG is non-exclusive and the license to EtherValve is exclusive subject to one previously granted license. We do not license any other technology which is not generally available. To date, we have not been notified that we infringe the proprietary rights of third parties, but we cannot be certain that third parties will not claim infringement by us. We expect that participants in our markets will be increasingly subject to infringement claims as the number of technologies and competitors in our industry segment grows. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause service delays or require us to enter into royalty or licensing agreements.

Such royalty or licensing agreements might not be available on terms acceptable to us or at all. As a result, any such claim could have a material adverse effect upon our business, results of operations and financial condition.

GOVERNMENT REGULATION

There is currently a small but growing body of laws and regulations directly applicable to access to or commerce on the Internet. Due to the increasing popularity and use of the Internet, it is likely that a growing number of laws and regulations will be adopted at the international, federal, state and local levels with respect to the Internet, covering issues such as user privacy, freedom of expression, pricing, characteristics and quality of products and services, taxation, advertising, intellectual property rights, information security and the convergence of traditional telecommunications services with Internet communications. Moreover, a number of laws and regulations have been proposed and are currently being considered by federal, state and foreign legislatures with respect to such issues. The nature of any new laws and regulations and the manner in which existing and new laws and regulations may be interpreted and enforced cannot be fully determined. For example, although sections of the Communications Decency Act of 1996 (the "CDA") that, among other things, proposed to impose criminal penalties on anyone distributing "indecent" material to minors over the Internet, were held to be unconstitutional by the U.S. Supreme Court, there can be no assurance that similar laws will not be proposed and adopted. Legislation similar to the CDA could subject us and/or our customers to potential liability, which in turn could have an adverse effect on our business, operating results and financial condition. The adoption of any future laws or regulations might decrease the growth of the Internet, decrease demand for our services, impose taxes or other costly technical requirements or otherwise increase the cost of doing business or in some other manner have a significant adverse effect on us or our customers, which, in turn, could have a significant adverse effect on our business and operating results. In addition, applying existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy to the Internet is uncertain. The vast majority of these laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. Changes to these laws intended to address these issues, including some recently proposed changes, could create uncertainty in the marketplace which could reduce demand for our services or increase the cost of doing business as a result of costs of litigation or increased service delivery costs, or could in some other manner have a significant adverse effect on our business and operating results. In addition, as our services are available over the Internet in multiple states and foreign countries, and as we facilitate sales by our customers to end users located in these states and foreign countries, these jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each of these states or foreign countries. Any new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws may not currently apply to our business, could have a significant adverse effect on our business and operating results.

EMPLOYEES

As of March 31, 1999, we had 130 employees, including 46 people in sales and marketing, 62 people in customer service, network and backbone engineering and product development and 22 people in general and administration. We believe that our future success will depend in part on our continued ability to attract, hire and retain qualified personnel. The competition for these personnel is intense, and we might not be able to hire or retain these personnel. See "Risk
Factors -- We may not be able to manage our growth effectively," and "We may not be able to hire or retain the key employees we need."

FACILITIES

Our principal executive and administrative offices are located in San Jose, California and consist of approximately 20,000 square feet that are leased until 2008, with an option by us to expand to 2018. We lease our ISX facilities in San Jose, California and Vienna, Virginia (in the Washington, D.C. area). The San Jose, California facility consists of approximately 10,000 square feet, including 6,800 square feet of co-location space and is leased until 2008, with an option for us to extend to 2018. The Vienna, Virginia facility, which consists of approximately 17,000 square feet, including 12,000 square feet of co-location space is leased until 2007, with an option for us to extend to 2012.

We are establishing a West Coast campus by developing a second ISX facility of approximately 124,000 square feet, including approximately 61,000 square feet of co-location space, near our San Jose, California facility. We opened this facility with an initial build-out of 4,200 square feet of co-location space in March 1999 and we intend to build out an additional 6,800 square feet of co-location space by the fall of 1999. Afterwards, we intend to build out approximately 13,000 additional square feet of co-location space by the spring of 2000. The build-out of additional co-location space will occur incrementally over time based on customer demand. The lease for this planned facility is a twenty year lease commencing on the earlier of such time when any portion of the facility can be occupied or one year following the earlier of the date on which construction on the planned facility commences or should have commenced.

In addition, we are establishing an East Coast campus with plans to develop another Internet service exchange in New York, New York which will be connected by fiber optic cable to our Vienna, Virginia facility. This facility is expected to be about 27,000 square feet, including approximately 11,000 square feet of co-location space. We intend to initially complete the build-out of approximately 5,500 square feet of co-location space and continue to add co-location space over time based on customer demand. The lease for this planned facility has a fifteen year term.

We are also planning to develop an additional Internet service exchange in the Washington D.C. area to be a part of our East Coast campus. The target date for opening the facility is in the second half of calendar 2000. However, we have not entered into a lease for this planned facility. Any of the ISXs planned for development might not be completed in a timely manner, or at all. See "Risk Factors -- We may face problems in connection with out expansion plans."

LEGAL PROCEEDINGS

We have a dispute with one of our customers, Pathway Communications, Inc., involving one of Pathway's consultants. The consultant misrepresented his identity to us to gain access to Pathway's servers in order to delete files. On September 3, 1998, Pathway Communications filed a complaint against us for negligence, breach of contract, conversion, and intentional and negligent interference with prospective economic advantage in the Superior Court of the State of California, County of Santa Clara. The lawsuit seeks general, special and punitive damages upon proof, as well as costs and reasonable attorneys' fees. We obtained an order requiring that the dispute be submitted to arbitration. We intend to vigorously defend against such action. However, we might not prevail in this litigation and this litigation might have a significant adverse effect on our business or operating results.

We disagree with one of our network providers over currently invoiced amounts and credits available to apply against amounts invoiced in the future. We believe we are entitled to net credits under our agreements with them. We are discussing a settlement of our disagreement, but we may be unable to reach a mutually agreeable settlement. If a settlement is not reached, this dispute might result in litigation. Litigation could be costly and could have an adverse effect on our operating results, regardless of the outcome.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

The executive officers, directors and key employees of AboveNet are as follows:

                   NAME                      AGE                    POSITION
                   ----                      ---                    --------
Sherman Tuan...............................  45    Chairman of the Board and Chief Executive
                                                   Officer
Peter C. Chen, Ph.D.(2)....................  59    Vice Chairman of the Board
Warren J. Kaplan...........................  56    President, Chief Operating Officer and
                                                   Director
David Rand.................................  36    Chief Technology Officer
Stephen P. Belomy..........................  40    Executive Vice President and Secretary
David Dembitz..............................  45    Senior Vice President of Sales and
                                                   Marketing
David F. Larson............................  51    Senior Vice President and Chief Financial
                                                   Officer
Jerry Chen.................................  34    Vice President of International -- Asia
Avi Freedman...............................  29    Vice President of Engineering
Kevin Hourigan.............................  34    Vice President of Finance and Controller
Van D. Jepson..............................  45    Vice President of Marketing
Mark Kaleem................................  52    Vice President of Sales
Jeffrey Monroe.............................  32    Vice President of Construction and Real
                                                   Estate
Wayne Sanders..............................  56    Vice President of Corporate Development
Paul Steiner, Ph.D.........................  42    Vice President of International -- Europe
Robert A. Burgelman, Ph.D.(1)..............  53    Director
Frank R. Kline(2)..........................  48    Director
James Sha(1)...............................  48    Director
Tom Shao, Ph.D.(2).........................  64    Director
Kimball W. Small(2)........................  63    Director
Fred A. Vierra(1)..........................  67    Director

-------------------------
(1) Member of Compensation Committee

(2) Member of Audit Committee

Mr. Tuan, the founder of AboveNet, has served as Chief Executive Officer and a Director since 1996, and President until January 1998. Mr. Tuan has served as Chairman of the Board since August 1998. Mr. Tuan was President of InterNex Information Services, Inc., an Internet infrastructure provider, from November 1994 to October 1995 and from February 1994 to November 1995 was President of Tiara Computer, Inc., a network equipment manufacturer, which merged with InterNex Information Services, Inc. in November 1994. From January 1992 to June 1993, Mr. Tuan was Vice President of Worldwide Sales and Marketing of Primus Technologies, Inc., a provider of problem resolution and knowledge management software, and President of Celerite Graphics, Inc., a manufacturer of video chips. Mr. Tuan received an Electrical Engineering degree from Feng-Chia University in Taiwan.

Dr. Chen has served as Vice Chairman of the Board since August 1998. Dr. Chen served as Chairman from December 1996 to August 1998, and has been our Director since March 1996. Dr. Chen is the Founder and Chairman of Crosslink Technology Partners, an investment firm specializing in funding and developing early stage semiconductor, healthcare and Internet related technology ventures, where he has been employed since August 1992. From September 1983 to May 1992, Dr. Chen was Founder, General

Manager and Chief Executive Officer of Mosel Corporation, a semiconductor manufacturer in Taiwan. Dr. Chen received a B.S. in Engineering from National Taiwan University and a Ph.D. in Engineering from Cornell University.

Mr. Kaplan has served as President, Chief Operating Officer and a Director since January 1998, and as Acting President and Chief Operating Officer from November 1997 to January 1998. From March 1996 to November 1997, Mr. Kaplan was an investor and consultant to various Internet software start-up companies. Mr. Kaplan served as Chief Executive Officer and a director of Simply Interactive, Inc., a software company, from June 1996 to December 1996, and was President from April 1996 to June 1996. Until February 1996, Mr. Kaplan served (i) as a Managing Director -- International at NETCOM On-Line Communication Services, Inc., an ISP and Web hosting company, from August 1995, (ii) as Executive Vice President from February 1994, (iii) as Secretary from October 1994, and (iv) as a Director since April 1994. Mr. Kaplan also served as NETCOM's Chief Financial Officer from February 1994 through September 1995. From September 1989 to December 1993, Mr. Kaplan was Vice President of Operations of Gefinor (USA) Inc., a merchant banking business, and also served as Senior Vice President and Chief Financial Officer and Interim Chief Executive Officer of its majority-owned subsidiary, Sheaffer Pen Company, from September 1989 to August 1991 and September 1989 to August 1990, respectively. Mr. Kaplan received a B.S. in Accounting from New York University and an M.B.A. in Taxation from Long Island University.

Mr. Rand has served as Chief Technology Officer since March 1996, initially as a consultant, and since May 1998 as an employee. Mr. Rand has served as a member of the Internet Engineering Task Force for the past seven years. Mr. Rand authored rfc 1962 and rfc 1663, developed the EtherValve technology and developed ASAP and APS, as well as co-developed MRTG. From September 1995 to May 1998, Mr. Rand was an engineer at Cisco Systems, Inc., a router manufacturer. From February 1994 to August 1995, Mr. Rand was an engineer at Innovative Systems and Technologies, a video compression company. From October 1993 to February 1994, Mr. Rand was a software engineer at Novell, Inc., a network server company.

Mr. Belomy has served as Executive Vice President since January 1998. Mr. Belomy also served as AboveNet's Chief Financial Officer from January 1998 to November 1998, and as AboveNet's Director of Operations from January 1997 to January 1998. From August 1985 to December 1996, Mr. Belomy served as Vice President of Kimball Small Properties, a commercial real estate developer in San Jose, California. Mr. Belomy has a B.S. in Engineering from the University of California at Los Angeles.

Mr. Dembitz has served as Senior Vice President of Sales and Marketing since April 1998. From February 1996 to April 1997, Mr. Dembitz was Vice President of Sales and Marketing of ISDNet, a start-up company that provided remote access solutions, which was acquired in 1997. From June 1993 to December 1995, Mr. Dembitz was an independent consultant providing networking consulting services. From January 1990 to June 1993, Mr. Dembitz held various sales positions, including Senior Manager of Major Account Programs and Channel Programs, as well as the Senior Manager of Sales Operations for SynOptics Communications, which was acquired by Bay Networks, a provider of routers, switches and hubs. Mr. Dembitz received a B.S. in Management and a B.S. in Economics, as well as an M.B.A. with a minor in Marketing, from the University of Utah.

Mr. Larson has served as Senior Vice President and Chief Financial Officer since November 1998. From December 1997 to November 1998, Mr. Larson served as Vice President and Treasurer of Silicon Valley Group, Inc., which designs, manufactures and markets semiconductor processing equipment. From August 1993 to December 1997, Mr. Larson served as Silicon Valley Group's Director of Planning and from July 1991 to August 1993, Mr. Larson served as Silicon Valley Group's Corporate Controller. Mr. Larson received a B.S. with honors (with a concentration in Accounting) from California Polytechnic State University, San Luis Obispo. Mr. Larson is a Certified Public Accountant.

Mr. Chen has served as Vice President of International -- Asia since October 1998. Previously, Mr. Chen served as Sales and Marketing Manager from January to December 1996, as Senior Customer Service Manager from January to December 1997, as San Jose Operations Director from January 1998 to June

1998 and as a Director of Asia Pacific from July 1998 to October 1998. Prior to joining AboveNet, Mr. Chen was a Director of Postable Systems for Everex Systems, Inc., a computer manufacturer, from January 1995 to January 1996 and the Co-founder and Vice President of Intelligent Notebook Systems, a computer reseller, from May 1994 to January 1996. From July 1991 to May 1994, Mr. Chen was a sales manager for Santron Inc., a computer reseller. Mr. Chen received a B.S. in Electrical Engineering from Feng-Chia University in Taiwan, and an M.B.A. from the University of Hartford.

Mr. Freedman has served as Vice President of Engineering since February 1999. From August 1992 until he joined AboveNet, Mr. Freedman was the founder and served as the Chief Executive Officer, Chief Financial Officer and Chief Technology Officer of Net Access, an Internet service provider. Mr. Freedman has served as a board member of the Internet Service Provider Consortium since 1996. Mr. Freedman has completed studies towards a B.S. in Computer Science at Temple University in Philadelphia, Pennsylvania, as well as Ph.D. courses at the State University of New York in Stony Brook, New York.

Mr. Hourigan was promoted to Vice President of Finance in August 1998, and has served as Controller since February 1998. Mr. Hourigan served as a consulting associate with Deloitte & Touche LLP from October 1997 to February 1998. From August 1993 to April 1997, Mr. Hourigan worked for NETCOM, serving in the positions of Controller and Director of Internal Audit, Budgeting and Analysis. From August 1991 to August 1993, Mr. Hourigan served as Financial Analyst for Hewlett-Packard Company, a computer manufacturer. Mr. Hourigan received a B.A. in Business Economics and a B.A. in Law & Society from University of California, Santa Barbara and an M.B.A. from Santa Clara University.

Mr. Jepson has served as Vice President of Marketing since December 1998. From 1997 until he joined AboveNet, Mr. Jepson served as the Director of Worldwide Field Marketing and, prior to that, the Business Development Manager for Marimba, Inc. From 1990 to 1997, Mr. Jepson worked for Sun Microsystems, Inc., serving in the positions of Director of Worldwide Industry Marketing, Director of Worldwide Manufacturing Industry Marketing and Director of Worldwide Higher Education Marketing. Mr. Jepson received his B.S. in Electrical Engineering from the University of California at Davis.

Mr. Kaleem has served as Vice President of Sales since January 1999. From September 1998 to December 1998, Mr. Kaleem served as Managing Director of National Accounts. From December 1997 to August 1998, Mr. Kaleem was the proprietor of Unetix International. From June 1996 to October 1997, Mr. Kaleem was the Vice President, Corporate Development and Strategic Planning of InfoSpace, Inc. and, from 1992 to November 1995, he was the President of ComTrade, Inc.

Mr. Monroe has served as Vice President of Construction and Real Estate since August 1998. Mr. Monroe was a Project Manager for Cupertino Electric, an electrical contractor, from February 1998 to August 1998. Prior to that, Mr. Monroe was a Project Manager from April 1992 to January 1998, an Assistant Manager from 1990 to 1992 and an Estimator from 1989 to 1990 for Truland Systems Corporation, an electrical engineering and contracting company. Mr. Monroe completed a four year IBEN Electrical apprenticeship program and is a licensed electrician in the State of Virginia and Washington, D.C.

Mr. Sanders has served as Vice President of Corporate Development since August 1998. Mr. Sanders served as AboveNet's Director of Sales from May 1996 to August 1998. From April 1994 to April 1996, Mr. Sanders was the Director of Sales for InterNex Communications, Inc., an Internet infrastructure provider. Prior thereto, Mr. Sanders was the Founder of InterSell, a computer peripheral manufacturer and distribution company, which subsequently was split into three companies, from July 1976 to January 1993. The three companies were: Integrated Marketing, a manufacturing representative firm where he held the position of Chief Executive Officer and President; Paragon Sales, a distributor of computer peripherals where he held the position of Chief Executive Officer; and Intek Manufacturing, a manufacturer of intelligent printers and smart switch boxes where he held the position of Chief Executive Officer. Mr. Sanders attended Olympic College in Bremerton, Washington.

Dr. Steiner has served as Vice President of International -- Europe since August 1998. From August 1995 until August 1998, Dr. Steiner was the Managing Director of Europe, Africa, Middle East and India, and from February 1995 until August 1995, Dr. Steiner was a consultant for NETCOM. From January 1994 to

January 1995, Dr. Steiner was an independent consultant in Palo Alto, California. From April 1986 to December 1993, Dr. Steiner served as a Managing Director and Partner for HOT Engineering Ltd., a petroleum engineering software and consulting company in Leoben, Austria. Dr. Steiner received a B.S. and M.S. in Petroleum Engineering, and a Ph.D. in Reservoir Engineering from Leoben Mining University in Leoben, Austria, and an M.B.A. from the University of Michigan.

Dr. Burgelman has served as a Director since November 1998. Dr. Burgelman is currently the Edmond W. Littlefield Professor of Management and Director of the Stanford Executive Program at Stanford Business School and has been a professor at Stanford Business School since August 1981. From 1991 to 1992, Dr. Burgelman also served as Chair of the Division of Business Policy and Strategy of the Academy of Management and was a Marvin Bower Fellow at Harvard Business School. From 1996 to 1997 and 1988 to 1989, Dr. Burgelman was a GSB Trust Faculty Fellow and a BP America Faculty Fellow at Stanford Business School. Dr. Burgelman earned a Licenciate degree in Applied Economics from Antwerp University in Belgium, an M.A. in Sociology and a Ph.D. in Management of Organizations from Columbia University.

Mr. Kline has served as a Director since August 1998. Mr. Kline has served as a Managing Partner of Kline Hawkes California, L.P./Kline Hawkes California SBIC, L.P., a private equity firm, since 1994. From June 1984 to June 1994, Mr. Kline served as a private equity manager of Lambda Fund Management, Inc., a venture capital firm. Mr. Kline currently serves as a director of four companies:
CampusLink Communications Systems, Inc., EOS Corporation, SuperShuttle International, Inc. and TranSoft Networks, Inc. Mr. Kline also serves on the Board of Governors of the National Association of Small Business Investment Companies. Mr. Kline received a B.S. in Commerce from Rider College and an M.S. from the University of Massachusetts at Amherst.

Mr. Sha has served as a Director since August 1998. Since January 1998, Mr. Sha has served as Senior Vice President, Commerce Solutions at Netscape Communications, a provider of software and Internet services for businesses. From April 1996 to December 1997, Mr. Sha was the President and Chief Executive Officer of Actra Business Systems, a developer of high-end Internet commerce applications. Actra, a joint venture between Netscape and GE Information Services, was acquired by Netscape in December 1997. Mr. Sha served as Vice President and General Manager of integrated application at Netscape from August 1994 to April 1996. From June 1990 to August 1994, Mr. Sha was the Vice President of the Unix Product Division at Oracle Corporation, a software company. Mr. Sha received an M.S. Electrical Engineering from the University of California at Berkeley, an M.B.A. from Santa Clara University and a B.S. in Electrical Engineering from Taiwan University.

Dr. Shao has served as Director since January 1998. Since September 1997, Dr. Shao has served as Managing Director of Technology Associates Management Co., Ltd., a venture fund manager. Dr. Shao served as a senior consultant for Technology Associates Corporation of Taiwan, a venture investment firm, from September 1995 to September 1997. From September 1985 to September 1995, Dr. Shao served as Senior Vice President of DynaTech Development Corporation, a management consulting and venture investment firm. Since August 1992, Dr. Shao has served as President of TSS Enterprises, a privately held high technology management consulting, investing and trading company. Dr. Shao received a Ph.D. in Applied Mathematics/Computer Science, a M.S. in Engineering from the University of Illinois, and a B.S. in Engineering from National Taiwan University.

Mr. Small has served as Director since March 1997. Mr. Small is the Founder and President of Kimball Small Properties, a San Jose, California commercial real estate development company incorporated in 1978. Mr. Small received a B.S. from the University of California at Los Angeles.

Mr. Vierra has served as Director since October 1998. Mr. Vierra is the Vice Chairman of the Board of Directors and a consultant to Tele-Communications International, Inc. (TINTA), a cable television and telecommunications company. Prior to his current position with TINTA, Mr. Vierra served as the Chief Executive Officer from June 1995 to January 1998 and as Executive Vice President from December 1991 to June 1995. Prior to joining TINTA, Mr. Vierra was President and Chief Operating Officer of the

United Artists Entertainment Company, a cable television and motion picture theatre company, from 1989 to 1991. Mr. Vierra received a B.S. in Business Administration from the University of Tulsa.

 Classified Board

Our certificate of incorporation provides for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our board of directors is elected each year. To implement the classified structure, prior to the consummation of the offering, two of the nominees to the board of directors were elected to one-year terms, two were elected to two-year terms, and three were elected to three-year terms. Thereafter, directors will be elected for three-year terms. Robert A. Burgelman, Frank R. Kline and Tom Shao have been designated Class I directors whose term expires at the 1999 annual meeting of stockholders. Peter C. Chen, Warren J. Kaplan and Fred A. Vierra have been designated Class II directors whose term expires at the 2000 annual meeting of stockholders. James Sha, Kimball W. Small and Sherman Tuan have been designated Class III directors whose term expires at the 2001 annual meeting of stockholders. See "Description of Capital
Stock -- Antitakeover Effects of Provisions of Certificate of Incorporation, Bylaws and Delaware Law."

Executive officers are appointed by the board of directors on an annual basis and serve until their successors have been duly elected and qualified.

BOARD COMMITTEES

Our board of directors has a compensation committee and an audit committee.

 Compensation Committee

The compensation committee of the board reviews and makes recommendations to our board regarding all forms of compensation provided to our executive officers and directors including stock compensation and loans. In addition, the compensation committee reviews and makes recommendations on bonus and stock compensation arrangements for all our employees. The compensation committee also administers our 1996 and 1997 Stock Option Plans, 1998 Stock Incentive Plan and 1998 Employee Stock Purchase Plan. The current members of the compensation committee are Messrs. Burgelman, Sha and Vierra.

 Audit Committee

The audit committee reviews and monitors the corporate financial reporting and our internal and external audits, including, among other things, our internal audit and control functions, the results and scope of the annual audit and other services provided by our independent auditors and our compliance with legal matters that have a significant impact on our financial reports. The audit committee also consults with our management and our independent auditors prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. In addition, the audit committee has the responsibility to consider and recommend the appointment of, and to review fee arrangements with, our independent auditors. The current members of the audit committee are Messrs. Chen, Kline, Shao and Small.

DIRECTOR COMPENSATION AND OTHER ARRANGEMENTS

Our directors who are not employees receive cash payments of $2,000 per board meeting and committee meeting. From time to time, certain directors who are non-employees have received grants of options to purchase shares of our common stock. Directors receive automatic option grants under our 1998 Stock Incentive Plan. See "-- Stock Incentive Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The compensation committee currently consists of Messrs. Burgelman, Sha and Vierra. No interlocking relationship exists between any member of our board or our compensation committee and any member of the board of directors or compensation committee of any other company, and no such interlocking relationship has existed in the past.

ADVISORY BOARD

We have an advisory board whose members advise our management with respect to strategic issues and other business matters. Our advisory board currently consists of the following persons:

Robert Berger is President of Internet Bandwidth Development, an Internet infrastructure and service consultancy. Mr. Berger founded InterNex Information Services, Inc. in 1993 and held various executive management positions through 1996 and served as a board member until the company was sold to Concentric Network in March 1997.

Dr. Gregg Carse is the founder and Chief Executive Officer of CWA Communications Products Inc., a designer of systems for telecommunications products both domestically and internationally for over 20 years.

Michael Conley is General Manager of Perspecta, Inc. Prior to that, he served as a Managing Director of Spyglass Incorporated. Mr. Conley has had various positions with NetFrame Systems Incorporated from 1989 to 1996 with the most recent being Vice President and General Manager, Asia Pacific.

Daniel Gatti has been President and Chief Executive Officer of Mayan Networks, a multiservice carrier class access switch company, since June 1998. Prior to joining Mayan Networks, Mr. Gatti served as Vice President and General Manager of 3Com Corporation's Network Service Provider Division.

Glenn Kohner is President of ISO-Online Inc. Prior to 1996, Mr. Kohner was a consultant and business owner.

James Lee is Director of Strategy at the Singapore National Information Technology Research Institute, Kent Ridge Digital Labs.

Frank McGrath retired on March 1, 1999. Prior to that time he served as Vice President of MCI WorldCom, Inc. since 1988. From 1980 to 1988, Mr. McGrath was Vice President of ITT World Communications.

Richard Steranka has held several positions at Cisco Systems, Inc. since 1992. Mr. Steranka is presently Director, Small-Medium Business Channel Marketing.

Bruce Weber has been President of QMS Quality Management Systems, Inc. since 1995 and a Managing Director of Boca Corporate Resources, a successor of Martin, Randolph and Barnes since 1992, a firm specializing in corporate acquisitions, restructuring and leveraged buyouts.

EXECUTIVE COMPENSATION

The following table sets forth the compensation earned during the fiscal year ended June 30, 1998, by our Chief Executive Officer and our three other most highly compensated executive officers for services rendered in all capacities for that fiscal year.

SUMMARY COMPENSATION TABLE FOR LAST FISCAL YEAR

                                                                             LONG TERM
                                                                        COMPENSATION AWARDS
                                                                        -------------------
                                               ANNUAL COMPENSATION          SECURITIES
                                             -----------------------        UNDERLYING
        NAME AND PRINCIPAL POSITION          SALARY($)      BONUS($)        OPTIONS(#)
        ---------------------------          ---------      --------    -------------------
Sherman Tuan
  Chief Executive Officer..................   132,500(1)      --(2)            67,500(3)
Warren J. Kaplan
  President, Chief Operating Officer.......    71,635(4)      --(5)           202,500(6)
Stephen P. Belomy
  Executive Vice President.................   112,500(7)      --               42,500(8)
David Rand
  Chief Technology Officer.................   103,333(9)(10)  --               30,000(11)

-------------------------
(1) Mr. Tuan's annual base salary is currently $225,000 with a minimum annual increase of 10% each year. See "-- Employment Agreements."

(2) Mr. Tuan will receive a minimum annual bonus of $50,000 per year with a minimum bonus increase of 10% each year. However, this bonus will not exceed the amount of Mr. Tuan's then current salary. See "-- Employment Agreements."

(3) On August 18, 1998, Mr. Tuan received an option to purchase 131,500 shares of common stock at an exercise price of $12.00 per share. This option will vest in equal installments over 48 months. On December 1, 1998, our board of directors approved an amendment to reduce the exercise price of the option to $10.00 per share. On April 6, our board of directors approved a correction to change the vesting schedule as follows: 20% of the option shares are fully vested and the balance becomes vested over the next 36 months of service measured from August 18, 1998. See "Certain Transactions." On December 18, 1998 Mr. Tuan received an option to purchase 2,500 shares at an exercise price of $12.125 per share. The option shares were fully vested on the date of grant.

(4) Mr. Kaplan's annual base salary is currently $225,000 with a minimum annual increase of 10% each year. See "-- Employment Agreements."

(5) Mr. Kaplan will receive a minimum annual bonus of $50,000 per year with a minimum annual bonus increase of 10% each year. However, this bonus will not exceed the amount of Mr. Kaplan's then current salary. See "-- Employment Agreements."

(6) On December 18, 1998 Mr. Kaplan received an option to purchase 2,500 shares at an exercise price of $12.125 per share. The option shares were fully vested on the date of grant.

(7) Mr. Belomy's annual base salary is currently $160,000.

(8) On December 18, 1998 Mr. Belomy received an option to purchase 2,500 shares at an exercise price of $12.125 per share. The option shares were fully vested on the date of grant.

(9) Mr. Rand's employment started on May 1, 1998 at an annual salary of $140,000. Mr. Rand's annual base salary is currently $190,000.

(10) Includes $80,000 earned as a consultant.

(11) On August 18, 1998, Mr. Rand received an option to purchase 101,250 shares of common stock at an exercise price of $12.00 per share. On December 1, 1998, our board of directors approved an amendment to reduce the exercise price of the option to $10.00 per share. On April 6, our board of directors approved a correction to change the vesting schedule as follows: 20% of the option shares are fully vested and the balance becomes vested over the next 36 months of service measured from August 18, 1998. See "Certain Transactions." On December 18, 1998 Mr. Rand received an option to purchase 2,500 shares at an exercise price of $12.125 per share. The option shares were fully vested on the date of grant. On March 21, 1999, Mr. Rand received an option to purchase an additional 25,000 shares of common stock. The option shares were fully vested on the date of grant. On March 21, 1999 Mr. Rand received an option to purchase 25,000 shares of common stock. This option will vest in equal installments over 36 months.

OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth each grant of stock options during the fiscal year ended June 30, 1998 to our Chief Executive Officer and our three other most highly compensated executive officers. No stock appreciation rights were granted during the last fiscal year.

The assumed 5% and 10% rates of stock price appreciation are provided in accordance with rules of the Securities and Exchange Commission and do not represent our estimate or projection of our common stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock, overall market conditions and the option holders' continued employment through the vesting period. Unless the market price of our common stock appreciates over the option term, no value will be realized from the option grants made to these executive officers. The potential realizable values shown in the table are calculated by assuming that the estimated fair market value of our common stock on the date of grant increases by 5% and 10%, respectively, during each year of the option term. See footnote 7 for information on how the fair market value was estimated.

                                                                                      POTENTIAL REALIZABLE
                                            INDIVIDUAL GRANTS                               VALUE AT
                       -----------------------------------------------------------       ASSUMED ANNUAL
                       NUMBER OF       PERCENT OF                                     RATES OF STOCK PRICE
                       SECURITIES         TOTAL                                         APPRECIATION FOR
                       UNDERLYING    OPTIONS GRANTED    EXERCISE OR                      OPTION TERM($)
                        OPTIONS      TO EMPLOYEES IN     BASE PRICE     EXPIRATION    ---------------------
        NAME           GRANTED(#)    FISCAL YEAR(6)     ($/SHARE)(7)     DATE(8)         5%          10%
        ----           ----------    ---------------    ------------    ----------    --------    ---------
Sherman Tuan.........   62,500(1)         11.18             0.40         12/09/07      15,722       39,844
                         5,000(2)             *             1.20          1/26/08       3,773        9,562
Warren J. Kaplan.....   27,500(3)          4.92             0.20         11/09/07       3,459        8,766
                       175,000(4)         31.30             0.40         11/09/07      44,023      111,562
Stephen P. Belomy....   37,500(5)          6.71             0.40         12/09/07       9,433       23,906
                         5,000(2)             *             1.20          1/26/08       3,773        9,562
David Rand...........   25,000(5)          4.47             0.40         12/09/07       6,289       15,937
                         5,000(2)             *             1.20          1/26/08       3,773        9,562

-------------------------
 *  Less than one percent.

(1) 6.25% of the shares vest every 3 months after the vesting commencement date until the first anniversary of the vesting commencement date. 1/36 of the remaining shares vest each month thereafter. Under the terms of Mr. Tuan's employment agreement, all of the shares subject to this option will accelerate and become fully vested if either Mr. Tuan's employment with us is terminated without cause or there is a material breach by us of his employment agreement. See "-- Employment Agreements."

(2) Each of the options granted to Messrs. Tuan, Belomy and Rand on January 27, 1998 were fully vested at the time of grant.

(3) 1/3 of the shares vested on December 10, 1997, 1/3 of the shares vested on January 10, 1998 and 1/3 of the shares vested on February 9, 1998. 9,166 of the option shares were cancelled when Mr. Kaplan joined us as President and Chief Operating Officer.

(4) 1/5 of the shares were immediately exercisable on the date of grant and 1/36 of the remaining shares become exercisable each month thereafter. All unvested options accelerated upon the closing of our initial public offering on December 10, 1998.

(5) 6.25% of the shares vest every 3 months after the vesting commencement date until the first anniversary of the vesting commencement date. 1/36 of the remaining shares vest each month thereafter.

(6) Based on an aggregate of 559,125 options granted to our employees under our 1997 Stock Option Plan and the option granted to Mr. Kaplan on November 10, 1997 with an exercise price of $0.40 per share. See "-- Employment Agreements."

(7) The exercise price is equal to the deemed fair market value of our common stock as estimated by our board of directors on the date of grant. However, the exercise price of the option granted to Mr. Kaplan on November 10, 1997 to purchase 175,000 shares of common stock at an exercise price of $0.40 per share was deemed to be above the fair market value on the date of grant. The fair market value of our common stock was estimated by our board of directors on the basis of the purchase price paid by investors for shares of our preferred stock, taking into account the liquidation preferences and other rights, privileges and preferences associated with such preferred stock, and an evaluation by our board of directors of our revenues, operating history and prospects.

(8) Each of the options has a ten-year term. However, the options will terminate earlier if the optionee ceases service with us.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

The following table sets forth information concerning the options exercised by our Chief Executive Officer and our three other most highly compensated executive officers in fiscal year 1998 and the year-end number and value of unexercised options with respect to each of these executive officers. No stock appreciation rights were exercised by these executive officers in fiscal year 1998 or were outstanding at the end of that year.

                                                             NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                           SHARES                           AT FISCAL YEAR-END(#)         AT FISCAL YEAR-END($)(3)
                         ACQUIRED ON       VALUE        ------------------------------   ---------------------------
         NAME            EXERCISE(#)   REALIZED($)(1)   EXERCISABLE(2)   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----            -----------   --------------   --------------   -------------   -----------   -------------
Sherman Tuan...........        --              --          155,000           87,500        771,500        451,500
Warren J. Kaplan.......    65,833          64,833           14,721          112,777         70,661        541,330
Stephen P. Belomy......     7,551          37,708           55,781               --        268,124             --
David Rand.............        --              --           86,250           62,500        427,250        317,500

-------------------------
(1) Based on the fair market value of our common stock on the date of exercise, less the exercise price payable for such shares.

(2) Certain of the options are then immediately exercisable for all the option shares as of the date of grant but any shares purchased are subject to repurchase by us at the original exercise price paid per share if the optionee ceases service with us before vesting in such shares.

(3) Based on the fair market value of our common stock at fiscal year end of $5.20 per share less the exercise price payable for such shares. The fair market value of our common stock at the end of fiscal year 1998 was estimated by our board of directors on the basis of the purchase price paid by investors for shares of our preferred stock, taking into account the liquidation preferences and other rights, privileges and preferences associated with such preferred stock, and an evaluation by our board of directors of our revenues, operating history and prospects.

STOCK INCENTIVE PLAN

In August 1998, our board of directors adopted our 1998 Stock Incentive Plan. It replaces our 1996 Stock Option Plan and our 1997 Stock Plan. The 1996 Stock Option Plan and 1997 Stock Plan terminated when we adopted the 1998 Stock Incentive Plan. No further grants will be made under the 1996 Stock Option Plan and 1997 Stock Plan, although they will continue to govern all outstanding awards made under their terms. All awards will be made under the 1998 Stock Incentive Plan.

We reserved 1,562,500 shares of common stock for issuance under the 1998 Stock Incentive Plan. If we forfeit or terminate any options granted under the 1998 Stock Incentive Plan for any reason without the grants having been exercised in full, then the unpurchased shares subject to those options will become available for additional grants of stock options or shares under the 1998 Stock Incentive Plan. If we forfeit any shares granted or purchased under the 1998 Stock Incentive Plan, then those shares will also become available for additional grants under the 1998 Stock Incentive Plan. The number of shares reserved for issuance under the 1998 Stock Incentive Plan will increase automatically on July 1 of each year by a number equal to the lesser of (1) 312,500 shares or (2) 4% of the shares of common stock outstanding at that time. Options granted to any optionee in a single fiscal year shall not cover more than 312,500 shares. However, options granted to a new employee in the fiscal year in which his or her service as an employee first commences shall not cover more than 625,000 shares.

Under the 1998 Stock Incentive Plan, directors, employees, and consultants and advisors to us, or a subsidiary or affiliate of us, are eligible to purchase shares of common stock and to receive awards of shares or grants of nonstatutory options. Employees are also eligible to receive grants of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended. Collectively, these grants are known as awards. Our compensation committee of our board of directors administers the 1998 Stock Incentive Plan and selects the persons to whom shares will be sold or awarded or options will be granted, determines the type, number, vesting requirements and other features and conditions of each sale, award or grant, interprets this plan and makes all other decisions relating to the operation of the plan.

The exercise price under any nonstatutory stock options generally must be at least 85% of the fair market value of the common stock on the date of grant, and the exercise price may vary in accordance with a predetermined formula while the nonstatutory stock option is outstanding. The exercise price under incentive stock options cannot be lower than 100% of fair market value of the common stock on the date of grant and, in the case of incentive stock options granted to holders of more than 10% of our voting power, not less than 110% of such fair market value. The term of an incentive stock option cannot exceed 10 years, and the term of an incentive stock option granted to a holder of more than 10% of our voting power cannot exceed five years.

The exercise price of common stock issued upon exercise of options is payable in cash equivalents at the time when such shares are purchased. However, the stock option agreement for an incentive stock option, and with respect to nonstatutory stock option, the compensation committee at any time, may specify that payment may be made in any of the following forms: (1) by surrendering, or attesting to the ownership of, shares of common stock that are already owned by the optionee;
(2) by delivering an irrevocable direction to a securities broker approved by us to sell all or part of the shares being purchased under the 1998 Stock Incentive Plan and to deliver all or part of the sales proceeds to us; (3) by delivering an irrevocable direction to pledge all or part of the shares being purchased under the 1998 Stock Incentive Plan to a securities broker or lender approved by us, as security for a loan, and to deliver all or part of the loan proceeds to us; (4) by delivering a full-recourse promissory note; or (5) any other form that is consistent with applicable laws, regulations and rules. The par value of the shares being purchased under the 1998 Stock Incentive Plan, if newly issued, must be paid in cash or cash equivalents.

Each new non-employee director who is elected to our board of directors will automatically be granted as of the date of election a nonstatutory stock option to purchase 9,375 shares of common stock at an exercise price equal to the fair market value of the common stock on the date of grant. The shares subject to these options will vest in 36 equal installments at monthly intervals over the three-year period commencing on the date of grant. In addition, each non-employee director who will continue to serve following any annual meeting of stockholders will automatically be granted an option as of the date of such meeting to purchase 3,125 shares of common stock at an exercise price equal to the fair market value of the common stock on the date of grant. These options will vest on the first anniversary of grant. These options will expire on the earliest of (1) the 10th anniversary of grant, (2) 3 months after termination of service for any reason other than death or total and permanent disability or (3) 12 months after termination of service due to death or disability. No director will receive the 9,375-share grant and a 3,125-share grant in the same fiscal year.

Our compensation committee may permit or require an optionee to have shares that otherwise would be delivered to such optionee as a result of the exercise of an option converted into amounts credited to a deferred compensation account established for such optionee as an entry on our books. In addition to options, shares may be sold or awarded under the 1998 Stock Incentive Plan for such consideration as the compensation committee may determine, including, without limitation, cash, cash equivalents, full-recourse promissory notes, past services and future services. To the extent that an award consists of newly issued shares, the recipient must furnish consideration with a value not less than the par value of such shares in the form of cash, cash equivalents or past services rendered to us or a parent or subsidiary, as the compensation committee may determine. The holders of shares awarded under the 1998 Stock Incentive Plan shall have the same voting, dividend and other rights as our other stockholders except that the award agreement may require that the holders of shares invest any cash dividends received in additional shares. These additional shares are subject to the same conditions and restrictions as the award with respect to which the dividends were paid.

Immediately before the effective date of a change in control, an award will become fully exercisable as to all shares subject to this award, except that (1) in the case of an incentive stock plan, the acceleration of exercisability shall not occur without the optionee's written consent; and (2) if we and the other party to the transaction constituting a change in control agree that such transaction is to be treated as a "pooling of interest" for financial reporting purposes, and if such transaction in fact is so treated, then the acceleration of exercisability shall not occur to the extent that our independent accountants and the other party's independent accountants separately determine in good faith that such acceleration would preclude the use of "pooling of interest" accounting. In addition, all options granted to non-employee directors will become fully exercisable if the director's service terminates because of death, total and permanent disability or retirement at or after age 70.

Our board of directors may amend or terminate the 1998 Stock Incentive Plan at any time. The 1998 Stock Incentive Plan shall remain in effect until it is terminated except that no incentive stock options shall be granted on or after the 10th anniversary of the later of (1) the date when our board of directors adopted the 1998 Stock Incentive Plan or (2) the date when the board adopted the most recent increase in the number of shares of common stock available under the 1998 Stock Incentive Plan which was approved by our stockholders. Amendments may be subject to stockholder approval to the extent required by applicable laws.

EMPLOYEE STOCK PURCHASE PLAN

In August 1998, our board of directors adopted our Employee Stock Purchase Plan to provide our employees with an opportunity to purchase common stock through payroll deductions. Under the Employee Stock Purchase Plan, 156,250 shares of common stock have been reserved for issuance. As of July 1 of each year, the number of shares reserved for issuance under the Employee Stock Purchase Plan will increase automatically by the number of shares necessary to cause the number of shares then available for purchase to be restored to 156,250. The Employee Stock Purchase Plan became effective at the time of our initial public offering. All employees whose customary employment is for more than five months per calendar year and for more than 20 hours per week are eligible to participate in the Employee Stock Purchase Plan.

Eligible employees may contribute up to 15% of their total cash compensation to the Employee Stock Purchase Plan. Amounts withheld are applied at the end of every six-month accumulation period to purchase shares of common stock, but not more than 3,125 shares per accumulation period. The value of the common stock (determined as of the beginning of the offering period) that may be purchased by any participant in a calendar year is limited to $25,000. Participants may withdraw their contributions at any time before stock is purchased.

The purchase price is equal to 85% of the lower of (1) the market price of common stock immediately before the beginning of the applicable offering period or (2) the market price of common stock at the time of the purchase. In general, each offering period is 24 months long, but a new offering period begins every six months. Thus, up to four overlapping offering periods may be in effect at the same time. An offering period continues to apply to a participant for the full 24 months, unless the market price of common stock is lower when a subsequent offering period begins. In that event, the subsequent offering period automatically becomes the applicable period for purposes of determining the purchase price. The first accumulation and offering periods commenced on December 10, 1998 and will end on April 30, 1999, and October 31, 2000, respectively.

EMPLOYMENT AGREEMENTS

We entered into an employment agreement with Sherman Tuan dated as of February 1, 1998. Under this employment agreement, Mr. Tuan receives certain compensation and benefits including, but not limited to, an annual base salary of $225,000, bonus, and stock options. Mr. Tuan's current bonus amount is at a minimum $50,000. The bonus cannot exceed the amount of Mr. Tuan's then current salary. In addition, Mr. Tuan is guaranteed a minimum annual salary and bonus increase of 10% each year. Mr. Tuan receives his base salary for twelve months and fully vests in his option shares following either a termination without cause or a material breach of his employment agreement by us before December 31, 1999. For the purposes of this agreement, "cause" means (1) Mr. Tuan's conviction of, guilty or "no contest" plea to or confession of guilt of a felony, (2) a willful act by Mr. Tuan which constitutes gross misconduct and which is materially injurious to us or (3) violation by Mr. Tuan of our proprietary information and inventions agreement without our prior written consent. "Material Breach" means
(a) the failure of us to
pay base salary or additional compensation in accordance with his employment agreement, (b) the assignment to Mr. Tuan without Mr. Tuan's consent of duties substantially inconsistent with his duties as set forth in his employment agreement, (c) the relocation of our principal offices to a geographic location other than Northern California, or (d) a failure to reelect Mr. Tuan as a member of the board.

We have entered into an employment agreement with Warren J. Kaplan dated as of November 10, 1997. Under his employment agreement, Mr. Kaplan receives certain compensation and benefits including, but not limited to an annual base salary of $225,000, a bonus of at least $50,000 which does not exceed his then current salary, and stock options. We shall continue to pay Mr. Kaplan his base salary for twelve months following a termination without cause during the term of his employment agreement. In addition, Mr. Kaplan is guaranteed a minimum annual salary and bonus increase of 10% each year.

Under the terms of his employment agreement, Mr. Kaplan received an option to purchase shares of our common stock. This option was initially for 175,000 shares. However, the option contained an anti-dilution clause which guaranteed that, prior to any underwritten initial public offering of our securities, the number of option shares granted to Mr. Kaplan would always be equal to 5% of our outstanding common stock less 18,333 option shares. Under the terms of this anti-dilution clause, Mr. Kaplan received an additional 264,862 option shares on July 31, 1998, an additional 30,110 option shares on September 4, 1998 and an additional 22,240 option shares on December 1, 1998. This option is immediately exercisable with respect to 20% of the option shares and the balance becomes exercisable in equal monthly installments over the next 36 months of employment with us measured from November 10, 1997, the date of Mr. Kaplan's employment agreement. The exercise price is $0.40 per share which was above the fair market value of our common stock on November 10, 1997. All outstanding options are fully vested.

We have entered into an employment agreement with David Rand effective as of May 1, 1998. Under his employment agreement, Mr. Rand was appointed our Chief Technology Officer. Mr. Rand's base salary is currently $190,000. Mr. Rand receives six months' severance if he is terminated without cause.

See "Risk Factors -- We may not be able to hire or retain the key employees we need."

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

Our Restated Certificate of Incorporation limits the liability of directors to the maximum extent not prohibited by Delaware law. Delaware law provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director for monetary damages for breach of their fiduciary duties as directors, except for liability for any of the following:

  - for any breach of their duty of loyalty to the corporation or our stockholders;

  - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  - for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  - for any transaction from which the director derived an improper personal benefit.

Our bylaws provide that we shall indemnify our directors, officers and employee benefit plan fiduciaries, and may indemnify our employees and agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to advance expenses incurred by an indemnified director or officer in connection with the defense of any action or proceeding arising out of the director's or officer's status or service as our director or officer upon any undertaking by the director or officer to repay any advances if it is ultimately determined that such director or officer is not entitled to such indemnification.

We have also entered into agreements to indemnify our directors and officers. These agreements, among other things, indemnify our directors and officers for certain expenses (including attorneys' fees and associated legal expenses), judgments, fines and amounts paid in settlement amounts if this settlement is approved in advance by us, which approval shall not be unreasonably withheld, actually and reasonably incurred by any person in any action, suit, proceeding or alternative dispute resolution mechanism arising out of that person's services as our director or officer, any subsidiary of us or any other company or enterprise to which the person provides services at our request. We believe that those provisions and agreements are necessary to attract and retain qualified directors and officers.

                              CERTAIN TRANSACTIONS

Since our inception in March 1996, there has not been any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $60,000 and in which any director, executive officer, holder of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the transactions described below.

EQUITY FINANCINGS

From inception to our initial public offering in December, 1998, we financed our growth primarily through the sale of preferred stock, resulting in the issuance of an aggregate of 1,025,000 shares of series A preferred stock at purchase price of $0.40 per share; 1,631,896 shares of series B preferred stock at a weighted-average purchase price of $1.35 per share; 2,003,000 shares of series C preferred stock at a weighted-average purchase price of $1.93 per share; and 2,115,378 shares of series D preferred stock at a purchase price of $5.20 per share; and 408,775 shares of series E preferred stock at a purchase price of $10.00 per share. The purchasers of our series A preferred stock, series B preferred stock, series C preferred stock, series D preferred stock and series E preferred stock include the following directors, executive officers and 5% or greater stockholders:

                                                   NUMBER OF SHARES OF PREFERRED STOCK
                                           ----------------------------------------------------
                  NAME                     SERIES A   SERIES B   SERIES C   SERIES D   SERIES E
                  ----                     --------   --------   --------   --------   --------
Hui-Tzu Hu(1)............................       --    150,013    500,000    192,307         --
Kline Hawkes California SBIC,
  L.P.(1)(2).............................       --         --         --    769,230     40,000
Techgains Corp. and Technology Associates
  Management Co., Ltd.(1)(3).............       --         --    552,500    192,307         --
Primus Technology Fund(1)................       --         --         --    384,615    112,000
Peter C. Chen(1)(4)......................  275,000    171,078         --         --         --
Warren J. Kaplan(5)......................       --         --     12,500         --      2,500
Kimball Small(6).........................       --    325,000         --         --         --
Spring Creek Investments(7)..............       --         --         --     96,153         --
Jerry Chen(8)............................       --     33,750         --         --         --

-------------------------
(1) Holds 5% or more of our outstanding capital stock. Includes all shares held by affiliated entities.

(2) Frank R. Kline, a director, is a private equity manager of Kline Hawkes California SBIC, L.P.

(3) Tom Shao, a director, is a Managing Director of Technology Associates Management Co., Ltd.

(4)  Peter C. Chen is a director.

(5) Includes shares held by Mr. Kaplan and his wife. Warren J. Kaplan is President, Chief Operating Officer and a director.

(6)  Kimball Small is a director.

(7)  James Sha, a director, is a principal of Spring Creek Investments.

(8)  Jerry Chen is an executive officer.

CONSULTING WARRANTS

We issued a warrant to Primus Technology Fund, a holder of more than 5% of our capital stock, to purchase 8,750 shares of our common stock at a per share exercise price of $5.20 in connection with services provided by Primus in assisting us in establishing operations in Asia.

In December 1996, we granted options to purchase an aggregate of 104,166 shares of our common stock at an exercise price of $0.12 per share to Stephen Belomy, our Executive Vice President and Secretary, and Kimball Small, a member of our board of directors, in consideration of their real estate consulting services. In June 1998, our Board fully accelerated the vesting of these options.

REAL PROPERTY AGREEMENTS

Kimball Small Properties co-manages the building in which our San Jose, California office and Internet service exchange facility is located, and has an ownership interest in the building. Kimball Small, President of Kimball Small Properties, holds more than 5% of our capital stock and is a director.

We recently entered into a lease for an approximately 110,000 square foot Internet service exchange facility in San Jose, California. Kimball Small Properties co-manages the building in which the new facility is being developed and has an ownership interest in the building. See "Risk Factors -- Risks Associated with Recent and Planned Business Expansion."

WARRANTS

In connection with the exchange of outstanding notes and warrants for our series B preferred stock, the Company issued a warrant to the Peter and Pat Chen Living Trust, owned as community property by Peter C. Chen, a holder of more than 5% of our capital stock and Vice Chairman of the Board of Directors, to purchase 26,972 shares of our common stock at a per share exercise price of $2.00.

In connection with the exchange of outstanding notes and warrants for our series B preferred stock, we issued a warrant to Hui-Tzu Hu, a holder of more than 5% of our capital stock, to purchase 29,375 shares of our common stock at a per share exercise price of $2.00.

TECHNOLOGY AGREEMENT

David Rand, our Chief Technology Officer, has granted to us perpetual, non-royalty bearing worldwide licenses to the EtherValve and MRTG technologies and assigned the APS and ASAP technology to us pursuant to a technology agreement dated August 18, 1998. In consideration for entering into the agreement, Mr. Rand received options to purchase 101,250 shares of our common stock at an exercise price of $12.00 per share. On December 1, 1998, the Board approved an amendment to reduce the exercise price of the option to $10.00 per share. See "-- Option Repricing." The options vest over four years.

SERVICE OPTIONS

On March 27, 1999, the board of directors granted options to each of Kimball Small and Frank R. Kline, both of whom are our directors, for 12,500 and 15,000 shares of our common stock. The options have an exercise price of $85.06 per share and vest in three equal annual installments and terminate in 3 years.

OPTION REPRICING

On December 1, 1998, the Board approved the amendment of all outstanding stock options under our 1997 Stock Plan with an exercise price in excess of $10.00 per share. As a result, all options granted in August 1998, September 1998 and October 1998 were repriced at $10.00 per share, including the options granted to Sherman Tuan, our Chief Executive Officer and Chairman of our Board of Directors, on August 18, 1998 for 131,500 shares, the option granted to David Rand, our Chief Technology Officer, on August 18, 1998 for 101,250 shares and options granted to each of Fred A. Vierra and Robert A. Burgelman, both of whom are directors, on October 14, 1998 and October 28, 1998, respectively, for 9,375 shares.

We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions, including loans between us and our officers, directors, principal stockholders and their affiliates, will be approved by a majority of our board, including a majority of the independent and disinterested outside directors on the Board, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of common stock as of March 31, 1999, and as adjusted to reflect the sale by us of 1,300,000 shares of common stock by the following individuals or groups:

  - each person or entity who is known by us to own beneficially more than 5% of our common stock;

  - each director;

  - each of the Named Executive Officers;

  - all of our executive officers and directors as a group; and

  - all other selling stockholders.

Unless otherwise indicated, the address for each stockholder listed in the following table is c/o AboveNet Communications, Inc, 50 W. San Fernando Street, Suite #1010, San Jose, California 95113. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

Applicable percentage ownership in the following table is based on 13,622,599 shares of common stock outstanding as of March 31, 1999.

To the extent that any shares are issued upon exercise of options, warrants or other rights to acquire capital stock that are presently outstanding or granted in the future or reserved for future issuance under stock plans, there will be further dilution to new public investors.

The numbers shown in the table below assume no exercise by the underwriters of their over-allotment option. AboveNet has granted the underwriters an option to purchase up to 600,000 shares, to cover over-allotments, if any.

                                   SHARES BENEFICIALLY                SHARES BENEFICIALLY
                                          OWNED                              OWNED
                                    PRIOR TO OFFERING                    AFTER OFFERING
                                   --------------------    SHARES     --------------------
DIRECTORS AND EXECUTIVE OFFICERS    NUMBER      PERCENT    OFFERED     NUMBER      PERCENT
--------------------------------   ---------    -------    -------    ---------    -------
Robert A. Burgelman, Ph.D.(1)....      9,375       *          *           9,375       *
Peter C. Chen, Ph.D.(2)..........    468,900      3.4       93,780      375,120      2.3
Warren J. Kaplan(3)..............    509,006      3.6       77,000      432,006      2.6
Frank R. Kline(4)................    910,063      7.0         *         910,063      6.0
James Sha(5).....................     96,153      0.7        9,615       86,538      0.5
Tom Shao, Ph.D.(6)...............    744,807      5.5      148,961      595,846      3.7
Kimball Small(7).................    409,027      3.0       70,000      339,027      2.1
Sherman Tuan(8)..................    427,125      3.1       20,000      407,125      2.5
Fred A. Vierra(9)................      9,375       *          *           9,375       *
Stephen P. Belomy(10)............    140,833      1.0       20,000      120,833      0.7
David Rand(11)...................    228,888      1.7       40,000      188,888      1.1
All directors and officers as a
  group (21 persons)(12).........  4,213,486     28.4      508,003    3,705,483     21.1

                                   SHARES BENEFICIALLY                SHARES BENEFICIALLY
                                          OWNED                              OWNED
                                    PRIOR TO OFFERING                    AFTER OFFERING
                                   --------------------    SHARES     --------------------
DIRECTORS AND EXECUTIVE OFFICERS    NUMBER      PERCENT    OFFERED     NUMBER      PERCENT
--------------------------------   ---------    -------    -------    ---------    -------
GREATER THAN 1% STOCKHOLDERS
Ching-Jung Chen..................    208,000      1.5       48,000      160,000      1.0
En-Lei Tuan......................    375,000      2.8      200,000      175,000      1.1
Hui-Tzu Hu.......................    867,175      6.4      150,000      717,175      4.4
  c/o D-Link Corporation
  2F No. 233-2 Pro-Chino Road
  Tsin-Tren
  Taipei, Taiwan R.O.C
Jerry Chen(13)...................    157,185      1.2       20,000      137,185      0.8
Kline Hawkes California SBIC,
  L.P.(14).......................    910,063      7.0         *         910,063      6.0
  11726 San Vicente Blvd
  Suite 300
  Los Angeles, California 90049
North American
  Venture Fund L.P...............    242,307      1.8      121,153      121,154      0.7
  CDC North America Venture
  Management, L.D.C.
  3945 Freedom Circle
  Suite 270
  Santa Clara, California 95054
Ta-Hui Shyu......................    200,000      1.5         *         200,000      1.2
Synergy (formerly Prosperity.....    250,000      1.8       50,000      200,000      1.2
  Capital)
  c/o TC Kuo
  Sun Shining Investment Corp.,
  16th Floor
  2 Tun Hwa S. Road, Sec. 2
  Taipei, Taiwan ROC
Techgains Corp. and Technology
  Associates.....................    744,807      5.5      148,961      595,846      3.7
  Management Co., Ltd.(15)
  2378 W. 239th Street
  Torrance, California 90501
Primus Technology Fund(16).......    505,365      3.7         *         505,365      3.1
  16th Floor, 35 Sec. 3
  Min Chuan E. Road
  Taipei, Taiwan R.O.C

-------------------------
  *  Represents less than 1 percent.

 (1) Includes 9,375 shares of common stock issuable pursuant to options exercisable within 60 days of March 31, 1999. Mr. Burgelman is a director of AboveNet.

 (2) Includes all shares owned as community property with Pat Chen and all shares owned by the Peter Cheng-Yu and Pat Te-Hui Living Trust. Mr. Chen is a director of AboveNet.

 (3) Includes 424,424 shares of common stock issuable pursuant to options exercisable within 60 days of March 31, 1999. Includes 12,500 shares of common stock owned by Judith A. Kaplan, Mr. Kaplan's wife. Excludes shares of common stock owned by

     Mr. Kaplan's adult children. Mr. Kaplan is a director and an officer of AboveNet. In December 1998, Mr. Kaplan bought 2,000 shares of our common stock on the open market. In connection with this offering, Mr. Kaplan will disgorge his profits on the sale of 2,000 shares of common stock to us pursuant to Section 16(b) of the Exchange Act of 1934, as amended.

 (4) Includes 909,230 shares held by Kline Hawkes California SBIC, L.P. and our affiliates. Includes 833 shares of common stock issuable to Mr. Kline pursuant to options exercisable within 60 days of March 31, 1999. Mr. Kline, a director of AboveNet and a private equity manager of Kline Hawkes California L.P./Kline Hawkes California SBIC, L.P., disclaims beneficial ownership of such shares except to the extent of his pecuniary interest.

 (5) Includes 96,153 shares held by Spring Creek Investments. Mr. Sha, a director of AboveNet, is a principal of Spring Creek Investments.

 (6) Includes 744,807 shares held by Techgains Corp. and Technology Associates Management Co., Ltd. (collectively, "TAMC"). Mr. Shao is a Managing Director of TAMC. Mr. Shao, a director of AboveNet, disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

 (7) Includes 84,027 shares of common stock issuable pursuant to options exercisable within 60 days of March 31, 1999. Includes all shares held in community property with Martha Small. Mr. Small is a director of AboveNet.

 (8) Includes 245,250 shares of common stock issuable pursuant to options exercisable within 60 days of March 31, 1999. Mr. Tuan is a director and an officer of AboveNet.

 (9) Includes 9,375 shares of common stock issuable pursuant to options exercisable within 60 days of March 31, 1999. Mr. Vierra is a director of AboveNet.

(10) Includes 65,781 shares of common stock issuable pursuant to options exercisable within 60 days of March 31, 1999. Mr. Belomy is an officer of AboveNet.

(11) Includes 210,138 shares of common stock issuable pursuant to options exercisable within 60 days of March 31, 1999. Mr. Rand is an officer of AboveNet.

(12) Includes 1,231,798 shares of common stock issuable pursuant to options exercisable within 60 days of March 31, 1999. See also footnotes 4, 6 and 8.

(13) Includes 27,499 shares of common stock issuable pursuant to options exercisable within 60 days of March 31, 1999. Mr. Chen is an officer of AboveNet.

(14) The General Partner of Kline Hawkes California SBIC, a California limited partnership, is Kline Hawkes California SBIC GP, a limited partnership. The General Partner of Kline Hawkes California SBIC GPLP is Kline Hawkes Management SBIC, Inc. The controlling shareholder of Kline Hawkes Management SBIC, Inc. is Frank R. Kline, Jr.

(15) Includes all shares held by TAMC. Mr. Shao is a Managing Director of TAMC. Mr. Shao, a director of AboveNet, disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(16) Includes 8,750 shares issuable pursuant to a warrant to purchase common stock of AboveNet. In addition, includes all shares owned by Primus Holdings (BVI) Inc., an affiliated fund. The members of the Board of Directors of Primus Technology Fund are Kuo Yang Construction Co. Inc., Thomas Chen, The Fubon Group and Tung Ho Steel Enterprise Corp.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

We are authorized to issue 60,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of undesignated preferred stock, $0.001 par value. The following description of our capital stock and certain provisions of our certificate of incorporation and bylaws is not complete and is subject to and qualified in its entirety by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by applicable provisions of Delaware law.

COMMON STOCK

As of March 31, 1999, there were 13,622,599 shares of common stock outstanding that were held of record by 147 stockholders. There will be 16,322,599 shares of common stock outstanding (assuming no exercise of options and warrants outstanding as of March 31, 1999 or granted thereafter) after giving effect to the sale of common stock offered to the public hereby. The holders of common stock are entitled to one vote per share held of record in all matters submitted to a vote of stockholders. Holders of common stock do not have cumulative voting rights, and, therefore, holders of a majority of the shares voting for the election of directors can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors.

Holders of the common stock are entitled to receive such dividends as may be declared from time to time by the board of directors out of funds legally available therefor, subject to the terms of any existing or future agreements between us and our debtholders. We have never declared or paid cash dividends on our capital stock, expect to retain future earnings, if any, for use in the operation and expansion of our business, and do not anticipate paying cash dividends in the foreseeable future. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets legally available for distribution after payment of all debts and other liabilities and subject to the prior rights of holders of preferred stock then outstanding, if any. See -- "Dividend Policy."

PREFERRED STOCK

Our board of directors has the authority to issue the preferred stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by our stockholders. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders and may adversely affect the market price of, and the voting and other rights of, the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. We have no current plans to issue any shares of preferred stock.

ANTITAKEOVER EFFECTS OF PROVISIONS OF CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

Our Certificate of Incorporation provides that all stockholder actions must be effected at a duly called annual or special meeting and may not be effected by written consent. In addition, we have a classified board of directors such that approximately one-third of the members of our board of directors are elected at each annual meeting of the stockholders. Our bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of the board of directors, or by our president, or by the chairman of the board or at the request of stockholders holding at least a majority of our outstanding stock. In addition, the bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our Secretary of the stockholder's intention to bring such business before the meeting. Our certificate of incorporation provides that the affirmative vote of holders of at least a majority of the total votes eligible to be cast in the election of directors is required to amend, alter, change or appeal certain of its provisions. Our bylaws provide that the affirmative vote of the holders of at least 80 percent of the Voting Stock is required to amend, alter or repeal any of its provisions.

The foregoing provisions of our certificate of incorporation and bylaws are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions which may involve an actual or threatened change of control of us. These provisions are designed to reduce the vulnerability of us to an unsolicited acquisition proposal and, accordingly, could discourage potential acquisition proposals and could delay or prevent a change in control of us. These provisions are also intended to discourage certain tactics that may be used in proxy fights but could, however, have the effect of discouraging others from making tender offers for our shares and, consequently, may also inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. These provisions may also have the effect of preventing changes in our management. We are currently considering other anti-takeover measures, including the adoption of a stockholder rights plan. See "Risk Factors -- Antitakeover Effects of Certain Charter Provisions, Bylaws and Delaware Law."

EFFECT OF DELAWARE ANTITAKEOVER STATUTE

We are subject to Section 203 of the Delaware General Corporation Law ("Section 203") which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless:

  - prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (1) by persons who are directors and also officers and (2) by the employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  - on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

  - any merger or consolidation involving the corporation and an interested stockholder;

  - any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets or stock of the corporation involving an interested stockholder;

  - subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to an interested stockholder;

  - any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series, or convertible into the stock of any class or series, of the corporation which is owned by an interested stockholder; or

  - the receipt by an interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person. See "Risk Factors -- Antitakeover Effects of Certificate of Incorporation, Bylaws and Delaware Law."

REGISTRATION RIGHTS OF CERTAIN HOLDERS

The holders of approximately 6,261,267 shares of common stock are entitled to certain rights with respect to the registration of those shares under the Securities Act. Under the terms of the agreement between us and the holders of these registrable securities, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other securities holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include their shares therein. Holders of registration rights may also require us to file a registration statement under the Securities Act at our expense with respect to their shares of common stock, and we are required to use our best efforts to effect such registration. Further, holders may require us to file registration statements on Form S-3 at our expense when that form becomes available for use by us. All such registration rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares to be included in such registration. In addition, Warren J. Kaplan, our President and Chief Operating Officer, has the right to require us to register any shares issued or issuable pursuant to options granted to him on Form S-8.

WARRANTS

As of March 31, 1999, warrants to purchase 170,158 shares of our common stock.

TRANSFER AGENT

The transfer agent and registrar for our common stock is Boston EquiServe L.P. Its address is 150 Royall Street, Canton, Massachusetts, and its telephone number at this location is (781) 575-3010.

                        SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, based on shares outstanding as of March 31, 1999, we will have 16,322,597 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option. Of this amount, the 4,000,000 shares sold in this offering, assuming no exercise of the underwriters' over-allotment option, will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended, unless the shares are purchased by our "affiliates" as that term in Rule 144 under the Securities Act. In addition, the 5,750,000 shares sold in our December 1998 initial public offering are currently eligible to be resold immediately in the public market without restriction unless the shares were purchased by affiliates. Of the remaining shares, approximately (1) 8,556,182 shares will be available for immediate sale in the public market as of the date of this prospectus, (2) 2,712,539 shares will be available for sale on June 10, 1999, the expiration date of the contractual lock-up agreements entered into in connection with our initial public offering, (3) 683,694 shares will be available for sale at various times during the period beginning June 10, 1999 and ending 90 days after the date of this prospectus and (4) 4,315,265 shares will be eligible 90 days after the date of this prospectus following the expiration of 90-day lockup agreements entered into with the underwriters, in some cases subject to the volume limitations described below. Shares issuable upon exercise of outstanding options after March 31, 1999 are not included in this analysis.

           DAYS AFTER DATE                APPROXIMATE SHARES
         OF THIS PROSPECTUS            ELIGIBLE FOR FUTURE SALE                COMMENT
         ------------------            ------------------------                -------
Upon Effectiveness...................         8,556,182           Freely tradable shares sold in our
                                                                  initial public offering or this
                                                                  offering and shares saleable under
                                                                  Rule 144(k) that are not subject
                                                                  to contractual lockup restrictions
June 10, 1999........................         2,712,539           Initial public offering lockup
                                                                  released; shares saleable under
                                                                  Rule 144, 144(k) or 701
Period between June 10, 1999 and 90             683,694           Initial public offering lockup
  days after prospectus..............                             released; shares saleable under
                                                                  Rule 144, 144(k) or 701
90 days after prospectus.............         4,315,265           90-day lockup in connection with
                                                                  this offering released; shares
                                                                  saleable under Rule 144 or 701.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of (1) 1% of the then outstanding shares of common stock (approximately 163,225 shares immediately after this offering) or (2) the average weekly trading volume during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale. A person (or persons whose shares are aggregated) who is not deemed to have been our affiliate at any time during the 90 days immediately preceding the sale who has beneficially owned his or her shares for at least two years is entitled to sell those shares pursuant to Rule 144(k) without regard to the limitations described above. Persons deemed to be affiliates must always sell pursuant to Rule 144, even after the applicable holding periods have been satisfied.

AboveNet, our directors, executive officers, the selling stockholders and certain other stockholders have agreed pursuant to the underwriting agreement and other agreements that they will not sell any common stock without the prior consent of CIBC Oppenheimer Corp. for a period of 90 days from the date of this prospectus, except that we may, without such consent, grant options and sell shares pursuant to our stock plans. We have agreed with the underwriters that we will not release any shares subject to lock-up agreements with us without the prior consent of CIBC Oppenheimer Corp.

We are unable to estimate the number of shares that will be sold under Rule 144, since this will depend on the market price for our common stock, the personal circumstances of the sellers and other factors. Any sale of substantial amounts of the common stock in the open market may adversely affect the price of the common stock offered hereby.

In addition, the holders of approximately 6,261,267 shares of common stock entitled to certain rights with respect to registration of those shares under the Securities Act. Registration of those shares under the Securities Act would result in those shares becoming freely tradable without restriction under the Securities Act (except for shares purchased by our affiliates) immediately upon the effectiveness of that registration. See "Description of Capital
Stock -- Registration Rights."

                                  UNDERWRITING

AboveNet and the selling stockholders have entered into an underwriting agreement with the underwriters named below. CIBC Oppenheimer Corp., Lehman Brothers Inc., PaineWebber Incorporated and Volpe Brown Whelan & Company, LLC are acting as representatives of the underwriters.

The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters' obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of common stock set forth opposite its name below:

                                                              NUMBER OF
                        UNDERWRITERS                           SHARES
                        ------------                          ---------
CIBC Oppenheimer Corp. .....................................
Lehman Brothers Inc. .......................................
PaineWebber Incorporated....................................
Volpe Brown Whelan & Company, LLC...........................
                                                              --------
          Total.............................................  4,000,000
                                                              ========

This is a firm commitment underwriting. This means that the underwriters have agreed to purchase all of the shares offered by this prospectus (other than those covered by the over-allotment option described below) if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

The representatives have advised AboveNet and the selling stockholders that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representatives may offer some of the shares to certain securities dealers
at such price less a concession of $          per share. The underwriters may
also allow, and such dealers may reallow, a concession not in excess of
$          per share to certain other dealers. After the shares are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

AboveNet has granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus,
permits the underwriters to purchase a maximum of                additional
shares from AboveNet to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price
to public will be $          million, and the total proceeds to AboveNet will be
$          . The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter's initial amount reflected in the foregoing table.

The following table provides information regarding the amount of the discount to be given to the underwriters by AboveNet and the selling stockholders.

                                                                              TOTAL WITH FULL
                                                    TOTAL WITHOUT EXERCISE      EXERCISE OF
                    PER SHARE                         OF OVER-ALLOTMENT       OVER-ALLOTMENT
                    ---------                       ----------------------    ---------------
AboveNet..........................................          $                     $
Selling stockholders..............................
Total.............................................

AboveNet estimates that its total expenses of the offering, excluding the
underwriting discount, will be approximately $          and $          ,
respectively.

AboveNet and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

AboveNet, its officers and directors, the selling stockholders and certain other stockholders have agreed to a 90-day "lock up" with respect to approximately shares of common stock and certain other AboveNet securities that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. This means that, subject to certain exceptions, for a period of 90 days following the date of this prospectus, AboveNet and such persons may not offer, sell, pledge or otherwise dispose of the AboveNet securities without the prior written consent of CIBC Oppenheimer Corp.

Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

  - Stabilizing transactions -- The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

  - Over-allotments and syndicate covering transactions -- The underwriters may create a short position in the shares by selling more shares than are set forth on the cover page of this prospectus. If a short position is created in connection with the offering, the representatives may engage in syndicate covering transactions by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.

  - Penalty bids -- If the representatives purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

  - Passive market making -- Market makers in the shares who are underwriters or prospective underwriters may make bids for or purchases of shares, subject to certain limitations, until the time, if ever, at which a stabilizing bid is made.

Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of such transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

Neither AboveNet nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the Nasdaq National Market or otherwise. If these transactions are commenced, they may be discontinued without notice at any time.

                                 LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for AboveNet by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California. An investment partnership comprised of members of that firm beneficially owns a warrant to purchase 2,500 shares of our common stock at an exercise price of $5.20 per share. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Pillsbury Madison & Sutro LLP, Palo Alto, California. Pillsbury Madison & Sutro LLP has acted and continues to act as counsel to us in connection with certain legal matters.

                                    EXPERTS

Our financial statements as of June 30, 1997 and 1998 and for the period from March 8, 1996 (inception) to June 30, 1996 and each of the years in the two-year period ended June 30, 1998 included in this Prospectus and the related financial statement schedule included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             CHANGE IN ACCOUNTANTS

In April 1998, we appointed Deloitte & Touche LLP to replace our former accountants as our principal accountants. There were no disagreements with our former accountants during the period from inception to April 30, 1998 or during any subsequent interim period preceding their replacement on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the former accountants' satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports. Our former accountants issued an unqualified opinion on the financial statements as of and for the year ended June 30, 1997 and the period from inception to June 30, 1997. We did not consult with Deloitte & Touche LLP on any accounting or financial reporting matters in the periods prior to their appointment. The change in accountants was approved by our board of directors.

                             ADDITIONAL INFORMATION

AboveNet has filed a registration statement on Form S-1 with the Securities and Exchange Commission in connection with this offering. We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other documents we filed at the SEC's Public Reference Room at the principal office of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Regional Offices of the SEC:
Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and Seven World Trade Center, New York, New York 10048. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC's Internet site at "http://www.sec.gov."

This prospectus is a part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any contract or other document, the reference may not be complete and you should refer to the exhibits that are part of the registration statement for a copy of the contract or document.

                          ABOVENET COMMUNICATIONS INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-2
Balance Sheets as of June 30, 1997 and 1998 and December 31,
  1998 (Unaudited)..........................................  F-3
Statements of Operations for the Period from December 31,
  1996 (Inception) to June 30, 1996, the Years Ended June
  30, 1997 and 1998 and the Six Months Ended December 31,
  1997 and 1998 (Unaudited).................................  F-4
Statements of Stockholders' Equity (Deficiency) for the
  Period from March 8, 1996 (Inception) to June 30, 1996,
  the Years Ended June 30, 1997 and 1998 and the Six Months
  Ended December 31, 1998 (Unaudited).......................  F-5
Statements of Cash Flows for the Period from March 8, 1996
  (Inception) to June 30, 1996, the Years Ended June 30,
  1997 and 1998 and the Six Months Ended December 31, 1997
  and 1998 (Unaudited)......................................  F-6
Notes to Financial Statements...............................  F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of AboveNet Communications Inc.:

We have audited the accompanying balance sheets of AboveNet Communications Inc. as of June 30, 1997 and 1998, and the related statements of operations, stockholders' equity (deficiency) and cash flows for the period from March 8, 1996 (inception) to June 30, 1996 and for each of the two years in the period ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of AboveNet Communications Inc. as of June 30, 1997 and 1998, and the results of their operations and their cash flows for the period from March 8, 1996 (inception) to June 30, 1996 and for each of the two years in the period ended June 30, 1998, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

San Jose, California
August 7, 1998
(December 4, 1998 as to the first eight paragraphs of Note 12 and March 31, 1999 as to the last seven paragraphs of Note 12)

                          ABOVENET COMMUNICATIONS INC.

                                 BALANCE SHEETS

                                                                       JUNE 30,
                                                              --------------------------    DECEMBER 31,
                                                                 1997           1998            1998
                                                              -----------    -----------    ------------
                                                                                            (UNAUDITED)
ASSETS
Current assets:
  Cash and equivalents......................................  $   331,100    $ 8,141,200    $ 67,903,500
  Short-term investments....................................           --             --         974,900
  Accounts receivable, net of reserve for doubtful accounts
    of $15,000, $60,000 and $257,100, respectively..........       41,100        357,000       1,471,000
  Prepaid expenses and other current assets.................           --        269,600         737,100
                                                              -----------    -----------    ------------
         Total current assets...............................      372,200      8,767,800      71,086,500
Property and equipment, net.................................      766,400      4,436,100      15,007,600
Restricted cash.............................................           --        300,000              --
Right to use fiber optic capacity...........................           --             --       8,300,000
Deposits and other assets...................................       32,700        189,400       1,337,700
                                                              -----------    -----------    ------------
         Total..............................................  $ 1,171,300    $13,693,300    $ 95,731,800
                                                              ===========    ===========    ============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
  Accounts payable..........................................  $   312,000    $ 2,301,300    $  2,329,600
  Remaining obligation for right to use fiber optic
    capacity................................................           --             --       6,425,000
  Accrued liabilities.......................................      109,700        619,900       1,016,500
  Customer deposits.........................................       85,000        309,400         653,800
  Advances..................................................      739,900             --              --
  Current portion of long-term obligations..................       71,500        476,000       1,937,700
                                                              -----------    -----------    ------------
         Total current liabilities..........................    1,318,100      3,706,600      12,362,600
                                                              -----------    -----------    ------------
Convertible notes payable and advances......................           --      8,000,000              --
                                                              -----------    -----------    ------------
Other long-term obligations.................................      115,500      1,325,300       6,500,100
                                                              -----------    -----------    ------------
Commitments and contingencies (Note 9) Stockholders' equity
  (deficiency):
  Preferred stock, $0.001 par value, 14,000,000 shares
    authorized:
    Series A convertible preferred stock; 1,025,000 shares
      designated, 1,025,000, 1,025,000 and none issued and
      outstanding, respectively.............................      410,000        410,000              --
    Series B convertible preferred stock; 1,775,000 shares
      designated; 1,000,000, 1,631,896 and none issued and
      outstanding, respectively.............................    1,200,000      2,323,100              --
    Series C convertible preferred stock; 2,025,000 shares
      designated; none, 2,003,000 and none issued and
      outstanding, respectively.............................           --      3,873,400              --
    Series D convertible preferred stock; 2,125,000 shares
      designated; none issued and outstanding...............           --             --              --
    Series E convertible preferred stock; 1,750,000 shares
      designated; none issued and outstanding...............           --             --              --
  Common stock, $0.001 par value, 20,000,000 shares
    authorized; 203,125, 364,348 and 13,593,942 shares
    issued and outstanding, respectively....................        8,100         38,900      89,327,100
  Common stock options......................................           --      1,861,500       3,467,400
  Deferred stock compensation...............................           --       (540,100)        (76,900)
  Accumulated deficit.......................................   (1,880,400)    (7,305,400)    (15,848,500)
                                                              -----------    -----------    ------------
         Total stockholders' equity (deficiency)............     (262,300)       661,400      76,869,100
                                                              -----------    -----------    ------------
         Total..............................................  $ 1,171,300    $13,693,300    $ 95,731,800
                                                              ===========    ===========    ============

                       See notes to financial statements.

                          ABOVENET COMMUNICATIONS INC.

                            STATEMENTS OF OPERATIONS

                               MARCH 8, 1996                                   SIX MONTHS ENDED
                                (INCEPTION)       YEAR ENDED JUNE 30,            DECEMBER 31,
                                    TO         -------------------------   -------------------------
                               JUNE 30, 1996      1997          1998          1997          1998
                               -------------   -----------   -----------   -----------   -----------
                                                                                  (UNAUDITED)
Revenues.....................    $ 78,600      $   551,600   $ 3,436,400   $ 1,105,500   $ 4,446,200
                                 --------      -----------   -----------   -----------   -----------
Costs and expenses:
  Data communications and
     telecommunications......          --          558,600     2,199,800       628,800     2,829,700
  Network operations.........      19,400          416,700     1,571,800       444,600     2,022,800
  Sales and marketing........      19,100          382,600     1,618,700       475,000     3,492,800
  General and
     administrative..........      66,100          433,700     1,621,500       475,800     2,060,800
  Depreciation and
     amortization............      51,600          132,700       475,500       181,800     1,203,300
  Stock-based compensation
     expense.................          --               --     1,276,400        49,400     1,169,600
  Joint venture termination
     fee.....................          --          431,100            --            --            --
                                 --------      -----------   -----------   -----------   -----------
          Total costs and
            expenses.........     156,200        2,355,400     8,763,700     2,255,400    12,779,000
                                 --------      -----------   -----------   -----------   -----------
Loss from operations.........     (77,600)      (1,803,800)   (5,327,300)   (1,149,900)   (8,332,800)
Interest expense.............          --           (7,400)     (160,800)     (125,800)     (493,500)
Interest and other income....          --            8,400        63,100         9,300       283,200
                                 --------      -----------   -----------   -----------   -----------
Net loss.....................    $(77,600)     $(1,802,800)  $(5,425,000)  $(1,266,400)  $(8,543,100)
                                 ========      ===========   ===========   ===========   ===========
Basic and diluted loss per
  share......................    $  (0.62)     $     (9.17)  $    (20.68)  $     (5.91)  $     (4.50)
                                 ========      ===========   ===========   ===========   ===========
Shares used in basic and
  diluted loss per share.....     125,000          196,618       262,304       214,400     1,897,000
                                 ========      ===========   ===========   ===========   ===========

                       See notes to financial statements.

                          ABOVENET COMMUNICATIONS INC.

                STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                                            CONVERTIBLE
                                          PREFERRED STOCK              COMMON STOCK           COMMON       DEFERRED
                                     -------------------------   ------------------------     STOCK         STOCK
                                       SHARES        AMOUNT        SHARES       AMOUNT       OPTIONS     COMPENSATION
                                     ----------   ------------   ----------   -----------   ----------   ------------
Balances, March 8, 1996
  (inception)......................          --   $         --           --   $        --   $       --   $        --
Issuance of common stock...........          --             --      125,000         5,000           --            --
Net loss...........................          --             --           --            --           --            --
                                     ----------   ------------   ----------   -----------   ----------   -----------
Balances, June 30, 1996............          --             --      125,000         5,000           --            --
Issuance of common stock...........          --             --       62,500         2,500           --            --
Issuance of Series A convertible
  preferred stock..................   1,025,000        410,000           --            --           --            --
Exercise of common stock options...          --             --       15,625           600           --            --
Issuance of Series B convertible
  preferred stock..................     500,000        600,000           --            --           --            --
Issuance of Series B convertible
  preferred stock in conjunction
  with acquisition of DSK, Inc.
  (Note 8).........................     500,000        600,000           --            --           --            --
Net loss...........................          --             --           --            --           --            --
                                     ----------   ------------   ----------   -----------   ----------   -----------
Balances, June 30, 1997............   2,025,000      1,610,000      203,125         8,100           --            --
Exercise of common stock options...          --             --      161,223        30,800           --            --
Issuance of warrants in connection
  with issuance of debt............          --        112,000           --            --       45,000            --
Issuance of Series B convertible
  preferred stock..................     631,896      1,011,100           --            --           --            --
Issuance of Series C convertible
  preferred stock..................   2,003,000      3,873,400           --            --           --            --
Compensatory stock arrangements....          --             --           --            --    1,816,500    (1,816,500)
Amortization of deferred stock
  compensation.....................          --             --           --            --           --     1,276,400
Net loss...........................          --             --           --            --           --            --
                                     ----------   ------------   ----------   -----------   ----------   -----------
Balances, June 30, 1998............   4,659,896      6,606,500      364,348        38,900    1,861,500      (540,100)
Issuance of Series D convertible
  preferred stock*.................   2,115,378     10,771,000           --            --           --            --
Issuance of Series E convertible
  preferred stock*.................     408,775      3,846,400           --            --           --            --
Exercise of Series B warrants*.....     104,700             --           --            --           --            --
Conversion of convertible preferred
  stock to common stock*...........  (7,288,749)   (21,223,900)   7,288,749    21,223,900           --            --
Issuance of common stock upon
  initial public offering*.........          --             --    5,750,000    67,986,900           --            --
Exercise of common stock options
  and warrants*....................          --             --      190,845        77,400           --            --
Issuance of warrants in connection
  with issuance of debt*...........          --             --           --            --      899,500            --
Compensatory stock arrangements*...          --             --           --            --      706,400      (706,400)
Amortization of deferred stock
  compensation*....................          --             --           --            --           --     1,169,600
Net loss*..........................          --             --           --            --           --            --
                                     ----------   ------------   ----------   -----------   ----------   -----------
Balances, December 31, 1998*.......          --   $         --   13,593,942   $89,327,100   $3,467,400   $   (76,900)
                                     ==========   ============   ==========   ===========   ==========   ===========

                                                        TOTAL
                                                    STOCKHOLDERS'
                                     ACCUMULATED       EQUITY
                                       DEFICIT      (DEFICIENCY)
                                     ------------   -------------
Balances, March 8, 1996
  (inception)......................  $         --    $        --
Issuance of common stock...........            --          5,000
Net loss...........................       (77,600)       (77,600)
                                     ------------    -----------
Balances, June 30, 1996............       (77,600)       (72,600)
Issuance of common stock...........            --          2,500
Issuance of Series A convertible
  preferred stock..................            --        410,000
Exercise of common stock options...            --            600
Issuance of Series B convertible
  preferred stock..................            --        600,000
Issuance of Series B convertible
  preferred stock in conjunction
  with acquisition of DSK, Inc.
  (Note 8).........................            --        600,000
Net loss...........................    (1,802,800)    (1,802,800)
                                     ------------    -----------
Balances, June 30, 1997............    (1,880,400)      (262,300)
Exercise of common stock options...            --         30,800
Issuance of warrants in connection
  with issuance of debt............            --        157,000
Issuance of Series B convertible
  preferred stock..................            --      1,011,100
Issuance of Series C convertible
  preferred stock..................            --      3,873,400
Compensatory stock arrangements....            --             --
Amortization of deferred stock
  compensation.....................            --      1,276,400
Net loss...........................    (5,425,000)    (5,425,000)
                                     ------------    -----------
Balances, June 30, 1998............    (7,305,400)       661,400
Issuance of Series D convertible
  preferred stock*.................            --     10,771,000
Issuance of Series E convertible
  preferred stock*.................            --      3,846,400
Exercise of Series B warrants*.....            --             --
Conversion of convertible preferred
  stock to common stock*...........            --             --
Issuance of common stock upon
  initial public offering*.........            --     67,986,900
Exercise of common stock options
  and warrants*....................            --         77,400
Issuance of warrants in connection
  with issuance of debt*...........            --        899,500
Compensatory stock arrangements*...            --             --
Amortization of deferred stock
  compensation*....................            --      1,169,600
Net loss*..........................    (8,543,100)    (8,543,100)
                                     ------------    -----------
Balances, December 31, 1998*.......  $(15,848,500)   $76,869,100
                                     ============    ===========

---------------
* Unaudited

                       See notes to financial statements.

                          ABOVENET COMMUNICATIONS INC.

                            STATEMENTS OF CASH FLOWS

                                                        MARCH 8, 1996                                   SIX MONTHS ENDED
                                                         (INCEPTION)       YEAR ENDED JUNE 30,            DECEMBER 31,
                                                             TO         -------------------------   -------------------------
                                                        JUNE 30, 1996      1997          1998          1997          1998
                                                        -------------   -----------   -----------   -----------   -----------
                                                                                                           (UNAUDITED)
Cash flows from operating activities:
  Net loss............................................    $ (77,600)    $(1,802,800)  $(5,425,000)  $(1,266,400)  $(8,543,100)
  Adjustments to reconcile net loss to net cash used
    in operating activities:
    Depreciation and amortization.....................       51,600         132,700       475,500       181,800     1,203,300
    Stock-based compensation expense..................           --              --     1,276,400        49,400     1,169,600
    Noncash interest expense..........................           --              --       133,200       112,000        22,900
    Joint venture termination fee.....................           --         431,100            --            --            --
    Changes in assets and liabilities:
      Accounts receivable.............................      (12,000)        (29,100)     (315,900)     (112,600)   (1,114,000)
      Prepaid expenses and other current assets.......           --              --      (269,600)      (21,600)     (467,500)
      Restricted cash.................................           --              --      (300,000)     (300,000)      300,000
      Deposits and other assets.......................           --         (32,700)     (111,700)      (21,000)     (271,700)
      Accounts payable................................       13,100         298,900     1,989,300        73,100        28,300
      Accrued liabilities.............................           --         109,700       510,200        92,700       396,600
      Customer deposits...............................           --          85,000       224,400        82,200       344,400
      Deferred rent...................................           --          30,400        18,200            --        78,900
                                                          ---------     -----------   -----------   -----------   -----------
        Net cash used in operating activities.........      (24,900)       (776,800)   (1,795,000)   (1,130,400)   (6,852,300)
                                                          ---------     -----------   -----------   -----------   -----------
Cash flows from investing activities:
  Cash paid for right to use fiber optic capacity.....           --              --            --            --    (1,875,000)
  Purchase of property and equipment..................     (101,100)       (474,500)   (3,666,000)     (297,900)  (11,774,800)
  Purchase of short-term investments..................           --              --            --            --      (974,900)
                                                          ---------     -----------   -----------   -----------   -----------
        Net cash used in investing activities.........     (101,100)       (474,500)   (3,666,000)     (297,900)  (14,624,700)
                                                          ---------     -----------   -----------   -----------   -----------
Cash flows from financing activities:
  Proceeds from notes payable and advances............      210,000         739,900    13,395,000     2,402,700     7,676,800
  Payments on debt....................................           --              --       (70,000)           --      (976,600)
  Principal payments on capital leases................           --         (49,600)      (84,700)      (27,800)     (142,600)
  Proceeds from issuance of common stock..............        5,000           3,100        30,800         3,600    68,064,300
  Proceeds from issuance of convertible preferred
    stock.............................................           --         800,000            --            --     6,617,400
                                                          ---------     -----------   -----------   -----------   -----------
        Net cash provided by financing activities.....      215,000       1,493,400    13,271,100     2,378,500    81,239,300
                                                          ---------     -----------   -----------   -----------   -----------
Net increase in cash and equivalents..................       89,000         242,100     7,810,100       950,200    59,762,300
Cash and equivalents, beginning of period.............           --          89,000       331,100       331,100     8,141,200
                                                          ---------     -----------   -----------   -----------   -----------
Cash and equivalents, end of period...................    $  89,000     $   331,100   $ 8,141,200   $ 1,281,300   $67,903,500
                                                          =========     ===========   ===========   ===========   ===========
Supplemental cash flow information -- Cash paid for
  interest............................................    $      --     $     7,400   $    27,600   $     5,200   $   493,500
                                                          =========     ===========   ===========   ===========   ===========
Noncash investing and financing activities:
  Remaining obligation for right to use fiber optic
    capacity..........................................    $      --     $        --   $        --   $        --   $ 6,425,000
                                                          =========     ===========   ===========   ===========   ===========
  Acquisition of equipment under capital lease........    $      --     $   206,200   $   479,200   $        --   $        --
                                                          =========     ===========   ===========   ===========   ===========
  Acquisition of leasehold improvements in conjunction
    with DSK, Inc. acquisition........................    $      --     $   168,900   $        --   $        --   $        --
                                                          =========     ===========   ===========   ===========   ===========
  Exchange of notes, advances, accrued interest and
    warrants for convertible preferred stock..........    $      --     $   210,000   $ 4,884,500   $ 1,011,100   $ 8,000,000
                                                          =========     ===========   ===========   ===========   ===========
  Conversion of preferred stock into common stock.....    $      --     $        --   $        --   $        --   $21,223,900
                                                          =========     ===========   ===========   ===========   ===========
  Issuance of warrants in connection with issuance of
    debt..............................................    $      --     $        --   $    45,000   $        --   $   899,500
                                                          =========     ===========   ===========   ===========   ===========

                       See notes to financial statements.

                          ABOVENET COMMUNICATIONS INC.

                         NOTES TO FINANCIAL STATEMENTS
        FOR THE PERIOD FROM MARCH 8, 1996 (INCEPTION) TO JUNE 30, 1996,
                    THE YEARS ENDED JUNE 30, 1997 AND 1998,
             AND THE SIX MONTHS ENDED DECEMBER 31, 1998 (UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION -- AboveNet Communications Inc. (the "Company"), a California corporation, was formed on March 8, 1996 (inception). The Company provides managed co-location and Internet connectivity solutions for mission critical Internet operations.

USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK -- Financial instruments that potentially subject the Company to concentration of credit risk consist of trade receivables. However, the Company's credit risk is mitigated by its credit evaluation process and the reasonably short collection terms. The Company does not require collateral or other security to support accounts receivable and maintains reserves for potential credit losses. To date, such losses have not been significant.

CASH AND EQUIVALENTS -- The Company considers all highly liquid investments with an original maturity of ninety days or less to be cash equivalents.

PROPERTY AND EQUIPMENT -- Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of three to five years. Leasehold improvements and assets acquired under capital lease are amortized over the shorter of the lease term or the useful lives of the improvement.

DEPOSITS AND OTHER ASSETS -- Deposits and other assets at December 31, 1998 include deferred financing costs of approximately $921,300.

RESTRICTED CASH -- Restricted cash consists of certificates of deposit which are restricted from use pursuant to certain capital lease agreements.

REVENUE RECOGNITION -- Revenue consists primarily of service revenue for which revenue is recognized in the period in which the services are provided. The services primarily include bandwidth and space requirement charges which are recognized monthly as well as installation fees which are recognized as revenue in the period of installation. Advance customer deposits received are deferred until the period in which the services are rendered.

INCOME TAXES -- Deferred tax liabilities are recognized for future taxable amounts, and deferred tax assets are recognized for future deductions, net of a valuation allowance to reduce net deferred tax assets to amounts that are more likely than not to be realized.

STOCK-BASED COMPENSATION -- The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees."

IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF -- The Company evaluates its long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets or intangibles may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be

                          ABOVENET COMMUNICATIONS INC.

        FOR THE PERIOD FROM MARCH 8, 1996 (INCEPTION) TO JUNE 30, 1996,
                    THE YEARS ENDED JUNE 30, 1997 AND 1998,
             AND THE SIX MONTHS ENDED DECEMBER 31, 1998 (UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

NET INCOME (LOSS) PER SHARE -- Basic income (loss) per share excludes dilution and is computed by dividing net income (loss) by the weighted-average number of common shares outstanding, less shares subject to repurchase by the Company, for the period. Diluted income (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Common shares equivalents are excluded from the computation in loss periods as their effect would be antidilutive.

UNAUDITED INTERIM FINANCIAL INFORMATION -- The interim financial information as of December 31, 1998 and for the six months ended December 31, 1997 and 1998 is unaudited and has been prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited information includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim information. Operating results for the six months ended December 31, 1998 are not necessarily indicative of the results that may be expected for the year ending June 30, 1999.

RECLASSIFICATIONS -- Certain prior year amounts have been reclassified to conform to the current year presentation. Such reclassifications had no effect on stockholders equity (deficiency) or net loss.

RECENTLY ISSUED ACCOUNTING STANDARDS -- In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," which requires an enterprise to report, by major components and as a single total, the change in the Company's net assets during the period from nonowner sources; and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about the Company's products, services, geographic areas and major customers. The Company will adopt both statements in fiscal 1999. The Company has not yet identified its SFAS No. 131 reporting segments. Adoption of these statements will not impact the Company's financial position, results of operations or cash flows.

In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance for an enterprise on accounting for the costs of computer software developed or obtained for internal use. SOP 98-1 is effective for the Company in fiscal 2000. The Company anticipates that accounting for transactions under SOP 98-1 will not have a material impact on its financial position or results of operations.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which defines derivatives, requires that all derivatives be carried at fair value, and provides for hedge accounting when certain conditions are met. SFAS No. 133 is effective for the Company in fiscal 2000. Although the Company has not fully assessed the implications of SFAS No. 133, the Company does not believe adoption of this statement will have a material impact on its financial position or results of operations.

                          ABOVENET COMMUNICATIONS INC.

        FOR THE PERIOD FROM MARCH 8, 1996 (INCEPTION) TO JUNE 30, 1996,
                    THE YEARS ENDED JUNE 30, 1997 AND 1998,
             AND THE SIX MONTHS ENDED DECEMBER 31, 1998 (UNAUDITED)

2. PROPERTY AND EQUIPMENT, NET

Property and equipment are comprised of the following:

                                                       JUNE 30,
                                                -----------------------    DECEMBER 31,
                                                  1997          1998           1998
                                                ---------    ----------    ------------
Property and equipment, at cost:
  Telecommunication equipment.................  $ 774,300    $2,295,300    $ 3,406,800
  Leasehold improvements (primarily
     co-location facilities)..................    168,900       224,700     11,605,400
  Office equipment............................      7,500       186,500        695,700
  Construction in progress....................         --     2,389,400        830,800
                                                ---------    ----------    -----------
          Total...............................    950,700     5,095,900     16,538,700
Less accumulated depreciation and
  amortization................................   (184,300)     (659,800)    (1,531,100)
                                                ---------    ----------    -----------
Property and equipment, net...................  $ 766,400    $4,436,100    $15,007,600
                                                =========    ==========    ===========

Construction in progress primarily relates to costs incurred during the expansion of our facilities.

3. CONVERTIBLE NOTES PAYABLE AND ADVANCES

In June 1997, the Company received $739,900 in cash advances from certain individuals, including stockholders and employees. In July and August 1997, the Company received an additional $250,000 in cash advances. In August 1997, the advances were converted into notes payable of $989,900 and warrants to acquire 494,953 shares of Series B convertible preferred stock at $2.00 per share. The notes generally bore an annual interest rate of 10%. The related warrants were valued at $112,000, or $0.23 per share, and were recorded as a noncash interest charge in 1998.

On December 31, 1997, the Company entered into exchange agreements with the note holders. Pursuant to the exchange agreements, the above notes, accrued interest of $21,200 and the related warrants were exchanged for (i) 631,896 shares of Series B convertible preferred stock and (ii) warrants to acquire 123,736 shares of Series B convertible preferred stock at $2.00 per share.

During fiscal 1998, the Company received $3,873,400 of cash advances from certain potential investors. In May 1998, these advances were converted into 2,003,000 shares of Series C convertible preferred stock.

On June 30, 1998, in anticipation of the Company's pending sale of preferred stock, the Company received $8 million in cash, of which $1 million represented a noninterest bearing cash advance and $7 million represented convertible notes payable. The notes bore interest at 6%, were due on July 15, 1998 and were convertible into Series D convertible preferred stock at $5.20 per share. On July 15, 1998, the convertible notes and advance were converted into Series D convertible preferred stock (see Note 6).

                          ABOVENET COMMUNICATIONS INC.

        FOR THE PERIOD FROM MARCH 8, 1996 (INCEPTION) TO JUNE 30, 1996,
                    THE YEARS ENDED JUNE 30, 1997 AND 1998,
             AND THE SIX MONTHS ENDED DECEMBER 31, 1998 (UNAUDITED)

4. OTHER LONG-TERM OBLIGATIONS

Long-term obligations consist of:

                                                                JUNE 30,
                                                         ----------------------    DECEMBER 31,
                                                           1997         1998           1998
                                                         --------    ----------    ------------
Credit facility........................................  $     --    $1,201,600    $ 7,901,700
Capital lease facility.................................   156,600       551,100        408,600
Deferred rent..........................................    30,400        48,600        127,500
                                                         --------    ----------    -----------
          Total obligations............................   187,000     1,801,300      8,437,800
Current portion of long-term obligations...............   (71,500)     (476,000)    (1,937,700)
                                                         --------    ----------    -----------
Long-term obligations..................................  $115,500    $1,325,300    $ 6,500,100
                                                         ========    ==========    ===========

  Credit Facility

At June 30, 1998, the Company had a $6 million credit facility (the "Credit Facility"), $1,271,600 of which had been drawn as of June 30, 1998. Proceeds from borrowings on the Credit Facility may be used solely for the purpose of acquiring network operating center equipment, office equipment and leasehold improvements. Borrowings outstanding under the Credit Facility are payable in 42 monthly installments, bear interest at 14.7% and are collateralized by the equipment and improvements purchased with the proceeds of the borrowing. The ability to borrow on the Credit Facility expires June 30, 1999. At June 30, 1998, the outstanding borrowings on the Credit Facility are due as follows: fiscal 1999, $252,000; fiscal 2000, $301,800; fiscal 2001, $349,300 and fiscal
2002, $298,500.

During the six months ended December 31, 1998, the Company and the financing company amended the Credit Facility to increase the total facility to $15.0 million. At December 31, 1998, approximately $9.0 million had been drawn on the Credit Facility.

  Capital Lease Facility

At June 30, 1998, the Company had $1.45 million available on a $2 million capital lease facility for which the Company leases certain equipment under noncancelable capital leases. Leases outstanding at June 30, 1998 expire on various dates through 2001 (see Note 9). In August 1998, the Company increased its capital lease facility to $2.5 million. At December 31, 1998, the Company had approximately $1.95 million available under this facility.

  Line of Credit

The Company has a revolving line of credit from a bank which provides for borrowings up to $750,000 through May 1999. Borrowings under the line bear interest at the bank's prime rate plus 1% per annum (9.5% at June 30, 1998) and are collateralized by substantially all of the Company's assets. As of June 30, 1998, the Company had no borrowings outstanding on the line of credit. The line of credit agreement limits the Company's ability to pay cash dividends without the bank's consent and requires, among other things, that the Company satisfy certain financial covenants. As of June 30, 1998, the Company was not in compliance with the profitability covenant of its revolving line of credit agreement. The Company has obtained a waiver with respect to this covenant from the bank as of June 30, 1998, and has renegotiated the covenant terms with the bank. In connection with the line of credit agreement, in June 1998, the

                          ABOVENET COMMUNICATIONS INC.

        FOR THE PERIOD FROM MARCH 8, 1996 (INCEPTION) TO JUNE 30, 1996,
                    THE YEARS ENDED JUNE 30, 1997 AND 1998,
             AND THE SIX MONTHS ENDED DECEMBER 31, 1998 (UNAUDITED)

4. OTHER LONG-TERM OBLIGATIONS (CONTINUED)
Company issued to the bank a warrant to purchase 1,250 shares of its Series D preferred stock at $4.00 per share. The warrant had an estimated fair value of $1,900 or $1.52 per share.

5. INCOME TAXES

The Company's deferred income tax assets are comprised of the following:

                                                                     JUNE 30,
                                                             ------------------------
                                                               1997          1998
                                                             ---------    -----------
Net deferred tax assets:
  Net operating loss carryforwards.........................  $ 516,900    $ 1,975,900
  Stock compensation expense on nonqualified stock
     options...............................................         --        512,300
  Accruals deductible in different periods.................     57,000        121,100
  Depreciation and amortization............................    (14,800)       (68,800)
                                                             ---------    -----------
                                                               559,100      2,540,500
Valuation allowance........................................   (559,100)    (2,540,500)
                                                             ---------    -----------
          Total............................................  $      --    $        --
                                                             =========    ===========

The Company's effective rate differs from the federal statutory tax rate as follows:

                                                         MARCH 8, 1996      YEAR ENDED
                                                          (INCEPTION)        JUNE 30,
                                                          TO JUNE 30,     --------------
                                                             1996         1997     1998
                                                         -------------    -----    -----
Federal statutory tax rate.............................       35.0%        35.0%    35.0%
State taxes, net of federal benefit....................        6.0          6.0      6.0
Joint venture termination fee..........................         --         (9.8)      --
Other..................................................       (8.8)        (1.8)    (1.2)
Valuation allowance....................................      (32.2)       (29.4)   (39.8)
                                                             -----        -----    -----
  Effective tax rate...................................         --%          --%      --%
                                                             =====        =====    =====

The Company has no income tax provision due to its history of operating losses. Due to the uncertainty surrounding the realization of the benefits of its favorable tax attributes in future tax returns, the Company has fully reserved its net deferred tax assets as of June 30, 1997 and 1998.

At June 30, 1998, the Company had net operating loss carryforwards of approximately $4.9 million for federal and state income tax purposes. These carryforwards begin to expire in 2003 for state and 2010 for federal purposes. Additionally, Section 382 of the Internal Revenue Code and the applicable California law impose annual limitations on the use of net operating loss carryforwards if there is a change in ownership, as defined, within any three-year period. The utilization of certain net operating loss carryforwards may be limited due to the Company's capital stock transactions.

                          ABOVENET COMMUNICATIONS INC.

        FOR THE PERIOD FROM MARCH 8, 1996 (INCEPTION) TO JUNE 30, 1996,
                    THE YEARS ENDED JUNE 30, 1997 AND 1998,
             AND THE SIX MONTHS ENDED DECEMBER 31, 1998 (UNAUDITED)

6. STOCKHOLDERS' EQUITY (DEFICIENCY)

  Common Stock Reserved for Future Issuance

At June 30, 1998 and December 31, 1998, the Company has reserved the following shares of common stock for issuance in connection with:

                                                              JUNE 30, 1998    DECEMBER 31, 1998
                                                              -------------    -----------------
Conversion of Series A preferred stock......................    1,025,000                 --
Conversion of Series B preferred stock......................    1,631,896                 --
Conversion of Series C preferred stock......................    2,003,000                 --
Warrants issued and outstanding.............................      157,330            172,658
Options issued and outstanding..............................      978,916          1,897,124
Options available under stock option plans..................      744,283          1,459,250
Shares available under 1998 Purchase Plan...................           --            156,250
                                                                ---------          ---------
          Total.............................................    6,540,425          3,685,282
                                                                =========          =========

  Convertible Preferred Stock

Significant terms of the Series A, B, C, D and E convertible preferred stock are as follows (see Note 12):

  - At the option of the holder, each share of preferred stock is convertible at any time into one share of common stock, subject to adjustment for certain dilutive issuances. Shares automatically convert into common stock upon the completion of a public offering with aggregate proceeds greater than $20,000,000 and at a price per share of not less than $12.00 (see Note 12).

  - Series A, B, C, D and E convertible preferred stock have no preference as to dividends but have a noncumulative right to participate in and receive the same dividends as may be declared for common stockholders.

  - In the event of a liquidation, dissolution or winding up of the Company (which includes the acquisition of the Company by another entity), the holders of Series A, B, C, D and E convertible preferred stock have a liquidation preference over common stock of $0.40, $1.20, $2.00, $5.20 and $12.00 per share, respectively. Upon payment of the preferred stock liquidation preference (aggregating $6,374,300 at June 30, 1998), the remaining proceeds will be allocated to the preferred and common stockholders on an as converted basis.

  - Each share of preferred stock has voting rights equivalent to the number of shares of common stock into which it is convertible.

In fiscal 1997, the Company issued 1,025,000 shares of Series A convertible preferred stock for cash of $200,000 and the conversion of advances of $210,000. Also in fiscal 1997, the Company issued 500,000 shares of Series B convertible preferred stock in connection with the acquisition of DSK, Inc. (see Note 8) and issued 500,000 shares of Series B convertible preferred stock for cash of $600,000. In fiscal 1998, the Company issued 631,896 shares of Series B convertible preferred stock and 2,003,000 shares of Series C convertible preferred stock upon conversions of notes, advances and accrued interest of $1,011,100 and $3,873,400, respectively (see Note 3). During the six months ended December 31, 1998, the Company issued 2,115,378 shares of Series D convertible preferred stock for cash of $2,771,000 (net

                          ABOVENET COMMUNICATIONS INC.

        FOR THE PERIOD FROM MARCH 8, 1996 (INCEPTION) TO JUNE 30, 1996,
                    THE YEARS ENDED JUNE 30, 1997 AND 1998,
             AND THE SIX MONTHS ENDED DECEMBER 31, 1998 (UNAUDITED)

6. STOCKHOLDERS' EQUITY (DEFICIENCY) (CONTINUED) of costs of $229,000) and the conversion of notes and advances of $8,000,000. During the same period, the Company issued 408,775 shares of Series E convertible preferred stock for cash of $3,846,400 (net of costs of $223,600). See Note 12 related to the conversion of all outstanding preferred stock into common stock upon completion of the Company's initial public offering in December 1998.

  Convertible Preferred Stock Warrants

As discussed in Note 3, pursuant to certain exchange agreements entered into on December 31, 1997, the Company issued warrants to acquire 123,736 shares of Series B convertible preferred stock at $2.00 per share. These warrants expire on the earlier of (i) January 1, 2002, (ii) an underwritten public offering or
(iii) a change in control (See Note 12). Also, as discussed in Note 4, warrants to purchase 1,250 shares of Series D convertible preferred stock at $4.00 per share were outstanding at June 30, 1998.

  Common Stock Subject to Repurchase

In fiscal 1998, upon the exercise of an option the Company sold 12,500 shares of common stock at $0.40 per share to an employee subject to repurchase whereby the Company has the right to repurchase such shares at their original purchase price. This right lapses over four years. At June 30, 1998, 12,500 shares were subject to such repurchase rights.

  1996 Stock Option Plan

In March 1996, the Company adopted the 1996 Stock Option Plan (the "1996 Plan"). As of June 30, 1998, there were 505,885 options authorized for issuance under the 1996 Plan. The 1996 Plan is administered by the Board of Directors and encompasses nonstatutory and incentive stock options. Nonstatutory stock options may be granted to employees and consultants, whereas incentive stock options may only be granted to employees.

The 1996 Plan provides for the granting of incentive stock options at not less than 100% of the fair market value of the underlying stock at the grant date. Nonstatutory options may be granted at not less than 85% of the fair market value of the underlying stock at the date of grant. Options under the 1996 Plan generally vest over four years and expire ten years from the date of grant.

  1997 Stock Option Plan

In fiscal 1998, the Company adopted the 1997 Stock Option Plan (the "1997 Plan"), authorizing 1,124,423 shares of common stock to be issued as options. Upon a change in control, all shares granted under the 1997 Plan shall immediately vest. Other provisions of the 1997 Plan are generally the same as the 1996 Plan.

  Nonplan Option Grant

In connection with its hiring of the Company's President and Chief Operating Officer in November 1997, the Company granted to this officer options to purchase 175,000 shares of common stock with an exercise price of $0.40 per share. The option is immediately exercisable with respect to 20% of the option shares and the balance becomes exercisable in equal monthly installments over the next 36 months of employment with the Company measured from November 1997. However, vesting accelerates upon the

                          ABOVENET COMMUNICATIONS INC.

        FOR THE PERIOD FROM MARCH 8, 1996 (INCEPTION) TO JUNE 30, 1996,
                    THE YEARS ENDED JUNE 30, 1997 AND 1998,
             AND THE SIX MONTHS ENDED DECEMBER 31, 1998 (UNAUDITED)

6. STOCKHOLDERS' EQUITY (DEFICIENCY) (CONTINUED) closing of an underwritten public offering. In addition, the option grant contains an antidilution clause which guarantees that, prior to any underwritten initial public offering of the Company's common stock, the number of shares under the option grant will always be equal to 5% of its outstanding common stock on a fully diluted basis less 18,333 shares. As a result of various sales of equity securities and option grants since the initial grant in November 1997, the officer was issued options to acquire an additional 319,425 shares of common stock at an exercise price of $0.40 per share during the six months ended December 31, 1998. In connection with this award, the Company recognized $362,100 and $1,087,200 in stock-based compensation expense during fiscal 1998 and the six months ended December 31, 1998, respectively.

  Options and Warrants Granted to Nonemployees

The Company has granted options and warrants to nonemployees for services performed and to be performed after the date of grant. In connection with these awards, the Company recognized $310,100 in stock-based compensation expense during fiscal 1998 ($33,300 during the six months ended December 31, 1998). At June 30, 1998 and December 31, 1998, all services relating to these awards has been rendered and the options and warrants were fully exercisable.

In connection with the Credit Facility (see Note 4), in fiscal 1998, the Company issued warrants to acquire 22,500 shares of common stock at a weighted-average exercise price of $4.61 per share. The fair value of these warrants are being recognized as interest expense through June 30, 1999. During the six months ended December 31, 1998, in connection with the amendment to the Credit Facility (see Note 4), the Company issued warrants to acquire 25,000 shares of common stock, 25,000 of which have a weighted-average exercise price of $10.20 per share and have a term of five years. The estimated fair value of these warrants of $290,300 is included in Deposits and other assets at December 31, 1998 and will be amortized to interest expense over the repayment period.

At June 30, 1998, warrants to acquire 32,344 shares of common stock at a weighted-average exercise price of $4.19 per share were outstanding; such warrants expire in 2003. All of these warrants were issued during the year ended June 30, 1998 (none issued in fiscal 1996 or 1997) and had an estimated weighted-average fair value of $2.46 per share at the date of grant. At December 31, 1998, warrants to acquire 172,658 shares of common stock at a weighted-average exercise price of $8.76 per share were outstanding.

  Deferred Stock Compensation

At June 30, 1998 and December 31, 1998, the Company had $540,100 and $76,900, respectively, in deferred stock compensation related to options granted to employees. This amount will be amortized to stock-based compensation expense through fiscal 2000. See Note 12.

  Option Repricing

On December 1, 1998, the Company repriced 473,800 options previously granted at $12.00 per share to fair value at that date of $10.00 per share.

                          ABOVENET COMMUNICATIONS INC.

        FOR THE PERIOD FROM MARCH 8, 1996 (INCEPTION) TO JUNE 30, 1996,
                    THE YEARS ENDED JUNE 30, 1997 AND 1998,
             AND THE SIX MONTHS ENDED DECEMBER 31, 1998 (UNAUDITED)

6. STOCKHOLDERS' EQUITY (DEFICIENCY) (CONTINUED)
Stock option activity under the Plans and the Nonplan Option Grant are summarized as follows:

                                                                 OUTSTANDING OPTIONS
                                                             ----------------------------
                                                              NUMBER     WEIGHTED AVERAGE
                                                             OF SHARES    EXERCISE PRICE
                                                             ---------   ----------------
Balance, March 8, 1996 (inception).........................         --        $   --
Granted....................................................    570,000          0.04
                                                             ---------
Balance, June 30, 1996 (68,750 shares vested at a weighted
  average exercise price of $0.04 per share)...............    570,000          0.04
Granted....................................................    225,000          0.13
Exercised..................................................    (15,625)         0.04
Canceled...................................................   (194,375)         0.04
                                                             ---------
Balance, June 30, 1997 (109,687 shares vested at a weighted
  average exercise price of $0.04 per share)...............    585,000          0.06
Granted....................................................    571,306          1.17
Exercised..................................................   (161,223)         0.19
Canceled...................................................    (16,167)         0.62
                                                             ---------
Balance, June 30, 1998.....................................    978,916          0.67
Granted....................................................  1,626,775          8.57
Exercised..................................................   (187,100)         0.36
Canceled...................................................   (521,467)        11.47
                                                             ---------
Balance, December 31, 1998.................................  1,897,124        $ 4.50
                                                             =========

The following table summarizes information as of June 30, 1998 concerning currently outstanding and vested options:

                       OPTIONS OUTSTANDING
               ------------------------------------      OPTIONS VESTED
                             WEIGHTED                 --------------------
                              AVERAGE      WEIGHTED               WEIGHTED
                NUMBER       REMAINING     AVERAGE                AVERAGE
  EXERCISE        OF        CONTRACTUAL    EXERCISE    NUMBER     EXERCISE
   PRICES       SHARES     LIFE (YEARS)     PRICE     OF SHARES    PRICE
  --------     ---------   -------------   --------   ---------   --------
$0.04 - $0.20   524,386         8.0         $0.08      283,229     $0.08
    0.40        271,250         9.4          0.40       25,000      0.40
    1.20         79,655         9.6          1.20       47,656      1.20
    4.00        103,625         9.9          4.00       11,250      4.00
                -------                                -------
$0.04 - $4.00   978,916         8.7          0.67      367,135      0.37
                =======                                =======

At June 30, 1998, none and 744,283 shares were available for future grant under the 1996 and 1997 Plans, respectively. At December 31, 1998, 1,459,250 shares remained available for future grant under the 1998 Plan (none under the 1996 and 1997 Plans).

                          ABOVENET COMMUNICATIONS INC.

        FOR THE PERIOD FROM MARCH 8, 1996 (INCEPTION) TO JUNE 30, 1996,
                    THE YEARS ENDED JUNE 30, 1997 AND 1998,
             AND THE SIX MONTHS ENDED DECEMBER 31, 1998 (UNAUDITED)

6. STOCKHOLDERS' EQUITY (DEFICIENCY) (CONTINUED)
  Additional Stock Plan Information

As discussed in Note 1, the Company accounts for its stock-based awards to employees using the intrinsic value method in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related interpretations.

SFAS No. 123, "Accounting for Stock-Based Compensation," requires the disclosure of pro forma net income (loss) and earnings (loss) per share had the Company adopted the fair value method since the Company's inception. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values.

The Company's calculations for employee grants were made using the minimum value method with the following weighted average assumptions: expected life, one year following vest; no stock volatility; risk free interest rate of 6%; and no dividends during the expected term. The Company's calculations are based on a multiple award valuation approach, and forfeitures are recognized as they occur. If the computed minimum values of the Company's stock-based awards to employees had been amortized to expense over the vesting period of the awards as specified under SFAS No. 123, net loss would have been $78,000 ($0.62 per basic and diluted share), $1,803,800 ($9.17 per basic and diluted share), and $5,111,000 ($19.49 per basic and diluted share) for the period from inception to June 30, 1996 and for the years ended June 30, 1997 and 1998, respectively.

The number and estimated weighted-average minimum and fair value per option for employee and nonemployee awards, respectively, granted are as follows:

                                                                       YEAR ENDED JUNE 30,
                                              INCEPTION TO JUNE 30,    --------------------
                                                      1996               1997        1998
                                              ---------------------    --------    --------
Employee Options:
  Number of shares..........................         551,250                 --     501,625
  Estimate weighted-average minimum value...        $   0.01           $     --    $   0.20
Nonemployee Options:
  Number of shares..........................          18,750            225,000      69,681
  Estimated weighted-average fair value.....        $   0.01           $   0.03    $   0.15

                          ABOVENET COMMUNICATIONS INC.

        FOR THE PERIOD FROM MARCH 8, 1996 (INCEPTION) TO JUNE 30, 1996,
                    THE YEARS ENDED JUNE 30, 1997 AND 1998,
             AND THE SIX MONTHS ENDED DECEMBER 31, 1998 (UNAUDITED)

7. NET LOSS PER SHARE

The following is a reconciliation of the numerators and denominators used in computing basic and diluted net loss per share.

                                                                                  SIX MONTHS ENDED
                                     INCEPTION       YEAR ENDED JUNE 30,            DECEMBER 31,
                                    TO JUNE 30,   -------------------------   -------------------------
                                       1996          1997          1998          1997          1998
                                    -----------   -----------   -----------   -----------   -----------
Net loss (numerator), basic and
  diluted.........................   $(77,600)    $(1,802,800)  $(5,425,000)  $(1,266,400)  $(8,543,100)
                                     ========     ===========   ===========   ===========   ===========
Shares (denominator):
  Weighted average common shares
     outstanding..................    125,000         196,618       265,112       214,400     1,911,100
  Weighted average common shares
     outstanding subject to
     repurchase...................         --              --        (2,808)           --       (14,100)
                                     --------     -----------   -----------   -----------   -----------
Shares used in computation, basic
  and diluted.....................    125,000         196,618       262,304       214,400     1,897,000
                                     --------     -----------   -----------   -----------   -----------
Net loss per share, basic and
  diluted.........................   $  (0.62)    $     (9.17)  $    (20.68)  $     (5.91)  $     (4.50)
                                     ========     ===========   ===========   ===========   ===========

For the above mentioned periods, the Company had securities outstanding which could potentially dilute basic earnings per share in the future, but were excluded in the computation of diluted net loss per share in the periods presented, as their effect would have been antidilutive. Such outstanding securities consist of the following at June 30, 1998 (at December 31, 1998 in parenthesis): 4,659,896 (none) shares of convertible preferred stock, warrants to purchase 124,986 (none) shares of convertible preferred stock, 12,500 (14,750) outstanding shares of common stock subject to repurchase, and options and warrants to purchase 1,011,260 (2,069,782) shares of common stock.

8. JOINT VENTURE TERMINATION FEE

In fiscal 1996, the Company entered into a joint venture agreement (the "Agreement") with DSK, Inc. ("DSK") to cooperatively market and develop the Company's services. The Company paid $33,700 to DSK during the year ended June 30, 1997 related to the Agreement.

In April 1997, the Company terminated the Agreement and hired the majority stockholders of DSK as either employees or consultants by issuing 500,000 fully vested shares of the Series B preferred stock with a fair value of $1.20 per share, or $600,000, for the outstanding shares of common stock of DSK. The Company recorded the transaction by allocating the value of the shares issued to property and equipment (at DSK's net book value of $168,900, which approximated fair market value), with the balance of $431,100 reflected as a joint venture termination fee.

Additionally, in April 1997, the Company granted to certain of the former owners of DSK options to acquire a total of 125,000 shares of its common stock at $0.12 per share for real estate consulting services to be performed. In June 1998, the Company accelerated the vesting of all the DSK options awarded. In conjunction with this award, the Company recognized $604,200 of stock-based compensation expense during fiscal 1998.

                          ABOVENET COMMUNICATIONS INC.

        FOR THE PERIOD FROM MARCH 8, 1996 (INCEPTION) TO JUNE 30, 1996,
                    THE YEARS ENDED JUNE 30, 1997 AND 1998,
             AND THE SIX MONTHS ENDED DECEMBER 31, 1998 (UNAUDITED)

9. COMMITMENTS AND CONTINGENCIES

  Leases

The Company leases its facilities under noncancelable operating leases. These leases expire on various dates through 2002. Minimum future lease payments under noncancelable operating and capital leases as of June 30, 1998 are summarized as follows:

                                                      CAPITAL      OPERATING
                    FISCAL YEAR                        LEASES       LEASES
                    -----------                       --------    -----------
1999................................................  $248,300    $   968,800
2000................................................   196,900      1,055,000
2001................................................   180,400      1,099,700
2002................................................        --      1,132,500
2003................................................        --      1,185,700
Thereafter..........................................        --      5,002,900
                                                      --------    -----------
Total minimum lease payments........................   625,600    $10,444,600
                                                                  ===========
Less amount representing interest...................   (74,500)
                                                      --------
Present value of minimum lease payments.............   551,100
Less current portion................................  (224,000)
                                                      --------
Long term portion...................................  $327,100
                                                      ========

Rent expense under the operating leases for the period from March 8, 1996 (inception) to June 30, 1996 and for the years ended June 30, 1997 and 1998 was approximately none, $61,500, and $444,905, respectively.

During the six months ended December 31, 1998, the Company entered into agreements to lease optical fiber. These leases are expected to commence in early calendar 1999 upon the installation and acceptance of the connected fiber. The lease will require annual payments of $630,000 for 20 years from installation. This arrangement will be accounted for as a capital lease upon initiation of the lease term.

  Purchase Commitments

In fiscal 1998, the Company entered into noncancelable commitments to purchase property and equipment related to the expansion of its operations facilities. As of June 30, 1998, approximately $1.7 million was committed for fiscal 1999 purchases under these agreements.

  Telecommunications and Peering Arrangements

The Company has guaranteed to pay certain monthly usage levels or fees with various communications or interconnect providers. Minimum payments under these agreements at June 30, 1998 are as follows: $3.9 million in fiscal 1999 and $1.3 million in fiscal 2000.

The Company is a party to numerous peering agreements with other internet providers to allow for the exchange of internet traffic. These agreements do not have fee commitments and generally have a one year term with automatic renewals. The Company does not record any revenue or expense associated with these

                          ABOVENET COMMUNICATIONS INC.

        FOR THE PERIOD FROM MARCH 8, 1996 (INCEPTION) TO JUNE 30, 1996,
                    THE YEARS ENDED JUNE 30, 1997 AND 1998,
             AND THE SIX MONTHS ENDED DECEMBER 31, 1998 (UNAUDITED)

9. COMMITMENTS AND CONTINGENCIES (CONTINUED) non-cash transactions as such transactions do not represent the culmination of the earnings process and the fair value of such transactions are not reasonably determinable.

  Legal Matters

The Company is involved in various claims and legal actions arising out of the normal course of business. Management does not expect that the outcome of these cases will have a material effect on the Company's financial position or results of operations.

10. RELATED PARTY TRANSACTIONS

A member of the Board of Directors is the President of an entity which is the co-manager of our primary facilities. Rent expense in fiscal 1996, 1997 and 1998 and for the six months ended December 31, 1998 for these facilities was none, $16,400, $265,200, and $397,300 respectively. The Company believes that its lease arrangements were at an arm's length basis.

11. MAJOR CUSTOMERS

Two customers accounted for 32% and 25% of revenues in fiscal 1996, while another customer accounted for 12% and 14% of revenues in fiscal 1997 and 1998, respectively.

At June 30, 1998, two customers accounted for approximately 22% and 13% of trade receivables, while four other customers accounted for 13%, 13%, 11% and 10% of trade receivables at June 30, 1997.

12. SUBSEQUENT EVENTS

Subsequent to June 30, 1998, the Company changed the authorized number of shares of the common and preferred stock to 20,000,000 and 14,000,000 respectively. Additionally, the Company designated 2,125,000 and 1,750,000 shares of preferred stock as Series D and E, respectively. In July 1998, the Company issued 2,115,378 shares of Series D convertible preferred stock in exchange for the conversion of the $8,000,000 notes payable and advances outstanding at June 30, 1998 and additional cash of $2,771,000 (net of costs of $229,000). On September 4, 1998, we sold 408,775 shares of Series E convertible preferred stock at $10.00 per share for proceeds of $3,846,400 (net of costs of $223,600).

On August 27, 1998, the Board of Directors adopted the 1998 Stock Incentive Plan (the "1998 Stock Plan"). The 1998 Stock Plan will serve as the successor equity incentive program to our existing 1997 Plan effective upon the execution of an underwriting agreement to sell shares in an initial public offering. A total of 1,562,500 shares of common stock have been reserved for issuance under the 1998 Stock Plan.

Additionally, on August 27, 1998, the Board of Directors adopted the 1998 Employee Stock Purchase Plan (the "1998 Purchase Plan"). Under the 1998 Purchase Plan, eligible employees are allowed to have salary withholdings of up to 10% of their base compensation to purchase shares of common stock at a price equal to 85% of the lower of the market value of the stock at the beginning or end of defined purchase periods. The initial purchase period commenced on December 10, 1998. The Company has reserved 156,250 shares of common stock for issuance under this plan.

                          ABOVENET COMMUNICATIONS INC.

        FOR THE PERIOD FROM MARCH 8, 1996 (INCEPTION) TO JUNE 30, 1996,
                    THE YEARS ENDED JUNE 30, 1997 AND 1998,
             AND THE SIX MONTHS ENDED DECEMBER 31, 1998 (UNAUDITED)

12. SUBSEQUENT EVENTS (CONTINUED)
On August 27, 1998, the Board of Directors approved a change in the authorized number of shares of the common and preferred stock upon the closing of the initial public offering to 60,000,000 and 5,000,000, respectively.

On September 3, 1998, the Board of Directors approved the Company's reincorporation in the State of Delaware and the associated exchange of one share of common stock and preferred stock of the Company for every two and one-half shares of common stock and preferred stock, respectively, of its California predecessor entity. Such reincorporation and stock exchange became effective on November 5, 1998.

On November 11, 1998, the Board of Directors adopted a 1-for-1.6 reverse split of the outstanding shares of common and preferred stock. Additionally, on November 11, 1998, the Board of Directors approved, subject to stockholder approval, an amendment to the Certificate of Incorporation to require the automatic conversion of preferred stock into common stock in connection with any public offering occurring prior to March 31, 1999 regardless of the offering price.

All share and per share amounts in these financial statements have been adjusted to give effect to the reincorporation, the associated 1-for-2.5 exchange and the subsequent 1-for-1.6 reverse stock split.

On December 4, 1998, the Company entered into a new facility lease agreement. The agreement is for a minimum of 20 years with annual rent payments increasing from approximately $3 million to $5 million over the lease term. In connection with the lease, the Company issued the lessor a warrant to buy 100,000 shares of its common stock at $10.00 per share.

On December 10, 1998, the Company sold 5,000,000 shares of common stock in an underwritten public offering and on December 30, 1998 sold an additional 750,000 shares through the exercise of the underwriters' over-allotment option for net proceeds of approximately $67,986,900. Simultaneously with the closing of the public offering, all 7,184,049 shares of the Company's preferred stock were converted to common stock on a share for share basis. Additionally, all of the holders of warrants to purchase 123,736 shares of Series B convertible preferred stock exercised such warrants through a net issuance provision and were issued 104,700 shares of common stock.

As discussed in Note 6, the vesting of the options related to the Nonplan Option Grant accelerated upon the closing of the offering. Accordingly, all remaining unamortized compensation relating to this grant was recognized.

On December 29, 1998, the Company entered into a series of agreements with affiliates of Global Crossing Ltd. providing for the acquisition of an indefeasible right to use ("IRU") capacity on a fiber optic cable system between the U.S. and the United Kingdom. The agreements, which have 25 year terms, provide for the Company to pay affiliates of Global Crossing Ltd. up to approximately $8.3 million for the capacity in installments during December 1998 and the first calendar quarter of 1999.

On March 24, 1999, the Company entered into a series of agreements with affiliates of Global Crossing Ltd. providing for the acquisition of a 25 year indefeasible right to use ("IRU") capacity on a fiber optic cable system between the U.S. and the Netherlands. The agreements, provide for the Company to pay affiliates of Global Crossing Ltd. up to approximately $7.5 million for the capacity, in installments through December 30, 1999 and bear an annual interest rate of 10.5%.

                          ABOVENET COMMUNICATIONS INC.

        FOR THE PERIOD FROM MARCH 8, 1996 (INCEPTION) TO JUNE 30, 1996,
                    THE YEARS ENDED JUNE 30, 1997 AND 1998,
             AND THE SIX MONTHS ENDED DECEMBER 31, 1998 (UNAUDITED)

12. SUBSEQUENT EVENTS (CONTINUED)
On March 27, 1999, the Company granted options to purchase 42,500 shares of common stock to certain nonemployees, two of whom are members of the Board of Directors, for services. These options vest over three years, have an exercise price of $ 85.06 and have a term of three years. The Company will begin to recognize compensation expense for these options in the quarter ended June 30, 1999.

On March 30, 1999, the Company announced a 2-for-1 stock split to be effected as a stock dividend. The dividend for each outstanding share of common stock will be payable to stockholders of record as of April 14, 1999 and is expected to be distributed on May 7, 1999. No share or per share amounts in the financial statements have been adjusted to give effect of this stock split.

In March 1999, the Company, as part of its international expansion strategy, entered into agreements to form joint ventures in Austria, Germany and the United Kingdom to provide managed co-location and Internet connectivity solutions for mission critical Internet operations. The Company has invested a total of $.6 million in March 1999 and is required to invest an additional $1.9 million in the quarter ending June 30, 1999, for up to a 50% ownership in each of these joint ventures. In addition, the Company has agreed to provide up to $2 million of additional financing to certain of these joint ventures, if required, and to arrange or provide for an additional $4.5 million contingent upon the joint ventures raising an equivalent amount from third parties. These joint ventures will be accounted for under the equity method of accounting. In addition, the Company has also agreed to grant options to purchase up to 300,000 shares of common stock to employees of the joint ventures upon meeting certain annual performance criteria over the next four years.

Narrative Description of Inside Front Cover

Inside Front Cover

Top Center -- [AboveNet logo -- depicting the Company's name inserted through a spherical circle]

Caption beneath logo and centered to page: "Global Internet Service Exchange Strategy"

A world map with North and South America in the center. The United States is clearly defined by being shaded in blue. To the left is the Asian continent and Australia. To the right is the European continent. Across the United States map are two curved lines connecting two ISX facilities, one located on the East and one located on the West coast of the United States. From the facility on the West Coast is a series of lines connected to locations in the Asian continent and Australia. From the facility on the East Coast are three lines connected to locations in three European countries.

Below the world map is a box captioned "Existing Customer Connections In:" and listed below the caption are: Australia, France, Hong Kong, Japan, Korea, Philippines, Singapore, Taiwan and United Kingdom.

To the right of the boxes is the following text: "Our objective is to become the leading global Internet Service Exchange network for Internet content providers, Web hosting companies and Internet Service Providers that require reliable and scalable Internet connectivity and co-location services to support their business critical Internet operations."

Narrative Description of Inside Back Cover

The Inside of the Back Cover shows a series of photographs. The top photograph is of a room with a series of monitors and computers with a person standing behind a counter talking to another person in front of the counter. Underneath the picture is the caption "Internet Service Exchange facility professionally staffed 24 hours a day, 7 days a week." To the right is a picture that shows network switching and router units housed in racks. That picture is captioned "Telecom and Datacom Connectivity." Below is a series of three pictures captioned "Co-Location Offerings." The left picture shows a person working on a computer server which is housed in one of the Company's cabinets. The picture is captioned "Cabriolet Cabinet." The middle picture shows a series of network servers placed on racks with a person typing on a keyboard housed on one of the racks. The picture is captioned "Open Rack." To the right is a picture showing a corridor with cages along the right side. The picture is captioned "Cage." Below the three pictures is a picture showing a series of power generators with an individual standing in front of the generators. The picture is captioned "Redundant Power Systems."

To the right of the bottom picture is the following text: "AboveNet has developed a network architecture based upon two strategically located, campuses that combine content co-location services for Internet Content Providers with direct access to Internet Service Providers to create Internet Service Exchanges."

--------------------------------------------------------------------------------

                                      LOGO

                                    ABOVENET
                              COMMUNICATIONS INC.

                                4,000,000 SHARES

                                  COMMON STOCK

                          ---------------------------
                                   PROSPECTUS
                          ---------------------------

                                           , 1999

                               CIBC WORLD MARKETS
                                LEHMAN BROTHERS
                            PAINEWEBBER INCORPORATED
                               VOLPE BROWN WHELAN
                                   & COMPANY

--------------------------------------------------------------------------------

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE INFORMATION THAT IS NOT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                AMOUNT
                                                              TO BE PAID
                                                              ----------
SEC registration fee........................................   $158,000
NASD filing fee.............................................     30,500
Nasdaq National Market listing fee..........................     50,000
Printing and shipping fees..................................    150,000
Legal fees and expenses.....................................    250,000
Accounting fees and expenses................................    125,000
Blue Sky qualification fees and expenses....................      5,000
Transfer agent and registrar fees...........................     10,000
Miscellaneous fees..........................................     21,500
                                                               --------
          Total.............................................   $800,000
                                                               ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VII, Section 6, of the Registrant's Bylaws provides for mandatory indemnification of our directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's Certificate of Incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to us and our stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us for acts of omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into Indemnification Agreements with our officers and directors, a form of which is attached as Exhibit 10.1 hereto and incorporated herein by reference. The Indemnification Agreements provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. Reference is made to Section 7 of the Underwriting Agreement filed as Exhibit 1.1 hereto, indemnifying officers and directors of the Registrant against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Since March 8, 1996, the Registrant's predecessor company has issued and sold the following securities (which numbers do not reflect either the one for two and one-half exchange effected in connection with our reincorporation into Delaware the 1-for-1.6 reverse stock split effected in December 1998 or the 2-for-1 stock split to be effected May 7, 1999).

 (1) On August 28, 1996, Registrant sold and issued an aggregate of 4,100,000 shares of Series A preferred stock, at a purchase price of $0.10 per share, for cash in the aggregate amount of $410,000 to a group of investors pursuant to a Series A preferred stock Purchase Agreement.

 (2) On March 14, 1997, Registrant sold and issued an aggregate of 2,000,000 shares of Series B preferred stock, at a purchase price of $0.30 per share, for cash in the aggregate of $600,000 to a group of investors pursuant to a Series B preferred stock Purchase Agreement.

 (3) On April 30, 1997, Registrant terminated a joint venture agreement with DSK, Inc. by issuing 2,000,000 shares of Series B preferred stock.

 (4) On August 7, 1997, Registrant issued promissory notes in the principal amount of $989,000 and warrants to acquire 1,979,804 shares of Series B preferred stock at $0.50 per share. On December 31, 1997, Registrant entered into exchange agreements with the noteholders. Pursuant to the exchange agreements, the above notes, accrued interest of $21,200 and the related warrants were exchanged for (i) 2,527,640 shares of Series B preferred stock and (ii) warrants to acquire 494,951 shares of Series B preferred stock at $0.50 per share.

 (5) On May 11, 1998, Registrant sold and issued an aggregate of 8,012,000 shares of Series C preferred stock, at a weighted-average purchase price of $0.48 per share, for cash in the aggregate amount of $3,882,400 to a group of investors pursuant to a Series C preferred stock Purchase Agreement.

 (6) On June 30, 1998, Registrant issued promissory notes, in the principal amount of $7,000,000, convertible into Series D preferred stock (the "Series D Notes") to a group of investors pursuant to a Note Purchase Agreement. On July 15, 1998, Registrant sold and issued an aggregate of 8,461,538 shares of Series D preferred stock, at a purchase price of $1.30 per share, for cash and cancellation of indebtedness in the aggregate amount of $10,999,999.40 to a group of investors pursuant to a Series D preferred stock Purchase Agreement. All of the Series D Notes were converted into shares of Series D preferred stock on July 15, 1998.

 (7) On September 4, 1998, Registrant sold and issued an aggregate of 1,628,000 shares of Series E preferred stock, at a purchase price of $2.50 per share, for cash in the aggregate amount of $4,070,000 to a group of investors pursuant to a Series E preferred stock Purchase Agreement. In addition, the Registrant issued 7,100 shares of Series E Preferred in consideration for placement agent services.

 (8) As of October 31, 1998, Registrant has sold and issued 2,086,482 shares of our common stock for an aggregate purchase price of $68,288 to employees, directors and consultants pursuant to direct issuances and to exercises of options under our 1996 and 1997 Stock Option Plans and non-plan options.

 (9) During May 1998, Registrant issued warrants for 15,000 shares of common stock, with an exercise price of $.50 per share, to Jerry Weissman at Power Presentations for services to the Company. During the same time period, Registrant issued warrants for 24,375 shares of common stock, with an exercise price of $1.00 per share, to DEF Public Relations, Heidrich & Struggles and Greg Moyer at Flying Beyond for services to us.

(10) During May 1998, Registrant issued warrants, in connection with various financing arrangements, to purchase 90,000 shares of common stock, with a weighted-average exercise price of $1.15 per share to Transamerica and 5,000 warrants of Series D preferred stock, with an exercise price of $1.00 per share to Silicon Valley Bank.

(11) In July 1998, Registrant sold and issued warrants for 35,000 shares of our common stock, at an exercise price of $1.30 per share, to Primus Technology for services in connection with developing Registrant's Asian business opportunities. During the same time period, Registrant issued warrants for 10,000 shares of common stock, at a purchase price of $1.30 per share, for cash in the aggregate amount of $500 to Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

(12) In September 1998, Registrant issued warrants to purchase 100,000 shares of common stock in connection with a financing arrangement, to TransAmerica Business Credit Corporation. The exercise price for 50,000 shares is equal to $2.50 per share and the exercise price for the remaining 50,000 shares is equal to 80% of the price of this offering or, if this offering is not completed, 80% of the price of the next equity financing.

(13) In October 1998, we issued warrants with an exercise price equal to $4.00 per share to purchase 26,250 shares to various consultants in connection with the construction of our new Internet service exchange.

(14) In December 1998, we issued a warrant to purchase 100,000 shares of common stock in connection with a real estate lease to Forest City Enterprises, L.L.C. at an exercise price of $10.00 per share (the share numbers and exercise price reflect the exchange and reverse stock split).

(15) In November 1998, David K. Small exercised options to purchase 15,625 shares of our common stock for an aggregate purchase price of $1,875 (the share numbers and exercise price reflect the exchange and reverse stock split).

The sale of the above securities was deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or transactions pursuant to compensation benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and now with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

  EXHIBIT NO.                          DESCRIPTION
  -----------                          -----------
   1.1(5)      Form of Underwriting Agreement.
   3.1(1)      Third Amended and Restated Certificate of Incorporation.
   3.5(1)      Bylaws of Registrant.
   4.2(1)      Form of Registrant's Common Stock Certificate.
   4.3(1)      Amended and Restated Investors' Rights Agreement dated
               September 4, 1998.
   4.4(a)(1)   Stock Subscription Warrant No. 1 to purchase shares of
               Common Stock of Registrant issued to Transamerica Business
               Credit Corporation.
   4.4(b)(1)   Stock Subscription Warrant No. 2 to purchase shares of
               Common Stock of Registrant issued to Transamerica Business
               Credit Corporation.
   4.4(c)(1)   Stock Subscription Warrant No. 3 to purchase shares of
               Common Stock of Registrant issued to Transamerica Business
               Credit Corporation (see Exhibit No. 10.28).
   4.4(d)(1)   Stock Subscription Warrant No. 4 to purchase shares of
               Common Stock of Registrant issued to Transamerica Business
               Credit Corporation (see Exhibit No. 10.28).
   4.5(1)      Warrants to purchase shares of Series D Preferred Stock of
               Registrant issued to Silicon Valley Bank.
   4.6(1)      Form of Warrant to purchase shares of Common Stock of
               Registrant.

  EXHIBIT NO.                          DESCRIPTION
  -----------                          -----------
   5.1(5)      Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
               Hachigian, LLP ("Gunderson Dettmer").
  10.1(1)      Form of Indemnification Agreement entered into by Registrant with each of our directors and executive officers.
  10.2(1)      1996 Stock Option Plan.
  10.3(1)      1997 Stock Option Plan.
  10.4(1)      1998 Stock Incentive Plan.
  10.5(1)      1998 Employee Stock Purchase Plan.
  10.6(1)      Employment Agreement between Registrant and Warren J.
               Kaplan.
  10.7(1)      Employment Agreement between Registrant and Sherman Tuan.
  10.8(1)      Employment Agreement between Registrant and David Rand.
  10.9(1)      Stock Option Agreement between Registrant and Warren J.
               Kaplan.
  10.10(1)     Technology Agreement between Registrant and David Rand.
  10.11(1)     Lease Equipment Agreement between Registrant and Cisco
               Systems Capital Corporation.
  10.12(1)     Loan and Security Agreement between Registrant and Silicon
               Valley Bank.
  10.13(1)     Master Loan and Security Agreements between Registrant and
               Transamerica Business Credit Corporation.
  10.14(1)     Promissory Note by Registrant to Transamerica Business
               Credit Corporation.
  10.15(1)     Office Lease between 50 West San Fernando Associates and
               Registrant dated May 15, 1996 (San Jose Office, 10th Floor).
  10.16(1)     First Amendment to Lease Agreement between 50 West San
               Fernando Associates and Registrant, dated December 12, 1996
               (San Jose Office, 10th Floor).
  10.17(1)     Second Amendment to Lease between 50 West San Fernando
               Associates and Registrant, dated February 23, 1998 (San Jose
               Office, 10th Floor).
  10.18(1)     Office Lease between 50 West San Fernando Associates and
               Registrant, dated May 15, 1996 (San Jose Office, 18th
               Floor).
  10.19(1)     First Amendment to Lease Agreement between 50 West San
               Fernando Associates and Registrant, dated December 12, 1996
               (San Jose Office, 18th Floor).
  10.20(1)     Second Amendment to Lease between 50 West San Fernando
               Associates and Registrant, dated February 24, 1998 (San Jose
               Office, 18th Floor).
  10.21(1)     Consent of Landlord between Registrant and Halcyon Software
               California Inc., dated March 31, 1998 (San Jose Office,
               Suite 1012).
  10.22(1)     Consent of Landlord between 50 West San Fernando Associates and KPMG Peat Marwick LLP, dated April 6, 1998 and April 12,
               1998 (Registrant sublease from KPMG Peat Marwick LLP, San
               Jose Office, 10th Floor).
  10.23(1)     Sublease between KPMG Peat Marwick (USA) LLP and Registrant, dated March 13, 1998 (Registrant sublease from KPMG Peat
               Marwick LLP (USA), San Jose Office, 10th Floor).
  10.24(1)     Deed of Lease between Gosnell Properties, Inc. and
               Registrant dated September 3, 1997 (Suite B-290, Vienna,
               VA/"D.C.").
  10.25(1)     Deed of Lease between Gosnell Properties, Inc. and
               Registrant dated January 30, 1998 (Suite 110, Vienna,
               VA/"D.C.").
  10.26(1)     [New York lease]
  10.27(1)(3)  Fiber Optic Private Network Agreement Product Order between
               Metromedia Fiber Network Services, Inc. and Registrant,
               dated September 1, 1998.
  10.28(1)     Amended and Restated Master Loan and Security Agreement
               between Registrant and Transamerica Business Credit
               Corporation.
  10.29(1)     Loan Modification Agreement between Registrant and Silicon
               Valley Bank dated as of October 26, 1998.
  10.30(1)     Lease by and between F.C. Pavilion, L.L.C. and Registrant
               dated as of December 4, 1998.

  EXHIBIT NO.                          DESCRIPTION
  -----------                          -----------
  10.31(2)(3)  Atlantic Crossing/AC-1 Submarine Cable System Capacity
               Purchase Agreement, dated December 23, 1998, by and between
               Atlantic Crossing LTD, a Bermuda corporation, and AboveNet.
  10.32(2)(3)  Atlantic Crossing/AC-1 Submarine Cable System Capacity
               Indefeasible Right of Use Agreement in Inland Capacity
               (United Kingdom), dated December 23, 1998, by and between GT
               U.K. LTD and AboveNet.
  10.33(2)(3)  Atlantic Crossing/AC-1 Submarine Cable System Indefeasible
               Right of Use 1.1 Agreement in Inland Capacity (United
               States), dated December 23, 1998, by and between GT U.K. LTD and AboveNet.
  10.34        Letter Agreement by and between Global Crossing Ltd. and
               Registrant, dated March 23, 1999.(4)
  10.35        Agreement of Lease between 111 Eighth Avenue LLC and
               Registrant, dated January, 1999 (Registrant lease from 111
               Eighth Avenue LLC portion of 2nd Floor, 111 Eighth Ave., New
               York, NY).
  10.36        Shareholders Agreement by and between Raiffeisen
               Rechenzentrum Ges. m.b.H and Registrant, dated March 8,
               1999.(4)
  10.37        Cooperation Agreement, by and between Registrant and
               AboveNet Deutschland GmbH, dated March 25, 1999.(4)
  10.38        Shareholder Agreement relating to AboveNet UK Limited, by
               and between Registrant, Mr. W. Dobbie and Mr. A. MacSween
               and AboveNet UK Limited, dated March, 1999.(4)
  16.1(1)      Letter Regarding Change in Certifying Accountants.
  23.1(5)      Consent of Gunderson Dettmer (included in Exhibit 5.1).
  23.2         Consent of Deloitte & Touche LLP, Independent Accountants.
  23.3         Independent Auditors' Report on Schedule.
  27.1(5)      Financial data schedule.
  99.1(1)      Consent of Forrester Research, Inc.
  99.2(1)      Consent of International Data Corporation.

-------------------------
(1) Incorporated by reference to the Company's Registration Statement on Form S-1 (No. 333-63141) originally filed with the Securities and Exchange Commission on September 10, 1998.

(2) Incorporated by reference to the Company's filing on Form 10-Q filed with the Securities and Exchange Commission on February 11, 1999

(3) Confidential treatment granted as to certain portions of exhibit.

(4) Confidential treatment requested as to certain portions of exhibit.

(5) To be filed by amendment.

(b) Financial Statement Schedule

  (i) Schedule II. Valuation and Qualifying Accounts.

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable.

ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Registrant's Restated Certificate of Incorporation, the Registrant's Bylaws, and Registrant's indemnification agreements or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement on Form S-1 to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 7th day of April 1999.

                                          ABOVENET COMMUNICATIONS INC.

                                          By:       /s/ SHERMAN TUAN
                                            ------------------------------------
                                                        Sherman Tuan
                                                 Chairman of the Board and
                                                  Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Warren J. Kaplan, Sherman Tuan and David F. Larson, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all others documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

               NAME AND SIGNATURE                                 TITLE                       DATE
               ------------------                                 -----                       ----

                /s/ SHERMAN TUAN                     Chairman of the Board and Chief     April 7, 1999
------------------------------------------------      Executive Officer (Principal
                  Sherman Tuan                       Executive Officer) and Director

              /s/ DAVID F. LARSON                    Senior Vice President and Chief     April 7, 1999
------------------------------------------------      Financial Officer (Principal
                David F. Larson                            Financial Officer)

               /s/ KEVIN HOURIGAN                   Vice President Finance (Principal    April 7, 1999
------------------------------------------------           Accounting Officer)
                 Kevin Hourigan

            /s/ PETER C. CHEN, PH.D.                   Vice Chairman of the Board        April 7, 1999
------------------------------------------------
              Peter C. Chen, Ph.D.

              /s/ WARREN J. KAPLAN                 President, Chief Operating Officer    April 7, 1999
------------------------------------------------              and Director
                Warren J. Kaplan

            /s/ ROBERT A. BURGELMAN                             Director                 April 7, 1999
------------------------------------------------
              Robert A. Burgelman

               /s/ FRANK R. KLINE                               Director                 April 7, 1999
------------------------------------------------
                 Frank R. Kline

               NAME AND SIGNATURE                                 TITLE                       DATE
               ------------------                                 -----                       ----
                 /s/ JAMES SHA                                  Director                 April 7, 1999
------------------------------------------------
                   James Sha

              /s/ TOM SHAO, PH.D.                               Director                 April 7, 1999
------------------------------------------------
                Tom Shao, Ph.D.

              /s/ KIMBALL W. SMALL                              Director                 April 7, 1999
------------------------------------------------
                Kimball W. Small

               /s/ FRED A. VIERRA                               Director                 April 7, 1999
------------------------------------------------
                 Fred A. Vierra

                                                                     SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS

                                                 BALANCE AT     CHARGED TO                   BALANCE AT
                                                BEGINNING OF     COST AND     DEDUCTIONS/      END OF
                                                   PERIOD        EXPENSES      WRITE-OFF       PERIOD
                                                ------------    ----------    -----------    ----------
PERIOD FROM MARCH 8, 1996 (INCEPTION)
  TO JUNE 30, 1996
  Accounts receivable allowance...............    $    --        $    --        $    --       $    --
YEAR ENDED JUNE 30, 1997
  Accounts receivable allowance...............    $    --        $15,000        $    --       $15,000
YEAR ENDED JUNE 30, 1998
  Accounts receivable allowance...............    $15,000        $58,787        $13,787       $60,000

                                 EXHIBIT INDEX

  EXHIBIT                                                                  SEQUENTIALLY
  NUMBER                       DESCRIPTION OF DOCUMENT                     NUMBERED PAGE
-----------                    -----------------------                     -------------
 1.1(5)      Form of Underwriting Agreement.
 3.1(1)      Third Amended and Restated Certificate of Incorporation.
 3.5(1)      Bylaws of Registrant.
 4.2(1)      Form of Registrant's Common Stock Certificate.
 4.3(1)      Amended and Restated Investors' Rights Agreement dated
             September 4, 1998.
 4.4(a)(1)   Stock Subscription Warrant No. 1 to purchase shares of
             Common Stock of Registrant issued to Transamerica Business
             Credit Corporation.
 4.4(b)(1)   Stock Subscription Warrant No. 2 to purchase shares of
             Common Stock of Registrant issued to Transamerica Business
             Credit Corporation.
 4.4(c)(1)   Stock Subscription Warrant No. 3 to purchase shares of
             Common Stock of Registrant issued to Transamerica Business
             Credit Corporation (see Exhibit No. 10.28).
 4.4(d)(1)   Stock Subscription Warrant No. 4 to purchase shares of
             Common Stock of Registrant issued to Transamerica Business
             Credit Corporation (see Exhibit No. 10.28).
 4.5(1)      Warrants to purchase shares of Series D Preferred Stock of the Registrant issued to Silicon Valley Bank.
 4.6(1)      Form of Warrant to purchase shares of Common Stock of the
             Registrant.
 5.1(5)      Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
             Hachigian, LLP ("Gunderson Dettmer").
10.1(1)      Form of Indemnification Agreement entered into by Registrant with each of our directors and executive officers.
10.2(1)      1996 Stock Option Plan.
10.3(1)      1997 Stock Option Plan.
10.4(1)      1998 Stock Incentive Plan.
10.5(1)      1998 Employee Stock Purchase Plan.
10.6(1)      Employment Agreement between the Registrant and Warren J.
             Kaplan.
10.7(1)      Employment Agreement between the Registrant and Sherman
             Tuan.
10.8(1)      Employment Agreement between the Registrant and David Rand.
10.9(1)      Stock Option Agreement between the Registrant and Warren J.
             Kaplan.
10.10(1)     Technology Agreement between the Registrant and David Rand.
10.11(1)     Lease Equipment Agreement between Registrant and Cisco
             Systems Capital Corporation.
10.12(1)     Loan and Security Agreement between the Registrant and
             Silicon Valley Bank.
10.13(1)     Loan and Security Agreements between the Registrant and
             Transamerica Business Credit Corporation.
10.14(1)     Promissory Note by Registrant to Transamerica Business
             Credit Corporation.
10.15(1)     Office Lease between 50 West San Fernando Associates and
             Registrant dated May 15, 1996 (San Jose Office, 10th Floor).
10.16(1)     First Amendment to Lease Agreement between 50 West San
             Fernando Associates and Registrant, dated December 12, 1996
             (San Jose Office, 10th Floor).
10.17(1)     Second Amendment to Lease between 50 West San Fernando
             Associates and Registrant, dated February 23, 1998 (San Jose
             Office, 10th Floor).
10.18(1)     Office Lease between 50 West San Fernando Associates and
             Registrant, dated May 15, 1996 (San Jose Office, 18th
             Floor).

  EXHIBIT                                                                  SEQUENTIALLY
  NUMBER                       DESCRIPTION OF DOCUMENT                     NUMBERED PAGE
-----------                    -----------------------                     -------------
10.19(1)     First Amendment to Lease Agreement between 50 West San
             Fernando Associates and Registrant, dated December 12, 1996
             (San Jose Office, 18th Floor).
10.20(1)     Second Amendment to Lease between 50 West San Fernando
             Associates and Registrant, dated February 24, 1998 (San Jose
             Office, 18th Floor).
10.21(1)     Consent of Landlord between Registrant and Halcyon Software
             California Inc., dated March 31, 1998 (San Jose Office,
             Suite 1012).
10.22(1)     Consent of Landlord between 50 West San Fernando Associates and KPMG Peat Marwick LLP, dated April 6, 1998 and April 12,
             1998 (Registrant sublease from KPMG Peat Marwick LLP, San
             Jose Office, 10th Floor).
10.23(1)     Sublease between KPMG Peat Marwick (USA) LLP and Registrant, dated March 13, 1998 (Registrant sublease from KPMG Peat
             Marwick LLP (USA), San Jose Office, 10th Floor).
10.24(1)     Deed of Lease between Gosnell Properties, Inc. and
             Registrant dated September 3, 1997 (Suite B-290, Vienna,
             VA/"D.C.").
10.25(1)     Deed of Lease between Gosnell Properties, Inc. and
             Registrant dated January 30, 1998 (Suite 110, Vienna,
             VA/"D.C.").
10.26(1)     Network Access Agreement between Goodnet and Registrant
             dated June 11, 1996.
10.27(1)(3)  Fiber Optic Private Network Agreement Product Order between
             Metromedia Fiber Network Services, Inc. and Registrant,
             dated September 1, 1998.
10.28(1)     Amended and Restated Master Loan and Security Agreement
             between Registrant and Transamerica Business Credit
             Corporation.
10.29(1)     Loan Modification Agreement between Registrant and Silicon
             Valley Bank dated as of October 26, 1998.
10.30(1)     Lease by and between F.C. Pavilion, L.L.C. and Registrant
             dated December 4, 1998.
10.31(2)(3)  Atlantic Crossing/AC-1 Submarine Cable System Capacity
             Purchase Agreement, dated December 23, 1998, by and between
             Atlantic Crossing LTD, a Bermuda corporation, and AboveNet.
10.32(2)(3)  Atlantic Crossing/AC-1 Submarine Cable System Capacity
             Indefeasible Right of Use Agreement in Inland Capacity
             (United Kingdom), dated December 23, 1998, by and between GT
             U.K. LTD and AboveNet.
10.33(2)(3)  Atlantic Crossing/AC-1 Submarine Cable System Indefeasible
             Right of Use 1.1 Agreement in Inland Capacity (United
             States), dated December 23, 1998, by and between GT U.K. LTD and AboveNet.
10.34        Letter Agreement by and between Global Crossing Ltd. and
             Registrant, dated March 23, 1999.(4)
10.35        Agreement of Lease between 111 Eighth Avenue LLC and
             Registrant, dated January, 1999 (Registrant lease from 111
             Eighth Avenue LLC portion of 2nd Floor, 111 Eighth Ave., New
             York, NY).
10.36        Shareholders Agreement by and between Raiffeisen
             Rechenzentrum Ges. m.b.H and Registrant, dated March 8,
             1999.(4)
10.37        Cooperation Agreement, by and between Registrant and
             AboveNet Deutschland GmbH, dated March 25, 1999.(4)
10.38        Shareholder Agreement relating to AboveNet UK Limited, by
             and between Registrant, Mr. W. Dobbie and Mr. A. MacSween
             and AboveNet UK Limited, dated March, 1999.(4)
16.1(1)      Letter Regarding Change in Certifying Accountants.
23.1(5)      Consent of Gunderson Dettmer (included in Exhibit 5.1).

  EXHIBIT                                                                  SEQUENTIALLY
  NUMBER                       DESCRIPTION OF DOCUMENT                     NUMBERED PAGE
-----------                    -----------------------                     -------------
23.2         Consent of Deloitte & Touche LLP, Independent Accountants.
23.3         Independent Auditors' Report on Schedule.
27.1(5)      Financial data schedule.
99.1(1)      Consent of Forrester Research, Inc.
99.2(1)      Consent of International Data Corporation.

---------------
(1) Incorporated by reference to the Company's Registration Statement on Form S-1 (No. 333-63141) originally filed with the Securities and Exchange Commission on September 10, 1998.

(2) Incorporated by reference to the Company's filing on Form 10-Q filed with
    the Securities and Exchange Commission on November   , 1998.

(3) Confidential treatment granted as to certain portions of exhibit.

(4) Confidential treatment requested as to certain portions of exhibit.

(5) To be filed by amendment.